Execution Version
Exhibit 10.4

TERM LOAN CREDIT AND GUARANTY AGREEMENT
dated as of August 27, 2024
among
JETBLUE LOYALTY, LP
and
JETBLUE AIRWAYS CORPORATION,
as Borrowers,
JETBLUE LOYALTY, LTD.,
JETBLUE CAYMAN 1, LP,
JETBLUE CAYMAN 1, LTD.,
JETBLUE CAYMAN 2, LP
and
JETBLUE CAYMAN 2, LTD.,
as Guarantors,

THE LENDERS PARTY HERETO,
BARCLAYS BANK PLC,
as Administrative Agent,
BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA
as Joint Lead Arrangers, Joint Bookrunners and Co-Structuring Agents,
CITIBANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC., BNP PARIBAS SECURITIES CORP., BOFA SECURITIES, INC., NATIXIS, NEW YORK BRANCH and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Joint Lead Arrangers and Joint Bookrunners,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Administrator

(a)    If the Administrative Agent (x) notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 2.20 and held in trust for the benefit of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
84
(b)    Without limiting immediately preceding clause (a), each Lender, other Secured Party or any Person who has received funds on behalf of a Lender or other Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, other Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
84
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(c) Each Lender or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or other Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).	85
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or other Secured Party, to the rights and interests of such Lender or other Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 2.20 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
85
(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.	86
Each party’s obligations, agreements and waivers under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or other Secured Party, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.	86
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Section 8.1 Administration by Agents	136
Section 8.2 Rights of Administrative Agent and the Other Agents	138
Section 8.3 Liability of Agents	139
Section 8.4 Reimbursement and Indemnification	143
Section 8.5 Successor Agents	144
Section 8.6 Independent Lenders	146
Section 8.7 Advances and Payments	146
Section 8.8 Sharing of Setoffs	147
Section 8.9 Withholding Taxes	147
Section 8.10 Right to Realize on Collateral and Enforce Guarantee	148
Section 8.11 Intercreditor Agreements Govern	148
Section 8.12 Master Collateral Agent as Beneficiary	149
Section 8.13 Account Control Agreements. Notwithstanding anything herein to the contrary, the parties hereto agree that, if the Collateral Custodian and the Collateral Administrator are the same entity, then Account Control Agreements with respect to the Payment Account and the Reserve Account shall only be required if requested by the Administrative Agent.	149
Section 9. GUARANTY	149
Section 9.1 Guaranty	149
Section 9.2 No Impairment of Guaranty	151
Section 9.3 Continuation and Reinstatement, Etc	151
Section 9.4 Subrogation; Fraudulent Conveyance	151
Section 10. MISCELLANEOUS	152
Section 10.1 Notices	152
Section 10.2 Successors and Assigns	154
Section 10.3 Confidentiality	161
Section 10.4 Expenses; Indemnity; Damage Waiver	162
Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process	166
Section 10.6 No Waiver	167
Section 10.7 Extension of Maturity	167
Section 10.8 Amendments, Etc.	167
Section 10.9 Severability	173
Section 10.10 Headings	173
Section 10.11 Survival	173
Section 10.12 Execution in Counterparts; Integration; Effectiveness	174
Section 10.13 USA Patriot Act	174
Section 10.14 New Value	174
Section 10.15 WAIVER OF JURY TRIAL	175
Section 10.16 No Fiduciary Duty	175
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ANNEX A        LENDERS AND COMMITMENTS

EXHIBIT A         FORM OF COLLATERAL AGENCY AND ACCOUNTS AGREEMENT
EXHIBIT B         [RESERVED]
EXHIBIT C         FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D         FORM OF LOAN REQUEST
EXHIBIT E        FORM OF PAYMENT DATE STATEMENT
EXHIBIT F        FORM OF DIRECTION OF PAYMENT
EXHIBIT G-1        FORM OF HOLDINGS LICENSE
EXHIBIT G-2        FORM OF JETBLUE SUBLICENSE
EXHIBIT H        FORM OF MANAGEMENT AGREEMENT
EXHIBIT I        FORMS OF U.S. TAX COMPLIANCE CERTIFICATE

SCHEDULE 1.01(a)    CONTRIBUTION AGREEMENTS
SCHEDULE 1.01(b)    INDIVIDUALS ELIGIBLE TO ACT AS INDEPENDENT DIRECTOR
SCHEDULE 3.14    TRUEBLUE AGREEMENTS

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TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of August 27, 2024, among JETBLUE LOYALTY, LP, an exempted limited partnership registered under the laws of the Cayman Islands (acting at all times through its general partner, JETBLUE LOYALTY, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Loyalty GP Co”)) (“Loyalty LP”), as co-borrower, JETBLUE AIRWAYS CORPORATION, a Delaware corporation, as co-borrower (“JetBlue” and together with Loyalty LP, the “Borrowers”), JETBLUE CAYMAN 1, LP, an exempted limited partnership registered under the laws of the Cayman Islands (acting at all times through its general partner, JETBLUE CAYMAN 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdings 1 GP Co”)) (“Holdings 1 LP”), JETBLUE CAYMAN 2, LP, an exempted limited partnership registered under the laws of the Cayman Islands (acting at all times through its general partner, JETBLUE CAYMAN 2, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdings 2 GP Co”)) (“Holdings 2 LP” and together with Holdings 1 LP, Loyalty GP Co, Holdings 1 GP Co and Holdings 2 GP Co, each as guarantors), each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), BARCLAYS BANK PLC, as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral administrator (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Administrator”).
INTRODUCTORY STATEMENT
The Borrowers have applied to the Lenders for a term loan facility of $765,000,000 as set forth herein.
The proceeds of the Term Loans will be used (a) to pay related transaction costs, fees and expenses, (b) to fund the Reserve Account (as defined below) and (c) for Loyalty LP to make the JetBlue Intercompany Loan (as defined below) to JetBlue, which may be used by JetBlue and/or its subsidiaries for general corporate purposes.
Accordingly, the parties hereto hereby agree as follows:
Section 1.

DEFINITIONS
Section 1.1Defined Terms. Unless otherwise defined herein, terms defined in the Collateral Agency and Accounts Agreement shall have the same meaning when used herein (including in the introductory statement) notwithstanding any termination thereof. When used herein, the following terms shall have the following meanings:
“40 Act” shall mean the Investment Company Act of 1940, as amended.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Account Control Agreements” shall mean each multi-party security and control agreement (including the Collateral Agency and Accounts Agreement) entered into by any Grantor to satisfy the obligation of such Grantor as set forth in any Senior Secured Debt Document, the Master Collateral Agent or the Collateral Administrator, as applicable, and a financial institution which maintains one or more Deposit Accounts or Securities Accounts of such Grantor that have been pledged as Collateral hereunder or under the Collateral Documents or under any other Loan Document, in each case giving the Master Collateral Agent or Collateral Administrator, as applicable, “control” (as defined in Section 9-104 or 9-106 of the UCC) over the applicable account and in form and substance reasonably satisfactory to the Collateral Controlling Party and the Collateral Administrator, as applicable, and the Master Collateral Agent.
“Administration Agreement” shall mean each of (a) the administration agreement, dated on or about the Closing Date, among Loyalty LP, Loyalty GP Co and the Administrator and (b) the administration or services agreement, dated on or about the Closing Date, between JetBlue and the Administrator and relating to the provision by the Administrator of certain corporate administration services to Holdings 1 LP, Holdings 2 LP, Holdings 1 GP Co and Holdings 2 GP Co.
“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.
“Administrative Agent Fee Letter” shall have the meaning set forth in Section 2.19.
“Administrator” shall mean Appleby Global Services (Cayman) Limited in its capacity as administrator or service provider (as applicable) under each Administration Agreement.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”), if the Controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Controlled Person, whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of any Borrower or any Guarantor.
“Agents” shall mean each of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the funding of the Initial Term Loans, the aggregate amount of such Lender’s Term Loan Commitments at such time and (b) thereafter the sum of, (i) the aggregate then-outstanding principal amount of such Lender’s Term Loans and (ii) the aggregate amount of such Lender’s Term Loan Commitments with respect to each Class of Term Loans (if any) then in effect.
“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” shall mean this Term Loan Credit and Guaranty Agreement.
“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“All-in Yield” shall mean as to any debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, Term SOFR Reference Rate or Alternate Base Rate or otherwise (and disregarding any Floor), in each case, incurred or payable by the Borrowers generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to an interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude any structuring, ticking, unused line, commitment, amendment, consent, underwriting, syndication and arranger fees, other similar fees and other fees not generally paid to all lenders and, if applicable, consent fees paid generally to consenting lenders.
“Allocation Date” has the meaning set forth in the Collateral Agency and Accounts Agreement.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided, in no event shall the Alternate Base Rate be less than the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of the United States applicable to JetBlue or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.
“Applicable Law” shall have the meaning given such term in Section 10.13.

“Applicable Margin” shall mean a rate per annum equal to 5.50% (provided that when used in connection with the Alternate Base Rate “Applicable Margin” shall mean a rate per annum equal to 4.50%).
“Applicable Trigger Event” shall mean:
(a)any optional prepayment of the Term Loans or any mandatory prepayment under clauses (a) or (e) of Section 2.12 of all, or any part, of the principal balance of any Term Loan (including any distribution in respect of the Term Loans and any refinancing thereof), in each case, whether in whole or in part and whether before or after the occurrence of an Event of Default or the commencement of any institution of any proceeding under any Bankruptcy Law, and notwithstanding any acceleration (for any reason) of the Obligations; or
(b)the acceleration of the Obligations for any other reason, including, but not limited to, as a result of the commencement of any institution of any proceeding under any Bankruptcy Law.
For the avoidance of doubt, any prepayment as a result of an Early Amortization Event (including pursuant to Section 2.10(b)(viii)) shall not constitute an “Applicable Trigger Event”.
“Appraisal” shall mean an appraisal of the value of the Collateral by an Approved Appraisal Firm delivered by the Borrowers to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent pursuant to Section 5.22.
“Approved Appraisal Firm” shall mean each of MBA Aviation, BDO, BK Associates, Inc. and Duff & Phelps, LLC.
“Approved Fund” shall have the meaning given such term in Section 10.02(b).
“Approved Independent Director List” shall mean the list of no fewer than four (4) individuals that are eligible to act as an Independent Director for a GP Co attached hereto as Schedule 1.01(c), which may be updated from time to time by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) by providing written notice to the Borrowers; provided that, with respect to the initial list attached hereto as Schedule 1.01(c) and any updates thereto made by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) thereafter, the relevant GP Co may, upon providing thirty (30) days’ prior written notice to the Master Collateral Agent, reject up to two (2) listed individuals for any reason, and the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may thereafter amend the list to replace such individuals; provided further that in all cases, the Approved Independent Director List shall only include individuals who satisfy the Independent Director Criteria.
“Approved Replacement Independent Director” shall mean, at any time, each individual listed on the Approved Independent Director List at such time; provided that if the ordinary shareholder(s) of a GP Co reasonably disagrees that any of the individuals listed on the Approved Independent Director List (a) satisfy clause (c) in the definition of the Independent Director Criteria or (b) are willing to act as Independent Director at a compensation level reasonably customary for directors of this type (it being agreed that the compensation level commensurate with that of the Independent Director the vacancy of which is being filled shall be deemed reasonably customary), then the GP Co (or the GP Co (acting at the direction of the ordinary shareholder(s) of the relevant GP Co), with the consent of the Master Collateral Agent (acting at the direction of the Collateral Controlling Party)) may appoint any other Person who meets the Independent Director Criteria as a replacement Independent Director.
“ARB Indebtedness” shall mean, with respect to JetBlue or any of its Subsidiaries, without duplication, all Indebtedness or obligations of JetBlue or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state Taxes.
“Assigned Agreements” shall mean, at any time, collectively, (a) the Closing Date Assigned Agreements and (b) each other TrueBlue Agreement (other than the Intercompany Agreements) (i) the terms of which permit JetBlue to assign all of its rights, title and interest in, to and under (but not its obligations under) such TrueBlue Agreement to Loyalty LP or (ii) for which JetBlue has obtained the counterparty’s consent to effect the assignment to Loyalty LP described in the preceding clause (i).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.
“Assumption Motion” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“Assumption Order” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“Available Funds” shall mean, with respect to any Payment Date, collectively, (a) any amounts transferred from the Collection Account to the Payment Account on or prior to such Payment Date pursuant to the Collateral Agency and Accounts Agreement, (b) any amounts transferred to the Payment Account from the Reserve Account for application on such Payment Date and (c) any other amounts deposited into the Payment Account by or on behalf of any Borrower on or prior to such Payment Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Court” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy, winding-up, liquidation (including provisional liquidation), restructuring, reorganization, foreclosure, arrangement or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, liquidator, provisional liquidator, restructuring officer (including an interim restructuring officer) or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, restructuring, arrangement, adjustment, winding-up, liquidation (including provisional liquidation), dissolution, composition or other debtor relief, including, without limitation, Part V and sections 86-88 (inclusive) of the Companies Act (as amended) of the Cayman Islands and the Companies Winding Up Rules (as amended) of the Cayman Islands and any bankruptcy, insolvency, winding up, liquidation (including provisional liquidation), restructuring, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.

“Barclays Co-Branded Agreement” shall mean that certain Amended and Restated Co-Branded Credit Card Agreement, dated as of June 18, 2021, by and between JetBlue and Barclays Bank Delaware, as amended by Amendment No. 1 to Amended and Restated Co-Branded Credit Card Agreement, dated as of May 18, 2023, Amendment No. 2 to Amended and Restated Co-Branded Credit Card Agreement, dated as of April 3, 2024, and Amendment No. 3 to Amended and Restated Co-Branded Credit Card Agreement, dated as of May 4, 2024, and as further amended, supplemented or otherwise modified from time to time, including, without limitation, by the Barclays Consent.
“Barclays Consent” means that certain Loyalty Partner Consent to Assignment and Pledge, dated as of the Closing Date, by and among Barclays Bank Delaware, JetBlue, Loyalty LP and the related acknowledgment by the Master Collateral Agent attached thereto.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR;
(c)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”) timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(d)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(e)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(f)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” shall mean, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean:
(a)with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;
(g)with respect to a partnership or exempted limited partnership, the board of directors of the general partner of the partnership;
(h)with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and
(i)with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing” shall mean the incurrence of a single Class of Term Loans made from all the applicable Lenders on a single date.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Wilmington, Delaware or such other domestic city in which the Corporate Trust Office of the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent or the Depositary is located (in each case, as set forth in

Section 10.01(a) hereof or Section 6.7(a) of the Collateral Agency and Accounts Agreement, as such locations may be updated from time to time) are required or authorized to remain closed; provided, that, when used in connection with the borrowing or repayment of a SOFR Term Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Capital Markets Offering” shall mean any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).
“Cash Bond” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“Cash Equivalents” shall mean:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(j)direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or Fitch or A-3 (or the equivalent thereof) from Moody’s;
(k)obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;
(l)investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or Fitch or P-2 (or the equivalent thereof) from Moody’s;
(m)investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits, demand deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;
(n)fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(o)Investments in money in an investment company registered under the 40 Act, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (a) through (f) above. This could include, but is not limited to money market funds or short-term and intermediate bonds funds;
(p)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the 40 Act, (ii) are rated AAA (or the equivalent thereof) by S&P or Fitch or Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(q)deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;
(r)securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- (or the equivalent thereof) from S&P or Fitch or A-3 (or the equivalent thereof) from Moody’s; and
(s)any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.
“Cayman Security Assignment Deeds” shall mean (a) the Cayman Islands law governed security assignment deed, dated the Closing Date, over the GP Interest and LP Interest in Loyalty LP, among Loyalty GP Co, Holdings 2 LP and the Master Collateral Agent, (b) the Cayman Islands law governed security assignment deed, dated the Closing Date, over the GP Interest and LP Interest in Holdings 2 LP, among Holdings 2 GP Co, Holdings 1 LP and the Master Collateral Agent and (c) the Cayman Islands law governed security assignment deed, dated the Closing Date, over the GP Interest and LP Interest in Holdings 1 LP, among Holdings 1 GP Co, JetBlue and the Master Collateral Agent, each for the benefit of the Secured Parties.
“Cayman Share Mortgages” shall mean (a) the Cayman Islands law governed equitable mortgage over shares in Loyalty GP Co, dated the Closing Date, between Holdings 2 GP Co and the Master Collateral Agent, (b) the Cayman Islands law governed equitable mortgage over shares in Holdings 2 GP Co, dated the Closing Date, between Holdings 1 GP Co and the Master Collateral Agent and (c) the Cayman Islands law governed equitable mortgage over shares in Holdings 1 GP Co, dated the Closing Date, between JetBlue and the Master Collateral Agent, each for the benefit of the Secured Parties.
“CFC” shall mean “controlled foreign corporation” within the meaning of Section 957(a) of the Code; provided that no SPV Party shall be considered to be a CFC.
“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United

States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender through which Term Loans are issued or maintained or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Term Loan or Borrowing, shall refer to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans or Incremental Term Loans that are not Initial Term Loans.
“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.
“Closing Date Assigned Agreements” shall mean (a) the Barclays Co-Branded Agreement and (b) the Mastercard Co-Branded Agreement.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean the assets and properties of the Grantors upon which Liens have been granted to the Master Collateral Agent or the Collateral Administrator to secure the Senior Secured Debt Obligations, including without limitation all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document or otherwise constituting Excluded Property.
“Collateral Administrator” shall have the meaning set forth in the first paragraph of this Agreement.
“Collateral Administrator and Master Collateral Agent Fee Letter” shall have the meaning set forth in Section 2.19.
“Collateral Agency and Accounts Agreement” shall mean that certain Collateral Agency and Accounts Agreement dated as of the Closing Date, among the Borrowers, each Grantor from time to time party thereto, the Depositary, the Collateral Administrator, each other Senior Secured Debt Representative (as defined therein) from time to time party thereto and the Master Collateral Agent, substantially in the form attached as Exhibit A.
“Collateral Custodian” shall mean Wilmington Trust, National Association, as account bank with respect to the Payment Account and the Reserve Account, together with its permitted successors and assigns in such capacity.

“Collateral Documents” shall mean, collectively, this Agreement, any Account Control Agreements, the Security Agreement, the Parent Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages, the Cayman Security Assignment Deeds and other agreements, instruments or documents that create or purport to create a Lien in favor of the Master Collateral Agent or the Collateral Administrator for the benefit of the Secured Parties, in each case, as may be amended and restated from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.
“Collateral Sale” shall mean the Disposition of any Collateral.
“Collection Account” shall mean the account of Loyalty LP held at the Depositary with the account name “Jetblue Loyalty Collection Acct” that is established and maintained at the New York office of the Depositary and under the control of the Master Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.
“Collections” shall mean, with respect to any Quarterly Reporting Period, the aggregate amount of Transaction Revenues deposited in the Collection Account during such Quarterly Reporting Period. For the avoidance of doubt, (a) Permitted Deposit Amounts and (b) any other funds in the Collection Account not constituting Transaction Revenues shall not constitute Collections.
“Contingent Payment Event” shall mean any indemnity, termination payment or liquidated damages under a TrueBlue Agreement, an IP Agreement or an Intercompany Agreement.
“Contribution Agreements” shall mean each of the agreements set forth on Schedule 1.01(a) and each other contribution, assignment or transfer agreement entered into after the Closing Date pursuant to which JetBlue (or such other applicable assignor) contributes, assigns or transfers, directly or indirectly, to Loyalty LP, (a) all of JetBlue’s rights, title and interest in and to the TrueBlue Intellectual Property owned or purported to be owned, or later developed (and owned) or acquired, by JetBlue, (b) all of JetBlue’s rights, title and interest in, to and under (but not its obligations under) the TrueBlue Agreements that are Assigned Agreements from time to time, (c) with respect to each TrueBlue Agreement (other than Intercompany Agreements) that is not an Assigned Agreement, (i) all of JetBlue’s rights to receive payments under or with respect to each such TrueBlue Agreement and all payments due and to become due thereunder, (ii) all of JetBlue’s present and future “accounts”, “payment intangibles” and “general intangibles” (as each such term is defined in the UCC in effect from time to time in the State of New York) arising under each such TrueBlue Agreement and (iii) all of JetBlue’s enforcement rights with respect to such payments and such “accounts”, “payment intangibles” and “general intangibles” under each such TrueBlue Agreement; provided, however, that in the case of clauses (ii) and (iii) such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights shall be contributed, assigned or transferred only to the extent they are permitted to be contributed, assigned or transferred pursuant to the terms of the relevant TrueBlue Agreement (or any other agreement between JetBlue and the counterparty to such TrueBlue Agreement) or, if such contribution, assignment or transfer is not permitted pursuant to the terms of the relevant TrueBlue Agreement (or such other agreement), then to the extent such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights may be contributed, assigned or transferred notwithstanding the terms of such TrueBlue Agreement pursuant to the applicable provisions of the UCC (including, without limitation, Sections 9-406 and 9-408) of any relevant jurisdiction, and (d) all of JetBlue’s rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, the TrueBlue Program or any other customer loyalty points program or any similar customer loyalty program (other than with respect to a Permitted Acquisition Loyalty Program), provided, however, that to the extent the rights in this clause (d) include rights under or associated with existing contracts and agreements with third parties unaffiliated with JetBlue and the contribution of such rights would violate the terms of such contracts and agreements then such rights under or associated with such contracts and agreements are excluded (clauses (a) through (d), collectively, the “Contributed Property”).
“Corporate Trust Office” shall be at the address of the Collateral Administrator specified in Section 10.01(a), or such other address as the Collateral Administrator may designate from time to time by notice to the Lenders and the Borrowers.
“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning set forth in Section 10.20.
“CP Excess Proceeds” shall have the meaning set forth in Section 2.12(d).
“CS Excess Proceeds” shall have the meaning set forth in Section 2.12(c).
“CS Threshold Amount” shall have the meaning set forth in Section 2.12(c).
“Cure Amounts” shall have the meaning set forth in Section 2.24.
“Currency” shall mean miles, points and/or other units that are a medium of exchange constituting a convertible, virtual and private currency that is tradable property and that can be sold or issued to persons.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Data Protection Laws” shall mean all laws, rules and regulations applicable to each applicable Borrower, Guarantor or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.
“Day Count Fraction” shall mean, the number of days elapsed in such period on a 30/360 basis (or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year).
“Debtors” shall have the meaning set forth in the definition of “JetBlue Case Milestones”.
“Debt Service Coverage Ratio (Senior Debt)” shall mean, with respect to any Determination Date, the ratio obtained by dividing (a) the sum (without duplication) of (i) the aggregate amount of Collections deposited to the Collection Account during the DSCR Measurement Period and (ii) Cure Amounts deposited to the Collection Account on or prior to such Determination Date (and which remain on deposit in the Collection Account on such Determination Date) by (b) the Semi-Annual Debt Service (Senior Debt) for such Determination Date; provided, however, that any amounts due during a Related Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Related Quarterly Reporting Period may at Loyalty LP’s option upon notice to the Master Collateral Agent and the Administrative Agent, be treated as if such amounts were on deposit in the Collection Account as of the end of such Related Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Debt Service Coverage Ratio (Senior Debt) calculation.
“Debt Service Coverage Ratio (Senior Debt and Junior Debt)” means, with respect to any Determination Date, the ratio obtained by dividing (a) the sum (without duplication) of (i) the aggregate amount of Collections deposited to the Collection Account during the DSCR Measurement Period and (ii) Cure Amounts deposited to the Collection Account during the DSCR Measurement Period (and which remain on deposit in the Collection Account) by (b) the Semi-Annual Debt Service (Senior Debt and Junior Debt) for such Determination Date; provided, however, that any amounts due during a Related Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Related Quarterly Reporting Period may at Loyalty LP’s option upon notice to the Master Collateral Agent and the Administrative Agent, be treated as if such amounts were on deposit in the Collection Account as of the end of such Related Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Debt Service Coverage Ratio (Senior Debt and Junior Debt) calculation.
“Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Debt Service Coverage Ratio (Senior Debt) is not less than: (a) for the Determination Dates in December 2024, March 2025 and June 2025, 1.25 to 1.00; (b) for the Determination

Dates in September 2025, December 2025, March 2026 and June 2026, 1.50 to 1.00 and (c) for any Determination Date thereafter, 1.75 to 1.00; provided that for the avoidance of doubt, the Debt Service Coverage Ratio Test shall be deemed to be satisfied on the Determination Date occurring in September 2024.
“Declaration of Trust” means (a) the Declaration of Trust with respect to Loyalty GP Co by Walkers Fiduciary Limited, (b) the Declaration of Trust with respect to Holdings 1 GP Co by Walkers Fiduciary Limited, (c) the Declaration of Trust with respect to Holdings 2 GP Co by Walkers Fiduciary Limited and (d) any declaration of trust with respect to any other SPV Party formed or incorporated under the laws of the Cayman Islands and, in each case, with respect to which the Master Collateral Agent shall be appointed as a Proxy (as defined therein) pursuant to a Proxy Instrument (as defined therein). For the avoidance of doubt, references in this Indenture to Senior Secured Debt Documents pursuant to which the Master Collateral Agent “is a party or third party beneficiary” (or similar words of like effect) shall include the Declaration of Trust and Proxy Instrument.
“Deeds of Undertaking” shall mean (a) the deed of undertaking to be entered into on or about the Closing Date among Loyalty GP Co, Holdings 2 GP Co, the Master Collateral Agent and Walkers Fiduciary Limited, (b) the deed of undertaking to be entered into on or about the Closing Date among Holdings 2 GP Co, Holdings 1 GP Co, the Master Collateral Agent and Walkers Fiduciary Limited and (c) the deed of undertaking to be entered into on or about the Closing Date among Holdings 1 GP Co, JetBlue, the Master Collateral Agent and Walkers Fiduciary Limited.
“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, at any time, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid by it hereunder, to fund or pay (i) any portion of the Term Loans or (ii) any other amount required to be paid by it hereunder to the Administrative Agent or any other Lender (or its banking Affiliates), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) on or prior to the Closing Date, generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any other Lender or a Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such other Lender’s or the Borrowers’, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrowers and the Lenders.
“Default Interest” shall have the meaning specified in Section 2.08.
“Depositary” shall mean Wilmington Trust, National Association, in its capacity as Depositary under the Collateral Agency and Accounts Agreement.
“Determination Date” shall mean the third Business Day preceding each Payment Date.
“Direction of Payment” shall mean a notice to each counterparty of a TrueBlue Agreement (other than any Intercompany Agreement), substantially in the form of Exhibit F, which shall include instructions to such counterparties to pay all amounts due to JetBlue, Loyalty LP or any of their respective Affiliates under the applicable TrueBlue Agreement directly to the Collection Account.
“Director Services Agreements” shall mean (a) the independent director engagement letter agreement dated on or about the Closing Date among JetBlue, Loyalty GP Co and the independent director named therein, (b) the independent director engagement letter agreement dated on or about the Closing Date among Holdings 2 GP Co, the the independent director named therein and JetBlue and (c) the independent director engagement letter agreement dated on or about the Closing Date among Holdings 1 GP Co, the independent director named therein and JetBlue.
“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Lender” shall mean (a) those Persons who have been identified by JetBlue to the Administrative Agent in writing prior to or (with respect to any natural person) after the Closing Date, (b) any other Person that is or becomes a competitor of JetBlue or is a vendor or manufacturer in respect of JetBlue, in each case, identified by JetBlue to the Administrative Agent in writing prior to or after the Closing Date, including, in each case of clause (a) and (b), reasonably identifiable Affiliates thereof; provided that in no event will any supplement to the list of Disqualified Lenders after the Closing Date apply retroactively to disqualify any Person that has previously acquired an assignment or a participation interest in respect of the Term Loan Commitments and Term Loans in accordance herewith from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.
“Dollars” and “$” shall mean lawful money of the United States of America.
“DOT” shall mean the United States Department of Transportation and any successor thereto.
“DSCR Measurement Period” shall mean the Related Quarterly Reporting Period and the Quarterly Reporting Period immediately preceding the Related Quarterly Reporting Period.
“Early Amortization Cure” shall be deemed to occur on, (a) in the case of an Early Amortization Event that arises under clause (a) of the definition thereof, the earlier of (i) the date Cure Amounts related to the Early Amortization Event have been deposited to the Collection Account and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Debt Service Coverage Ratio has been satisfied, (b) in the case of an Early Amortization Event that arises under clause (b) of the definition thereof, the date on which the LTV Ratio (Senior Debt) is less than or equal to 57.5%, (c) in the case of an Early Amortization Event that arises under clause (c) of the definition thereof, the date on which the balance in the Reserve Account is at least equal to the Reserve Account Required Balance and (d) in the case of an Early Amortization Event that arises under clause (d) of the definition thereof, the date that no Event of Default under this Agreement or any other Senior Secured Debt Document, as applicable, shall exist or be continuing.
“Early Amortization Event” shall mean the occurrence of any of the following events:
(a)the Debt Service Coverage Ratio Test as set forth in the Payment Date Statement is not satisfied on any Determination Date;
(t)the LTV Ratio (Senior Debt) as set forth in the Payment Date Statement is greater than 62.5% on any Determination Date;
(u)the balance in the Reserve Account is less than the Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 2.10(b) on such Payment Date; or
(v)the Borrowers have received written notice or have actual knowledge that a Senior Secured Debt Event of Default shall have occurred.
“Early Amortization Payment” means, (a) with respect to any Payment Date relating to a Quarterly Reporting Period in which an Early Amortization Period was in effect as of the first day of the Related Quarterly Reporting Period, an amount equal to the lesser of (i) 50% of the excess of (A) the Term Loans’ Pro Rata Share of the aggregate amount of Collections received in the Collection Account during such Quarterly Reporting Period while such Early

Amortization Period was in effect, over (B) the amount (as estimated by JetBlue) to be distributed pursuant to clauses (i) through (vii) of Section 2.10(b) on the related Payment Date and (ii) the amount necessary to pay the outstanding principal balance of the Term Loans, together with accrued interest and all other obligations under the Loan Documents, in full and (b) with respect to any Quarterly Reporting Period in which an Early Amortization Period is not in effect at the beginning of such period but is in effect at the end, an amount equal to the lesser of (i) 50% of the excess of (A) the Term Loans’ Pro Rata Share of the sum of (1) the amounts on deposit in the Collection Account on the date of such Early Amortization Event plus (2) the amounts deposited in the Collection Account during the period from such Early Amortization Event until the last day of such Quarterly Reporting Period, over (B) the amount to be distributed pursuant to clauses (i) through (vii) of Section 2.10(b) on the related Payment Date and (ii) the amount necessary to pay the outstanding principal balance of the Term Loans, together with accrued interest and all other obligations under the Loan Documents, in full; provided that, in each case with respect to clauses (a) and (b), if an Early Amortization Cure has occurred on or prior to such Payment Date or the Early Amortization Period is otherwise no longer in effect as of such Payment Date, “Early Amortization Payment” with respect to such Payment Date shall equal $0.
“Early Amortization Period” shall mean the period commencing on the occurrence of an Early Amortization Event, and ending on the earlier of (a) the date (if any) on which the Early Amortization Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full in cash.
“Earn and Burn Agreement” shall mean any reciprocal passenger Currency accrual and redemption agreement with another commercial airline carrier unaffiliated with JetBlue; provided that, for the avoidance of doubt, JetBlue shall purchase from Loyalty LP all Points required to be transferred or credited by JetBlue or any Subsidiary thereof under such agreement at a price no lower than the price paid for such Points by the commercial airline partner.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, (d) an Approved Fund of any Lender, (e) any other Person (other than a Defaulting Lender, Disqualified Lender or natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing) reasonably satisfactory to the Administrative Agent and, so long as no Event of Default under Sections 7.01(b), 7.01(f), 7.01(g), or 7.01(n) has occurred and is continuing, the Borrowers and (f) solely with respect to assignments of Term Loans and solely to the extent permitted pursuant to Section 10.02(g), the Borrowers; provided that an “Eligible Assignee” shall not include any Disqualified Lender, any natural person or any Affiliate of the Borrowers.
“Eligible Deposit Account” shall mean (a) a segregated securities deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated securities account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term issuer credit rating is at least, if rated by S&P, BBB- by S&P, if rated by Moody’s, Baa3 by Moody’s and, if rated by Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the date hereof.
“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any human (including employees) to, any Hazardous Materials.
“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, exempted limited partnership interests (including LP Interests and GP Interests), membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), share capital in an exempted company and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Erroneous Payment” shall have the meaning set forth in Section 2.20(a).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 2.20(d).
“Escrow Accounts” shall mean accounts of JetBlue or any Subsidiary, solely to the extent any such accounts hold funds set aside by JetBlue or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by JetBlue or such Subsidiary for the benefit of third parties relating to: (a) federal income Tax withholding and backup withholding Tax, employment Taxes, transportation excise Taxes and security related charges; (b) any and all state and local income Tax withholding, employment Taxes and related charges and fees and similar Taxes, charges and fees, including, but not limited to, state and local payroll withholding Taxes, unemployment and supplemental unemployment Taxes, disability Taxes, workman’s or workers’ compensation charges and related charges and fees; (c) state and local Taxes imposed on overall gross receipts, sales and use Taxes, fuel excise Taxes and hotel occupancy Taxes; (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (e) other similar federal, state or local Taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (g) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning given such term in Section 7.01.
“Excess PPM Net Proceeds” shall have the meaning set forth in Section 2.12(e).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Intellectual Property” shall mean all (a) Intellectual Property other than the TrueBlue Intellectual Property and (b) JetBlue Traveler Related Data.
“Excluded Property” shall mean (a) with respect to Collateral granted by an SPV Party, the meaning set forth in the Security Agreement, and (b) with respect to Collateral granted by JetBlue, the meaning set forth in the Parent Security Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient made by or on account of any Obligation of any Loan Party hereunder or under any Loan Document, (a) Taxes imposed on or measured by net income, profits or capital (however denominated), franchise Taxes or any similar Taxes, in each case, (i) by the United States of America or any political subdivision thereof or by any jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such Taxes pursuant to Section 2.16(a), (d) Taxes attributable to such Recipient’s failure to deliver the documentation described in Section 2.16(f), 2.16(g), 2.16(h), 2.16(i) or 2.16(k) and (d) any withholding Taxes imposed under FATCA.
“Extended Term Loan” shall have the meaning set forth in Section 2.28(a)(ii).
“Extension” shall have the meaning set forth in Section 2.28(a).
“Extension Amendment” shall have the meaning set forth in Section 2.28(d).
“Extension Offer” shall have the meaning set forth in Section 2.28(a).
“Extension Offer Date” shall have the meaning set forth in Section 2.28(a)(i).
“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.
“Facility” shall mean each of the Term Loan Commitments and the Term Loans made thereunder.
“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of JetBlue; provided that any such officer of JetBlue shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.
“FATCA” shall mean Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, practices or guidance notes adopted pursuant to any such intergovernmental agreement, including the US IGA.
“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) 0%.
“Fee Letters” shall have the meaning set forth in Section 2.19.
“Fees” shall collectively mean the fees referred to in Section 2.19.
“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Fitch” shall mean Fitch Ratings, Inc., also known as Fitch Ratings, and its successors.
“Floor” means (a) in respect SOFR Term Loans, a rate per annum equal to 0.5%; and (b) in respect of ABR Loans, a rate per annum equal of 0.0%.
“Foreign Lender” shall mean any Lender that is not a U.S. Person.
“Fraudulent Transfer Laws” shall have the meaning set forth in Section 2.05(a).
“FSHCO” shall mean any Subsidiary substantially all the assets of which consist of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) CFCs and/or (b) other Subsidiaries substantially all the assets of which consist (directly or indirectly) of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more CFCs; provided that no SPV Party shall be considered to be a FSHCO.
“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“GP Co” shall mean each of Loyalty GP Co, Holdings 1 GP Co and Holdings 2 GP Co.
“GP Interest” shall mean the general partnership interest in a Cayman Islands exempted limited partnership of a general partner in that person’s capacity as such.
“Grantor” shall mean each Borrower and Guarantor that shall at any time pledge Collateral under a Collateral Document.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.
“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).
“Guarantors” shall mean, collectively, (a) Holdings 1 LP, (b) Holdings 2 LP and (c) each GP Co.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature that are regulated as hazardous pursuant to, or, due to their hazardous qualities, could reasonably be expected to give rise to liability under any Environmental Law.
“Holdings License” shall mean that certain Loyalty Intellectual Property License Agreement dated on or about the Closing Date between Loyalty LP, as licensor, and Holdings 2 LP, as licensee, in the form attached as Exhibit G-1.
“Increase Effective Date” shall have the meaning set forth in Section 2.27(a).
“Increase Joinder” shall have the meaning set forth in Section 2.27(c).
“Incremental Commitments” shall have the meaning set forth in Section 2.27(a).
“Incremental Lender” shall have the meaning set forth in Section 2.27(a).
“Incremental Term Loans” shall have the meaning set forth in Section 2.27(a).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services due more than six months after such property is acquired or such services are completed (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) Finance Lease Obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).
“Indenture” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Independent Director” shall mean, at any time with respect to any GP Co, a director of such GP Co that (a)(i) is appointed as Independent Director on the Closing Date and satisfies the Independent Director Criteria at such time or (ii) is an Approved Replacement Independent Director that has been selected by the ordinary shareholder(s) of such SPV Party with the consent of the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) and (b) is a duly appointed “Independent Director” under and as defined in the Specified Organization Documents of such GP Co.
“Independent Director Criteria” shall mean criteria that shall be satisfied only in respect of a natural person that (a) is a director who has prior experience as an independent director, independent manager or independent member with at least twenty (20) months of employment experience; (b) either is approved by both JetBlue and the Collateral Controlling Party or is provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers or directors, that is not an Affiliate of any Borrower or Guarantor or the Master Collateral Agent and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director; and (c) is not, and has never been, and will not while serving as Independent Director be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of Loyalty GP Co or any of its respective equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than (A) equity ownership in JetBlue which (1) constitutes an immaterial amount of JetBlue stock and (2) is not material to the net worth of such Independent Director or (B) as an Independent Director of any GP Co or any other Affiliate of Loyalty GP Co that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Person either is approved by the Collateral Controlling Party or is employed by a company that routinely provides professional independent managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to Loyalty GP Co, the Master Collateral Agent or any of their respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and other corporate services to Loyalty GP Co, the Master Collateral Agent or any of their respective equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clause (i), (ii) or (iii) above.
“Initial Contribution Agreement” shall mean the Contribution Agreement (JetBlue to Holdings 1 LP) between JetBlue and Holdings 1 LP that forms one of the Contribution Agreements.
“Initial Lenders” shall mean each Lender having a Term Loan Commitment for an Initial Term Loan or, as the case may be, an outstanding Initial Term Loan.

“Initial Term Loan” shall have the meaning given such term in Section 2.01.
“Intellectual Property” shall mean (a) patents and patent applications, (b) registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress or know-how, (c) registered copyrights and applications for registration of copyrights, (d) Trade Secrets, (e) domain names and (f) other intellectual property, whether registered or unregistered, including social media accounts, unregistered copyrights in Software and source code and applications to register any of the foregoing.
“Intercompany Agreements” shall mean all currently existing or future agreements governing (a) the sale, transfer or redemption of Points by Loyalty LP to JetBlue or any of its Subsidiaries, (b) the licensing by JetBlue to Loyalty LP of Excluded Intellectual Property in connection with the TrueBlue Program, or (c) the provision of services by JetBlue or any of its Subsidiaries to Loyalty LP in connection with the TrueBlue Program, including the JetBlue Intercompany Agreement; provided that notwithstanding the foregoing the JBTP Agreement shall be deemed not to be an Intercompany Agreement.
“Intercreditor Agreements” shall mean each of the Junior Lien Intercreditor Agreement and the Collateral Agency and Accounts Agreement.
“Interest Distribution Amount” shall mean, with respect to each Payment Date, the sum for each Class of Term Loans of the amount equal to (a) the product of (i) the Interest Rate for the related Interest Period, multiplied by (ii) the Day Count Fraction, multiplied by (iii) the outstanding principal amount of Term Loans of such Class as of the first day of the related Interest Period, plus (b) any unpaid Interest Distribution Amounts in respect thereof from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Interest Rate for the related Interest Period.
“Interest Period” shall mean for each Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.
“Interest Rate” shall mean the rate of interest applicable to each Term Loan as set forth in Section 2.07, as such rate may be modified by Section 2.08 or Section 2.09.
“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services or any commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by JetBlue after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by JetBlue in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“IP Agreements” shall mean (a) the Contribution Agreements, (b) each IP License, (c) the Management Agreement and (d) each other contribution agreement, license or sublicense related to the TrueBlue Intellectual Property that is required to be entered into after the Closing Date pursuant to the terms of this Agreement and the Collateral Documents and mutually specified as an “IP Agreement”.
“IP Licenses” shall mean (a) the Holdings License and (b) the JetBlue Sublicense.
“IP Security Agreements” shall have the meaning set forth in the Security Agreement.
“IRS” means the United States Internal Revenue Service.
“JBTP Agreement” shall mean the TrueBlue Participation Agreement, effective as of January 1, 2018, between JetBlue and JBTP, LLC.
“JetBlue” shall have the meaning given to such term in the first paragraph of this Agreement.
“JetBlue Agreements” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“JetBlue Bankruptcy Event” shall mean (a) JetBlue (i) commences a voluntary case or proceeding under any Bankruptcy Law, (ii) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law, (iii) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to, pay its debts as they become due or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against JetBlue, (i) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of JetBlue or for all or substantially all of the property of JetBlue or (ii) orders the liquidation of JetBlue, and in each case under clause (b) the order or decree remains unstayed and in effect for 60 consecutive days.
“JetBlue Case Milestones” shall mean that, during a bankruptcy case under Chapter 11 of the Bankruptcy Code (the “JetBlue Bankruptcy Case”) of JetBlue:
(a)each Loan Party shall continue to perform its respective obligations under the Priority Lien Debt Documents, the IP Agreements, the Intercompany Agreements, the JetBlue Intercompany Note and all Material TrueBlue Agreements to which such Loan Party is party (collectively, the “JetBlue Agreements”) and there shall be no material interruption in the flow of funds under the JetBlue Agreements in accordance with the terms thereunder; provided, that (i) the performance by the Loan Parties under this clause (a) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective JetBlue Agreements, and (ii) the Loan Parties shall have thirty (30) days from the Petition Date (as defined below) to cure any failure to perform that requires court authorization to perform;
(w)the debtors in respect of the JetBlue Bankruptcy Case (the “Debtors”) shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within ten (10) days of the date of petition in respect of the JetBlue Bankruptcy Case (the “Petition Date”), a customary and reasonable motion to assume the Intercompany Agreements, the IP Agreements and all Material TrueBlue Agreements under section 365 of the Bankruptcy Code and continue to perform all obligations under all the JetBlue Agreements (such motion, the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;
(x)the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within sixty (60) days after the Petition Date, and such Assumption Order shall not be amended, stayed (unless the party seeking a stay has posted a cash bond pledged in favor of the Senior Secured Parties (the “Cash Bond”) in an amount equal to or greater than the maximum amount of the License Termination Payment that could be asserted if the JetBlue Sublicense were to terminate (without reduction for any potential mitigation)), vacated, or reversed;
(y)the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be reasonable and customary and the Assumption Order shall provide, among other things, that: (i) the Debtors are authorized to assume the Intercompany Agreements, the IP Agreements and all Material TrueBlue Agreements and perform all obligations under the JetBlue Agreements and implement actions contemplated thereby and, pursuant to the Assumption Order, will assume the Intercompany Agreements, the IP Agreements and all Material TrueBlue Agreements pursuant to section 365 of the Bankruptcy Code; (ii) the JetBlue Agreements are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under the JetBlue Agreements are actual and necessary costs and expenses of preserving the Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Debtors must cure any defaults under the JetBlue Agreements as a condition to assumption; and (v) the Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;
(z)each of the Debtors and each other Loan Party (i) shall not take any action to materially interfere with the assumption of or performance under the JetBlue Agreements, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary to contest any action that would materially interfere with the assumption or performance, as applicable, of the JetBlue Agreements, including, without limitation, litigating any objections and/or appeals;
(aa)each of the Debtors and each other Loan Party (i) shall not file any motion seeking to avoid, disallow, subordinate, or recharacterize any obligation under the JetBlue Agreements and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, disallow, subordinate, or recharacterize any obligation under the JetBlue Agreements, including, without limitation, litigating any objections and/or appeals;
(ab)in the event there is an appeal of the Assumption Order:
(i)if the appeal has not been dismissed within sixty (60) days, then (A) the Reserve Account Required Balance shall increase by an amount equal to the product of (x) the Term Loans’ Pro Rata Share and (y) $15,000,000 per month as long as such appeal is pending, up to a cap in an amount equal to the product of (x) the Term Loans’ Pro Rata Share and (y) $300,000,000, and (B) such additional amounts accrued pursuant to clause (A) shall be released to JetBlue within five (5) Business Days after the end of such appeal; and
(ii)the Debtors shall pursue a court order requiring any appellants to post a Cash Bond in an amount equal to or greater than the maximum amount of the License Termination Payment that could be asserted if the JetBlue Sublicense were to terminate (without reduction for any potential mitigation), to an account held solely for the sole benefit of the Senior Secured Parties and the secured parties in respect of any other Priority Lien Debt;
(ac)the JetBlue Bankruptcy Case shall not, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and
(ad)any plan of reorganization filed or supported by any Debtor shall expressly provide for assumption or reinstatement, as applicable, of all of the JetBlue Agreements and reinstatement or replacement of each of the related obligations and/or guarantees, subject to applicable cure periods.
For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, each Loan Party must continue to perform all obligations under the JetBlue Agreements, including making any and all payments under the JetBlue Agreements in accordance with the terms thereof and as described above and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable JetBlue Agreements), nothing shall limit any of the Lenders’ rights and remedies including but not limited to any termination rights under the JetBlue Agreements.
“JetBlue Intellectual Property” shall mean (a) in the case of any Intellectual Property owned, licensed, or held by JetBlue immediately prior to the Closing Date, any Intellectual Property used to operate the JetBlue airline business that, even if used in connection with the TrueBlue Program, is used to operate any aspect of JetBlue’s business outside of the operation of a Loyalty Program, excluding any Intellectual Property set forth on Schedule II of the Initial Contribution Agreement, (b) in the case of any Intellectual Property developed or acquired by JetBlue on or after the Closing Date, any Intellectual Property used to operate the JetBlue airline business that, even if used in connection with the TrueBlue Program, is used to operate any aspect of JetBlue’s business outside of the operation of a Loyalty Program, except for Intellectual Property that is developed or acquired primarily for use on, or in connection with, the TrueBlue Program (based on the use of such Intellectual Property), and that is primarily used on, or in connection with, the TrueBlue Program; (c) any trademarks derivative of, or confusingly similar to, the JETBLUE and MINT marks; (d) JBLU as a stock symbol, and (e) the JetBlue website (including all content and source code) and the JetBlue mobile app.
“JetBlue Intercompany Agreement” shall mean the Intercompany Agreement, dated as of the Closing Date, among JetBlue, Loyalty LP, Holdings 1 LP and Holdings 2 LP.
“JetBlue Intercompany Loan” shall mean one or more loans made by Loyalty LP to JetBlue pursuant to the JetBlue Intercompany Note with the proceeds of the Term Loans and the notes issued under the Indenture.
“JetBlue Intercompany Note” shall mean the promissory note(s) evidencing the JetBlue Intercompany Loan.
“JetBlue Sublicense” shall mean that certain Loyalty Intellectual Property Sublicense Agreement dated on or about the Closing Date between Holdings 2 LP, as licensor, and JetBlue, as licensee, in the form attached as Exhibit G-2.
“JetBlue Traveler Related Data” shall mean (a) data generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from JetBlue or for flights on JetBlue, including data in or derived from “Passenger Name Records” (including name and contact information) associated with flights on JetBlue, but excluding information generated, produced, acquired or collected from individuals in their capacities as members of the TrueBlue Program, as opposed to ticketed passengers or other types of customers or potential customers of JetBlue, and (b) data regarding a customer’s flight-related experience, including any copies of personal information about passengers and other customers separately used or held by JetBlue for purposes of operating its business outside of the TrueBlue Program; provided that for the avoidance of doubt, customer name, contact information (including name, mailing address, email address, and phone numbers), and passport information are included in both TrueBlue Customer Data and JetBlue Traveler Related Data.
“Junior Lien Debt” shall mean, any Indebtedness owed to any other Person, so long as (a) such Indebtedness is expressly subordinated in right of payment to the Priority Lien Debt in the agreement, indenture or other instrument governing such Indebtedness pursuant to a Junior Lien Intercreditor Agreement, (b) the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Term Loans and any other Senior Secured Debt Obligations pursuant to a Junior Lien Intercreditor Agreement, (c) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans, (d) the maturity date for such Indebtedness shall be at least ninety-one (91) days after the Latest Maturity Date, and (e) the terms and conditions governing such Indebtedness of the Loan Parties shall (i) be reasonably acceptable to the Required Debtholders or (ii) not be materially more restrictive, when taken as a whole, on the Loan Parties (as determined in good faith by the Borrowers), than the terms of the then-outstanding Term Loans (except for (x) terms that are conformed (or added) for the benefit of the Lenders holding then-outstanding Term Loans pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Borrowers and the Administrative Agent, (y) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that (A) in no event shall such Indebtedness be subject to events of default, mandatory prepayments or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “JetBlue Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of JetBlue other than any SPV Party) except on the same terms as the then-outstanding Term Loans and (B) any such Indebtedness shall include separateness provisions regarding each SPV Party substantially similar to the provisions of Section 5.07.
“Junior Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Junior Lien Debt.
“Junior Lien Intercreditor Agreement” has the meaning set forth in the Collateral Agency and Accounts Agreement.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date of any Priority Lien Debt.
“Lead Arrangers” shall mean, collectively, Barclays Bank PLC, Goldman Sachs Bank USA, Citibank, N.A., Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Natixis, New York Branch and Crédit Agricole Corporate and Investment Bank.
“Lender Fee Letter” shall have the meaning set forth in Section 2.19.
“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
“Liquidity” shall mean the sum of (a) all unrestricted cash and Cash Equivalents of JetBlue and its consolidated Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in the Collection Account to the extent such cash or Cash Equivalents cannot be released therefrom in accordance with the terms of the Collateral Agency and Accounts Agreement and other accounts subject to Account Control Agreements or otherwise then pledged to secure any other Indebtedness), (b) the aggregate principal amount committed and available to be drawn by JetBlue and its consolidated Subsidiaries (taking into account all borrowing base limitations, collateral coverage requirements or other restrictions on borrowing availability) under all revolving credit facilities of JetBlue and its consolidated Subsidiaries and

(c) to the extent not being used to repay Indebtedness, the scheduled net proceeds of any Capital Markets Offering (other than any notes issued under the Indenture) of JetBlue or any of its consolidated Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).
“Loan Documents” shall mean this Agreement, the Collateral Documents, the Fee Letter, any promissory notes executed in favor of a Lender and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by any Loan Party to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any Lender.
“Loan Parties” shall mean the Borrowers and the Guarantors.
“Loan Request” shall mean a request by the Borrowers, executed by a Responsible Officer of the Borrowers, for a Term Loan in accordance with Section 2.03 in substantially the form of Exhibit D.
“Loyalty LP” shall have the meaning set forth in the first paragraph of this Agreement.
“Loyalty Program” shall mean any customer loyalty program available to individuals (i.e., natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services.
“LP Interest” shall mean the limited partnership interests in a Cayman Islands exempted limited partnership of a limited partner in that person’s capacity as such.
“LTV Ratio” means each of the LTV Ratio (Senior Debt) and the LTV Ratio (Senior Debt and Junior Debt).
“LTV Ratio (Senior Debt)” means, on any date, the ratio (expressed as a percentage) equal to (a) the aggregate principal amount of Senior Secured Debt outstanding on such date, divided by (b) the value of the Collateral determined pursuant to the most recent Appraisal submitted to the Administrative Agent and the Master Collateral Agent in accordance with the terms hereof (including any additional Appraisal submitted to the Administrative and the Master Collateral Agent in accordance with the terms hereof) using, if applicable, the mid-point of the range of the value of the Collateral set forth in the conclusions of such Appraisal.
“LTV Ratio (Senior Debt and Junior Debt)” means, on any date, the ratio (expressed as a percentage) equal to (a) the sum of (1) the aggregate principal amount of Senior Secured Debt outstanding on such date and (2) the aggregate principal amount of Junior Lien Debt outstanding on such date, divided by (b) the value of the Collateral determined pursuant to the most recent Appraisal submitted to the Administrative Agent and the Master Collateral Agent in accordance with the terms hereof (including any additional Appraisal submitted to the

Administrative and the Master Collateral Agent in accordance with the terms hereof) using, if applicable, the mid-point of the range of the value of the Collateral set forth in the conclusions of such Appraisal.
“Management Agreement” shall mean that certain Management Agreement dated on or about the Closing Date among Loyalty LP, Holdings 2 LP, the Manager and the Master Collateral Agent pursuant to which the Manager will provide certain services to Loyalty LP and Holdings 2 LP with respect to the TrueBlue Intellectual Property.
“Manager” shall mean JetBlue Airways Corporation, as manager under the Management Agreement.
“Master Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as Master Collateral Agent for the Senior Secured Parties under the Collateral Agency and Accounts Agreement.
“MasterCard Co-Branded Agreement” shall mean that certain Amended and Restated Co-Brand Agreement, effective as of July 23, 2021, by and between Mastercard International Incorporated and JetBlue, as amended, supplemented or otherwise modified from time to time including, without limitation, by the Mastercard Consent.
“Mastercard Consent” means that certain Loyalty Partner Consent to Assignment and Pledge, dated as of the Closing Date, by and among Mastercard International Incorporated, JetBlue, Loyalty LP and the related acknowledgment by the Master Collateral Agent attached thereto.
“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of JetBlue and its Subsidiaries (including the SPV Parties), taken as a whole, (b) the validity or enforceability of any Loan Document or the rights or remedies of the Lenders and the Secured Parties thereunder, (c) the ability of the Borrowers to pay the Obligations, (d) the validity, enforceability or collectability of any material portion of the Material TrueBlue Agreements, taken as a whole, or any IP License or any Contribution Agreement, (e) the business and operations of the TrueBlue Program or the value of the TrueBlue Intellectual Property, taken as a whole, or (f) the ability of the Loan Parties to perform their material obligations under the IP Agreements, the JetBlue Intercompany Loan or the Material TrueBlue Agreements to which it is a party; provided, that no condition or event that has been disclosed in the public filings for JetBlue on or prior to the Closing Date shall be considered a “Material Adverse Effect” hereunder.
“Material Indebtedness” shall mean Indebtedness of any Borrower or Guarantor (other than the Term Loans and the JetBlue Intercompany Loan) outstanding under the same agreement in a principal amount exceeding $150,000,000.
“Material Modification” shall mean:

(a)any amendment or waiver of, or modification or supplement to, a Significant TrueBlue Agreement (other than the Intercompany Agreements) executed or effected on or after the Closing Date which: (i) extends, waives, delays or contractually or structurally subordinates one or more payments due to any Loan Party with respect to such Significant TrueBlue Agreement; (ii) reduces the rate or amount of payments due to any Loan Party with respect to such Significant TrueBlue Agreement; (iii) gives any Person other than the Loan Parties party to such Significant TrueBlue Agreement additional or improved termination rights with respect to such Significant TrueBlue Agreement; (iv) shortens the term of such Significant TrueBlue Agreement or expands or improves any counterparty’s rights or remedies following a termination; or (ve) imposes new financial obligations on any Loan Party under such Significant TrueBlue Agreement, in each case, to the extent such amendment, waiver, modification or other supplement would reasonably be expected to result in a Payment Material Adverse Effect; and
(ae)any amendment or waiver of, or modification or supplement to, an Intercompany Agreement or the JetBlue Intercompany Loan which: (i) shortens the scheduled maturity or term of the Intercompany Agreement to a date earlier than the Latest Maturity Date then in effect, (ii) (A) shortens the scheduled maturity of the JetBlue Intercompany Loan to a date earlier than the Latest Maturity Date then in effect, (B) changes the obligor on the JetBlue Intercompany Loan, (C) reduces the outstanding principal amount of the JetBlue Intercompany Loan held by Loyalty LP to be less than the aggregate outstanding principal amount of the Senior Secured Debt outstanding, (D) changes the ability of JetBlue to repay the JetBlue Intercompany Loan or the payee under the JetBlue Intercompany Loan to demand payment in a manner that would result in the outstanding principal amount of the JetBlue Intercompany Loan held by Loyalty LP to be less than the aggregate outstanding principal amount of the Senior Secured Debt outstanding or (E) changes the ability for the Master Collateral Agent to demand payment under the JetBlue Intercompany Loan, (iii) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder or the purchase price or redemption price of Points under the Intercompany Agreements, including changes to Section 2.3 of the JetBlue Intercompany Agreement, in each case, in a manner reducing the amount owed to Loyalty LP other than with respect to a de minimis amount, (iv) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, (v) reduces the frequency of payments thereunder or permits payments due to Loyalty LP to be deposited to an account other than the Collection Account, (vi) changes the amendment standards applicable to such agreement (other than changes affecting rights of the Administrative Agent or the Master Collateral Agent to consent to amendments, which is covered by the following clause (g)) in a manner that would reasonably be expected to result in a Material Adverse Effect, (vii) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions of any such agreement in accordance therewith or (viii) changes Section 2.1 of the JetBlue Intercompany Agreement such that Loyalty LP no longer has the exclusive right to issue and create Points (other than the right of JetBlue to issue Points purchased and/or transferred from Loyalty LP to JetBlue’s customers and TrueBlue Agreement counterparties).
Notwithstanding anything to the contrary in this definition, the entrance into a Permitted Replacement TrueBlue Agreement shall not constitute a Material Modification.

“Material TrueBlue Agreements” shall mean (a) each Significant TrueBlue Agreement and (b) each other TrueBlue Agreement identified as a Material TrueBlue Agreement in attached hereto as Schedule 3.14, as updated from time to time pursuant to the terms hereof, such that, inter alia, at any time the Material TrueBlue Agreements represent, in the aggregate, at least 85% of all TrueBlue Revenues received over the twelve (12) months prior to such date (or if such date is less than twelve (12) months after the Closing Date, over the period from the Closing Date to such date), in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents.
“Minimum Extension Condition” shall have the meaning given such term in Section 2.28(b).
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
“Net Proceeds” means (a) with respect to any Collateral Sale, Recovery Event or Contingent Payment Event, the aggregate cash proceeds and Cash Equivalents received by JetBlue or any of its Subsidiaries in respect thereof, net of: (i) the direct costs and expenses relating to such Collateral Sale, Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, Taxes paid or payable as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and (iii) any portion of the purchase price from a Collateral Sale, Recovery Event or Contingent Payment Event placed in escrow pursuant to the terms of such event (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such event) until the termination of such escrow; and (b) with respect to any issuance or incurrence of Indebtedness (including Qualifying Note Debt and Pre-paid Points Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.
“Non-Consenting Lender” shall have the meaning set forth in Section 10.08.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Extending Lender” shall have the meaning set forth in Section 10.08.
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization, restructuring, liquidation (including provisional liquidation), winding up or like proceeding, relating to any

Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans, and all other obligations and liabilities of the Borrowers to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Lender that are required to be paid by the Borrowers pursuant hereto or under any other Loan Document) or otherwise.
“Officer” shall mean, (a) with respect to any SPV Party, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member or any Vice-President of such Person (or such Person’s general partner, as applicable) and (b) with respect to JetBlue, the chairman of the board, chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of JetBlue, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of JetBlue.
“Officer’s Certificate” shall mean a certificate signed on behalf of a Borrower (or such other applicable Person) by an Officer of such Borrower (or such other applicable Person), respectively.
“On-line Tracking Data” shall mean any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.
“Open Source License” shall mean any open source license (including any “freeware” or “shareware” license or distribution model listed on https://opensource.org/licenses or any successor web site or any other license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or that is otherwise recognized or approved by the Open Source Initiative as an open source license or meeting the Free Software Definition (as promulgated by the Free Software Foundation) or that is otherwise recognized or approved by the Free Software Foundation as a free software license.
“Open Source Software” shall mean any Software that is licensed, provided or distributed under or otherwise governed by, any Open Source License, or any Software that contains or is derived from, or linked, interfaced or integrated with, any Software that is governed by an Open Source License in any manner that would require any source code of such Software, if distributed or made available, to be disclosed, provided, made available, licensed for free, publicly distributed or dedicated to the public, or that would impose any limitation, restriction or condition on the use, distribution or licensing of such Software.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other similar Taxes, charges or similar levies arising from any payment made under this Agreement or any Loan Document or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document excluding, in each case, any such Taxes that are Other Connection Taxes imposed with respect to an Assignment and Acceptance or transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (other than an assignment (or designation of a new applicable lending office) pursuant to a request by the Borrowers under Section 10.02).
“Parent Change of Control” shall mean the occurrence of any of the following:
(a)the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of JetBlue and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than to a Subsidiary of JetBlue; or
(af)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of JetBlue (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of JetBlue (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of JetBlue with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).
Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.
“Parent Change of Control Triggering Event” means the occurrence of both a Parent Change of Control and a Rating Decline.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Parent Security Agreement” shall mean that certain Parent Security Agreement, dated as of the Closing Date, between JetBlue and the Master Collateral Agent.
“Participant” shall have the meaning given to such term in Section 10.02(d).
“Participant Register” shall have the meaning given to such term in Section 10.02(d).
“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.
“Payment Account” shall have the meaning given such term in Section 5.18.
“Payment Date” shall mean (a) the 20th calendar day of March, June, September and December of each year, or if such day is not a Business Day, the next succeeding Business Day, commencing December 20, 2024 and (b) the Termination Date.
“Payment Date Statement” shall mean a written statement substantially in the form attached hereto as Exhibit E, setting forth (a) in reasonable detail, compliance with the Debt Service Coverage Ratio Test as of the last day of the Related Quarterly Reporting Period, (b) in reasonable detail, the LTV Ratio (Senior Debt) as of the Determination Date in respect of the relevant Payment Date, (c) any applicable change to the Interest Rate for the subsequent Interest Period and (d) the amounts to be paid pursuant to Section 2.10(b) on the related Payment Date.
“Payment Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Borrowers to pay the Obligations, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Secured Parties, or (c) the validity, enforceability or collectability of the TrueBlue Agreements, the IP Licenses or the Contribution Agreements generally or any material portion of the TrueBlue Agreements, the IP Licenses or the Contribution Agreements, taken as a whole; provided that no condition or event that has been disclosed in the public filings for JetBlue on or prior to the Closing Date shall be considered a “Payment Material Adverse Effect” hereunder.
“Payment Notice” shall have the meaning set forth in Section 2.20(b).
“Payment Recipient” shall have the meaning set forth in Section 2.20(a).
“Payroll Accounts” shall mean depository accounts used only for payroll.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition Loyalty Program” shall mean a Loyalty Program owned, operated or controlled, directly or indirectly, by a Specified Acquisition Subsidiary or any of its Subsidiaries, or principally associated with such Specified Acquisition Subsidiary or any of its Subsidiaries, so long as (a) JetBlue announces and communicates to the general public and each member of the Specified Acquisition Subsidiary’s Loyalty Program that the TrueBlue Program will be the primary Loyalty Program of JetBlue; (b) the Specified Acquisition Subsidiary’s Loyalty Program is operated so that it is not more competitive, taken as a whole, than the TrueBlue Program (as determined by JetBlue in good faith); and (c) the resources devoted to the TrueBlue Program are not materially diminished.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which JetBlue and its Subsidiaries are engaged on the date of this Agreement.
“Permitted Deposit Amounts” has the meaning set forth in the Collateral Agency and Accounts Agreement.
“Permitted Disposition” shall mean any of the following:
(a)the Disposition of Collateral permitted under the applicable Collateral Documents;
(ag)the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any TrueBlue Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;
(ah)the abandonment or cancellation of Intellectual Property in the ordinary course of business;
(ai)any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the Loan Parties’ public-facing privacy policies or in the ordinary course of business (including in connection with terminating inactive TrueBlue Program member accounts) pursuant to the applicable Loan Party’s privacy and data retention policies consistent with past practice;
(aj)the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;
(ak)to the extent constituting a Disposition, (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 6.06 or (ii) the making of (A) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.01 or (B) any Permitted Investment;
(al)Dispositions in connection with any Intercompany Agreement or IP Agreement; provided that the sale of Points to JetBlue pursuant to the Intercompany Agreements in connection with any Earn and Burn Agreement shall be at a price no lower than the price paid for such points by the commercial airline partner;
(am)condemnation, expropriation or any similar action on assets or other dispositions required by a Governmental Authority or casualty or insured damage to assets;
(an)surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);
(ao)the expiration of the following registered Intellectual Property:  (i) any copyright, the term of which has expired under applicable law; (ii) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (iii) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been finally rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the IP Agreements and/or the Management Agreements;
(ap)Dispositions in connection with the grant of any Points (without compensation) for charity, promotional or sponsorship purposes in accordance with JetBlue’s normal business and charitable practices of the TrueBlue Program and in accordance with the JetBlue Intercompany Agreement in an amount not to exceed 25,000,000 Points in any calendar year; and
(aq)the sale of Points in the ordinary course of business under the terms of the TrueBlue Agreements and any Earn and Burn Agreements (provided that the proceeds of any such sale (other than any sale by JetBlue solely of Points which were purchased from Loyalty LP in accordance with the Intercompany Agreements) are deposited into the Collection Account).
“Permitted Investments” shall mean:
(a)to the extent constituting an Investment, Investments in any SPV Party arising from the transactions contemplated in any Loan Document;
(ar)any Investment in cash, Cash Equivalents and any foreign equivalents;
(as)any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
(at)redemption, prepayment or repurchase of any Senior Secured Debt or Junior Lien Debt in accordance with the terms and conditions of the Senior Secured Debt Documents;
(au)any guarantee of Indebtedness of the SPV Parties to the extent otherwise permitted under this Agreement;

(av)accounts receivable arising in the ordinary course of business; and
(aw)Investments in connection with outsourcing initiatives in the ordinary course of business.
“Permitted Liens” shall mean:
(a)Liens securing Priority Lien Debt, including pursuant to the Loan Documents, so long as such Indebtedness and such Liens are subject to the Collateral Agency and Accounts Agreement;
(ax)Liens securing Junior Lien Debt; provided that such Liens secured by the Collateral shall (i) rank junior to the Liens secured by the Collateral securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;
(ay)Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection;
(az) (i) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, (ii) Liens in favor of depositary banks or a securities intermediary arising as a matter of law or that are contractual rights of set off encumbering deposits and that are within the general parameters customary in the banking or finance industry and (iii) other than with respect to the SPV Parties, attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;
(ba)Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(bb)Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(bc)Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;
(bd)to the extent constituting Liens, the rights granted by any Loan Party to another Loan Party or the Master Collateral Agent pursuant to any Intercompany Agreement or IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Agreement);
(be) (i) leases and subleases by any Grantor as they relate to any Collateral and to the extent such leases or subleases (A) do not interfere in any material respect with the business of such Grantor and (B) do not relate to TrueBlue Intellectual Property or TrueBlue Agreements or (ii) to the extent constituting Liens, licenses, sub-licenses and similar rights as they relate to any TrueBlue Intellectual Property (A) granted to any third-party counterparty of any TrueBlue Agreements pursuant to the terms of such agreement or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person (other than any sub-license or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Agreement);
(bf)Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Priority Lien Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Master Collateral Agent (in the case of Priority Lien Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (i) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (iii) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;
(bg)Liens consisting of an agreement to dispose of any property pursuant to a Disposition permitted hereunder;
(bh)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Grantor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (i) do not interfere in any material respect with the business of such Grantor and (ii) do not relate to TrueBlue Intellectual Property or TrueBlue Agreements except as provided in the Collateral Documents;
(bi) (i) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements in connection therewith or (ii) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(bj)Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(bk)(i) Liens incurred by JetBlue in the ordinary course of business with respect to obligations that do not exceed in the aggregate $7,500,000 at any one time outstanding and (ii) Liens incurred by the SPV Parties in the ordinary course of business with respect to obligations that do not exceed in the aggregate $3,750,000 at any one time outstanding; and
(bl)any extension, modification, renewal, refinancing or replacement of the Liens described in clauses (a) through (o) above, provided that such extension, modification, renewal or replacement does not increase the amount of Indebtedness associated therewith.

“Permitted Pre-paid Points Purchases” shall mean Pre-paid Points Purchases permitted by Section 6.02(b).
“Permitted Replacement TrueBlue Agreement” shall mean any TrueBlue Agreement entered into by any Loan Party to replace any Significant TrueBlue Agreement (other than an Intercompany Agreement) that has been (or will be) terminated, cancelled or expired; provided that:
(a)the counterparty to such Permitted Replacement TrueBlue Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than BBB (or the equivalent thereof), Baa2 (or the equivalent thereof) and BBB (or the equivalent thereof), respectively;
(bm) (i) from the Closing Date until the second anniversary of the Closing Date, the projected revenues (as determined in good faith by the Loan Parties) under such Permitted Replacement TrueBlue Agreement for the immediately succeeding 12 months shall equal no less than 75% of the actual revenues of the Significant TrueBlue Agreement that it is replacing for the 12 months preceding the termination of such Significant TrueBlue Agreement and (ii) on and after the second anniversary of the Closing Date, the projected revenues (as determined in good faith by the Loan Parties) under such Permitted Replacement TrueBlue Agreement for the immediately succeeding 12 months shall equal no less than 85% of the actual revenues of the Significant TrueBlue Agreement that it is replacing for the 12 months preceding the termination of such Significant TrueBlue Agreement;
(bn)such Permitted Replacement TrueBlue Agreement (or in any ancillary agreement executed in connection therewith) shall expressly permit the applicable Borrower or Guarantor to pledge its rights under such Permitted Replacement TrueBlue Agreement to the Master Collateral Agent;
(bo)such Permitted Replacement TrueBlue Agreement shall have confidentiality obligations that are not materially more restrictive (taken as a whole) than the confidentiality obligations in the Significant TrueBlue Agreements in existence on the date hereof (as determined in good faith by the Loan Parties), provided that such condition shall not apply if the counterparty to such agreement consents to disclose the terms of such agreement to the Secured Parties;
(bp)such Permitted Replacement TrueBlue Agreement shall not have a scheduled termination date prior to the Latest Maturity Date; and
(bq)no Early Amortization Event or Event of Default would result therefrom;
it being acknowledged and agreed that so long as the conditions in clauses (a) through (f) of this definition are satisfied, an amendment and restatement, amendment and/or extension of a then existing Significant TrueBlue Agreement with an existing counterparty shall constitute a Permitted Replacement TrueBlue Agreement.

“Permitted SPV Business” shall mean any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the SPV Parties are engaged (including the operation of the TrueBlue Program) on the Closing Date.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, exempted limited partnership, limited liability company, exempted company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Personal Data” shall mean (a) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (b) any other information or data considered to be personally identifiable information or data under applicable law.
“Petition Date” shall have the meaning given to such term in the definition of “JetBlue Case Milestones”.
“Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.
“Points” shall mean Currency under the TrueBlue Program.
“Portfolio Interest Exemption” shall have the meaning set forth in Section 2.16(g)(iii).
“Pre-paid Points Purchases” shall mean the sale by any Borrower of pre-paid Points to a counterparty of a TrueBlue Agreement or any similar transaction involving a counterparty of a TrueBlue Agreement advancing funds to JetBlue or any of its Subsidiaries against future payments to JetBlue or any of its Subsidiaries by such counterparty under such TrueBlue Agreement.
“Premium” shall mean any amounts under clauses (a) or (b) of Section 2.21.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Priority Lien” means a Lien granted by a Collateral Document to the Master Collateral Agent for the benefit of the Senior Secured Parties, at any time, upon any property of a Grantor to secure all Senior Secured Debt Obligations.

“Priority Lien Debt” shall mean (a) the Term Loans; (b) the notes issued under the Indenture; and (c) any Incremental Term Loans or other Indebtedness incurred or any additional notes issued under the Indenture (or one or more substantially similar indentures), in each case, incurred or issued after the Closing Date, pursuant to and in accordance with Section 6.02(c).
“Priority Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Priority Lien Debt (including the Loan Documents).
“Pro Rata Share” means, on any date, a proportion equal to (a) the aggregate principal amount of Term Loans outstanding on such date divided by (b) the aggregate principal amount of Priority Lien Debt outstanding on such date.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 10.20.
“Qualified Professional Asset Manager” shall have the meaning set forth in Section 10.19(a)(iii)(A).
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by JetBlue or any of its Subsidiaries (other than the SPV Parties) pursuant to which JetBlue or any of its Subsidiaries (other than the SPV Parties) sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person other than any SPV Party (in the case of a transfer by JetBlue or any of its Subsidiaries) and (b) any other Person other than any SPV Party (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of JetBlue or any of its Subsidiaries (other than any SPV Party), and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. For the avoidance of doubt, in no event shall (i) any SPV Party be permitted to enter into any Qualified Receivables Transaction or (ii) any assets that constitute Collateral be pledged, sold, conveyed or otherwise transferred under or in connection with any Qualified Receivables Transaction.
“Qualified Replacement Assets” shall mean assets used or useful in the business of the Loan Parties that shall be pledged as Collateral on a first lien basis.

“Qualifying Note Debt” shall mean Indebtedness issued in a Capital Markets Offering by the Borrowers on or around the Closing Date or in connection with the primary syndication of the Term Loans.
“Quarterly Reporting Period” means (a) initially, the period commencing on the Closing Date and ending on November 30, 2024, and (b) thereafter, each successive period of three consecutive calendar months.
“Rating Agency” shall mean (1) each of Fitch, Moody’s and S&P, and (2) if any of Fitch, Moody’s, or S&P ceases to rate the Term Loans or fails to make a rating of the Term Loans publicly available for reasons outside of JetBlue’s control, a “nationally recognized statistical rating organization” as defined in Section 3 (a)(62) of the Exchange Act, selected by JetBlue (as certified by a resolution of JetBlue’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be; provided that, if at any time that there are no Term Loans rated by a Rating Agency, references to any condition or requirement related to a Ratings Agency shall have no effect and no such action shall be required.
“Rating Decline” shall mean with respect to the Term Loans, if, within 60 days after public notice of the occurrence of a Parent Change of Control (which period shall be extended so long as the rating of the Term Loans is under publicly announced consideration for possible downgrade by any Rating Agency providing a rating for the Term Loans pursuant to Section 5.15), the rating of the Term Loans by each Rating Agency providing a rating for the Term Loans pursuant to Section 5.15 shall be decreased by one or more gradations; provided that a Rating Decline shall not be deemed to have occurred if such Rating Agencies have not expressly indicated that such downgrade is a result of such Parent Change of Control.
“RE Excess Proceeds” shall have the meaning set forth in Section 2.12(b).
“RE Threshold Amount” shall have the meaning set forth in Section 2.12(b).
“Receivables Subsidiary” means a Subsidiary of JetBlue (other than the SPV Parties) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of JetBlue (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by JetBlue or any Subsidiary of JetBlue (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates JetBlue or any Subsidiary of JetBlue in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of JetBlue or any Subsidiary of JetBlue (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither JetBlue nor any Subsidiary of JetBlue has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to JetBlue or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of JetBlue, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither JetBlue nor any Subsidiary of JetBlue has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of JetBlue will be evidenced to the Collateral Administrator by filing with the Collateral Administrator a certified copy of the resolution of the Board of Directors of JetBlue giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. For the avoidance of doubt, in no event shall any SPV Party (A) be a Receivables Subsidiary, (B) be permitted to enter into any Qualified Receivables Transaction or (C) have any obligations (whether contingent or otherwise) under, with respect to or in connection with any Qualified Receivables Transaction in any manner whatsoever.
“Recipient” shall mean any Agent, any Lender or any other recipient of any payment, as applicable, to be made by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.
“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(a).
“Register” shall have the meaning set forth in Section 10.02(b)(iv).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Quarterly Reporting Period” shall mean the most recently completed Quarterly Reporting Period.
“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Term Loans” shall have the meaning set forth in Section 10.08(a).

“Required Class Lenders” shall mean, at any time, Lenders holding more than 50% of the Term Loans (or Term Loan Commitments) of any Class.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the funding of the Initial Term Loans, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.
“Required Number of Independent Directors” means, with respect to each GP Co, one (1) Independent Director.
“Requirement of Law” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Account” shall have the meaning given such term in Section 5.17.
“Reserve Account Required Balance” shall mean, with respect to any date, an amount equal to the sum of the Scheduled Principal Amortization Amount and the Interest Distribution Amount, in each case due with respect to the Term Loans on the most recent Payment Date; provided that (a) at any time prior to the second Payment Date following the Closing Date, the Reserve Account Required Balance shall be an amount equal to the sum of the Scheduled Principal Amortization Amount and the Interest Distribution Amount that would be payable on the next occurring Payment Date assuming the Day Count Fraction is determined using an elapsed period of ninety (90) days and (b) for the avoidance of doubt, on each Payment Date (other than the first Payment Date following the Closing Date) the Reserve Account Required Balance shall be the sum of the Scheduled Principal Amortization Amount and the Interest Distribution Amount that is due on such Payment Date.
“Resignation Effective Date” shall have the meaning given to such term in Section 8.05.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean an Officer.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01.
“Retained Agreement” shall mean the JBTP Agreement, provided that if, during any fiscal year, the aggregate amount of payments in cash attributable to the JBTP Agreement exceeds $5,000,000 at any time during such fiscal year then the JBTP Agreement shall cease to be a “Retained Agreement” for the remainder of such fiscal year.
“S&P” shall mean S&P Global Ratings and its successors.
“Sale of a Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Equity Interests of the applicable Grantor that owns such Collateral.
“Sanctioned Country” shall mean, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date includes Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.
“Sanctioned Person” shall mean, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person 50% or more owned or controlled by any such Person or Persons.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scheduled Principal Amortization Amount” shall mean, with respect to each Payment Date, the sum of (a) $1,912,500, as such amount may be adjusted with respect to any prepayments applied to reduce Scheduled Principal Amortization Amounts in accordance with Section 2.12 or Section 2.13 prior to such Payment Date and as may be adjusted in connection with the incurrence of any Incremental Term Loans, Extended Term Loans or Replacement Term Loans plus (b) any unpaid Scheduled Principal Amortization Amounts from prior Payment Dates.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Secured Parties” shall mean the Agents and the Lenders.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among Loyalty LP, Holdings 1 LP, Holdings 2 LP, each GP Co and the Master Collateral Agent, as it may be amended and restated from time to time.

“Semi-Annual Debt Service (Senior Debt)” means, for any Determination Date, an amount equal to the sum of:
(a)an amount equal to (i) the Interest Distribution Amount that is or will be due on the related Payment Date plus (ii) the Interest Distribution Amount that was due on the Payment Date immediately preceding such related Payment Date;
(b) an amount equal to (i) the Scheduled Principal Amortization Amount that is or will be due on the related Payment Date plus (ii) the Scheduled Principal Amortization Amount that was due on the Payment Date immediately preceding such related Payment Date;
(c)an amount equal to (i) the “Interest Distribution Amount” (as such term is defined in the Indenture) under the notes issued under the Indenture that is or will be due on the related Payment Date plus (ii) the “Interest Distribution Amount” (as such term is defined in the Indenture) under the notes issued under the Indenture that was due on the Payment Date immediately preceding such related Payment Date;
(d)the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) under each Series of Senior Secured Debt (other than the notes under the Indenture and the Term Loans) that were, are or will be due on each “Payment Date” under such Series of Senior Secured Debt that relates to the DSCR Measurement Period for the Term Loans at such time; and
(br)the sum of the “Scheduled Principal Amortization Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) under each Series of Senior Secured Debt (other than the notes under the Indenture and the Term Loans) that were, are or will be due on each “Payment Date” under such Series of Senior Secured Debt that relates to the DSCR Measurement Period for the Term Loans at such time (but in each case excluding, for the avoidance of doubt, any balloon or bullet payments of the principal amount thereof at final maturity thereof).
“Semi-Annual Debt Service (Senior Debt and Junior Debt)” means, for any Determination Date, an amount equal to the sum of:
(a)an amount equal to the Semi-Annual Debt Service (Senior Debt); and
(bs)an amount equal to the sum of:
(i)the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the applicable Junior Lien Debt Documents) under each series of Junior Lien Debt that were, are or will be due on each “Payment Date” under such series of Junior Lien Debt that relates to the DSCR Measurement Period for the Term Loans at such time; and
(ii)the sum of the “Scheduled Principal Amortization Amounts” (as such term, or such similar or analogous term, is defined in the applicable Junior Lien Debt Documents) under each series of Junior Lien Debt that were, are or will be due on each “Payment Date” under such series of Junior Lien Debt that relates to the DSCR Measurement Period for the Term Loans at such time (but in each case excluding, for the avoidance of doubt, any balloon or bullet payments of the principal amount thereof at final maturity thereof).
“Series of Senior Secured Debt” shall mean, severally, (a) Indebtedness under the Credit Agreement, (b) Indebtedness under the Indenture and (c) any other Senior Secured Debt.
“Senior Secured Debt” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Documents” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Share Trustee Services Agreements” shall mean (a) the share trustee services agreement dated on or about the Closing Date among JetBlue, Loyalty GP Co and the Walkers Fiduciary Limited, (b) the share trustee services agreement dated on or about the Closing Date among JetBlue, Holdings 2 GP Co and Walkers Fiduciary Limited, and (c) the share trustee services agreement dated on or about the Closing Date among JetBlue, Holdings 1 GP Co and Walkers Fiduciary Limited.
“Shortfall Period” shall have the meaning set forth in Section 2.24.
“Significant TrueBlue Agreements” shall mean (a) each Intercompany Agreement, (b) the Barclays Co-Branded Agreement, (c) the Mastercard Co-Branded Agreement, (d) each Permitted Replacement TrueBlue Agreement and (e) as of any date, each other TrueBlue Agreement that generated Transaction Revenues equal to 15% or more of TrueBlue Revenues received over the twelve (12) months prior to such date, in each case, as amended, restated, supplemented, or otherwise modified from time to time as permitted by the Loan Documents.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to Term SOFR.
“Software” shall mean all rights in (a) computer programs (whether in source code, object code, human readable or other forms), software implementation of algorithms, models and methodologies, development tools, and user interfaces and application programming interfaces, (b) all documentation, including user manuals, training materials, design notes and programmers’ notes in connection therewith, and (c) the content and information contained in any web site.

“Solvent” shall mean, for any Person, that (a) the fair market value of its assets (on a going concern basis) exceeds its liabilities, (b) it has and will have sufficient cash flow to pay its debts as they mature in the ordinary course of business and (c) it does not and will not have unreasonably small capital to engage in the business in which it is engaged and proposes to engage.
“Specified Acquisition Subsidiary” shall mean any Subsidiary (x) acquired by JetBlue or any of its Subsidiaries (other than any SPV Party) after the Closing Date, (y) of another commercial airline (including any business lines or divisions thereof) with which JetBlue or such Subsidiary of JetBlue merges or enters into an acquisition with or (z) which is an entity formed in connection with the acquisition of a Subsidiary or any other assets (including any business lines or divisions) from (or constituting) a commercial airline carrier or any of its Affiliates with a Loyalty Program, in each case so long as (a) a guarantee by such Subsidiary of the Obligations is prohibited by applicable law, rule or regulation or by any contractual obligation, or require consent, approval, license or authorization, including from a Governmental Authority or counterparty to any contract (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) so long as (except in the case of a Subsidiary described in clause (y) above) such prohibition is not created in contemplation of such acquisition or after the consummation thereof; (b) such Subsidiary has not guaranteed or pledged its assets to secure (nor has its Equity Interests been pledged to secure) any Indebtedness of JetBlue or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries); and (c) any Indebtedness of such Subsidiary is not guaranteed or secured by the assets of JetBlue or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries).
“Specified Organization Documents” shall mean (a) (i) the Amended and Restated Limited Partnership Agreement of Loyalty LP, dated the Closing Date, (ii) the Amended and Restated Limited Partnership Agreement of Holdings 2 LP, dated the Closing Date and (iii) the Amended and Restated Limited Partnership Agreement of Holdings 1 LP, dated the Closing Date and (b) (i) the Amended and Restated Memorandum and Articles of Association of Loyalty GP Co, adopted on the Closing Date, (ii) the Amended and Restated Memorandum and Articles of Association of Holdings 2 GP Co, adopted on the Closing Date and (iii) the Amended and Restated Memorandum and Articles of Association of Holdings 1 GP Co, adopted on the Closing Date.
“SPV Parties” shall mean Loyalty LP, Holdings 1 LP, Holdings 2 LP, Loyalty GP Co, Holdings 1 GP Co and Holdings 2 GP Co.
“SPV Party Change of Control” shall mean the occurrence of any of the following:
(a) (x) the failure of JetBlue to directly own at least 51% of the LP Interest in Holdings 1 LP or (y) the failure of JetBlue to directly own any of the LP Interest in Holdings 1 LP unless such LP Interest were sold or transferred pursuant to a Permitted Holdings 1 LP Minority Stake Sale;

(bt)the failure of Holdings 1 LP to directly own 100% of the LP Interest in Holdings 2 LP;
(bu)the failure of Holdings 2 LP to directly own 100% of the LP Interest in Loyalty LP;
(bv)the failure of Holdings 1 GP Co to directly own 100% of the GP Interest in Holdings 1 LP;
(bw)the failure of Holdings 2 GP Co to directly own 100% of the GP Interest in Holdings 2 LP;
(bx)the failure of Loyalty GP Co to directly own 100% of the GP Interest in Loyalty LP;
(by)the failure of JetBlue to directly own 100% of the Equity Interests in Holdings 1 GP Co (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors));
(bz)the failure of Holdings 1 GP Co to directly own 100% of the Equity Interests in Holdings 2 GP Co (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors)); or
(ca)the failure of Holdings 2 GP Co to directly own 100% of the Equity Interests in Loyalty GP Co (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors)).
“SPV Provisions” shall mean the definitions and articles specified in the definition of “Prohibited Resolutions” in the Specified Organization Documents of each SPV Party.
“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors (or equivalent governing body) is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Supported QFC” shall have the meaning set forth in Section 10.20.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.
“Term Loan Commitment” shall mean the commitment of each Term Lender to make a Class of Term Loans hereunder and, in the case of the Initial Term Loans in an aggregate principal amount equal to the amount set forth under the heading “Initial Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Lender became a party hereto. The aggregate amount of the Initial Term Loan Commitments is $765,000,000.
“Term Loan Maturity Date” shall mean, (a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.28, August 27, 2029 and (b) with respect to the Extended Term Loans, the final maturity date therefor as specified in the Extension Offer accepted by the respective Term Loans (as the same may be further extended pursuant to Section 2.28).
“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans, any Refinanced Term Loans and any Replacement Term Loans, as applicable.
“Term SOFR” means:
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities

Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(cb)for any calculation with respect to an ABR Term Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the date of acceleration of the Term Loans in accordance with the terms hereof.
“Third-Party Processor” shall mean a third-party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of a Borrower.
“Third-Party Rights” shall mean any rights existing on the Closing Date granted to any Person (other than to JetBlue or any of its Affiliates) to use the TrueBlue Intellectual Property under the TrueBlue Agreements.

“Title 14” shall mean Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.
“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.
“Trade Secrets” shall mean confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including TrueBlue Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, and formulas.
“Transaction Documents” shall mean the Loan Documents, the IP Agreements, the Intercompany Agreements, the JetBlue Intercompany Note, the Deeds of Undertaking, each Administration Agreement, the Director Services Agreement, the Share Trustee Services Agreements, the Barclays Consent, the Mastercard Consent, each Declaration of Trust and the Specified Organization Documents.
“Transaction Revenues” shall mean, without duplication, (a) all cash revenues received by Loyalty LP, (b) all payments to the Loan Parties under the TrueBlue Agreements (other than the Intercompany Agreements) and (c) all payments to Loyalty LP under the IP Licenses and the Intercompany Agreements. For the avoidance of doubt, Transaction Revenues shall not include (i) payments made by any SPV Party to any other SPV Party and (ii) any Permitted Deposit Amounts.
“Transactions” shall mean the execution, delivery and performance by the Loan Parties of this Agreement and the other Transaction Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Master Collateral Agent and the Collateral Administrator, in each case for the benefit of the Secured Parties, the borrowing of Term Loans and the use of the proceeds thereof.
“TrueBlue Agreements” shall mean all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the TrueBlue Program, including each Material TrueBlue Agreement (excluding any Earn and Burn Agreements).
        “TrueBlue Customer Data” shall mean all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by JetBlue or Loyalty LP and used, generated or produced, now or in the future, as part of the TrueBlue Program, including all of the following: (a) a list of all members of the TrueBlue Program; and (b) the TrueBlue Member Profile Data for each member of the TrueBlue Program, but excluding in each case JetBlue Traveler Related Data; provided that for the avoidance of doubt, customer name, contact information (including name, mailing address, email address, and phone numbers), and passport information are included in both TrueBlue Customer Data and JetBlue Traveler Related Data.

“TrueBlue Customer Database” shall have the meaning given to such term in Section 4.03(b).
“TrueBlue Intellectual Property” shall mean any and all rights, title and interest in and to (a) TrueBlue Customer Data, and (b) all worldwide Intellectual Property and similar proprietary rights (i.e., patents, invention disclosures, trademarks, service marks, logos, symbols, brand names, trade dress, know-how, copyrights, design rights, mask works, works of authorship, database rights, trade secrets (including any confidential or proprietary trade inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, recipes, prototypes, models, designs, customer lists and supplier lists), domain names, social media accounts and all other intellectual property, industrial or proprietary rights, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing) (but excluding data, which is addressed in clause (a)), including (i) all causes of action and claims now or hereafter held in respect of the foregoing, including, without limitation, the right to sue or otherwise recover for any and all past, present and future infringements, dilutions or violations thereof, (ii) all licenses under the TrueBlue Agreements (other than the Intercompany Agreements), income, royalties, damages, other payments and other proceeds now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements) (iii) all applications and registrations for the foregoing, including all divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations of the same, and (iv) all other rights corresponding thereto and all other trademark rights of any kind whatsoever accruing thereunder; together, in each case with the goodwill of the business connected with such use of, and symbolized by, each such trademark, in each case of the foregoing clause (b), that is owned or purported to be owned by JetBlue or Loyalty LP, or later developed or acquired by JetBlue or Loyalty LP, for the primary purpose of being used with, for, or in connection with, the TrueBlue Program, and including the Intellectual Property set forth on Schedule II of the Initial Contribution Agreement, as amended from time to time to add additional Intellectual Property. For the avoidance of doubt, TrueBlue Intellectual Property shall exclude JetBlue Intellectual Property.
“TrueBlue Member Profile Data” shall mean, with respect to each member of the TrueBlue Program, such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) total Points balance, (d) third party engagement history, (e) accrual and redemption activity, (f) TrueBlue Program account number, ID number or login and (g) annual member status (e.g., Mosaic, etc.).

“TrueBlue Program” shall mean any Loyalty Program which is operated, owned or controlled, directly or indirectly by Loyalty LP, JetBlue or any of its Subsidiaries, or principally associated with Loyalty LP, JetBlue or any of its Subsidiaries, as in effect from time to time, whether under the “TrueBlue” name or otherwise, in each case including any successor program but excluding any Permitted Acquisition Loyalty Program.
“TrueBlue Revenues” shall mean, with respect to any period, and without duplication, the aggregate amount of cash revenues received by the Loan Parties (or any of their Affiliates) that are attributable to the TrueBlue Program during such period (including any cash revenue received by the Loan Parties (or any of their Affiliates) that is attributable to the Intercompany Agreements) (for the avoidance of doubt, it being understood and agreed that in respect of the Quarterly Reporting Period in which the Closing Date occurs, TrueBlue Revenues for such Quarterly Reporting Period shall be determined only in respect of the period beginning on (and including) the Closing Date and ending on (and including) the last day of such Quarterly Reporting Period).
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States Citizen” shall have the meaning set forth in Section 3.02.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.20.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(iii).
“Voting Stock” of any specified person as of any date shall mean the capital stock of such person that is at the time entitled to vote generally in the election or appointment of the board of directors of such person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a)the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(cc)the then-outstanding principal amount of such Indebtedness.
“Withholding Agent” shall mean each Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and

Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrowers or the Guarantors, the actual knowledge of any Responsible Officer, (g) the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (h) all references to “in the ordinary course of business” of the Borrowers or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrowers or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their respective Subsidiaries in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrowers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable. In the case of any cure or waiver under the Loan Documents, the Borrowers, the applicable Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default cured or waived pursuant to the Loan Documents shall be deemed to be cured and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. References to a Cayman Islands exempted limited partnership taking any action, having any power or authority, granting any power of attorney, or owning, holding or dealing with any asset are to such exempted limited partnership acting through its general partner.
Section 1.3Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if JetBlue notifies the Administrative Agent that JetBlue requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies JetBlue that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, JetBlue, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating JetBlue’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.
Section 1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.5Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
Section 1.6References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational or constitutional documents, agreements (including the Loan Documents), and other contractual requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are not prohibited by any Loan Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
Section 1.7Exchange Rate.
(a)Any amount specified in this Agreement (other than in Section 2) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Loyalty LP, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).
(b)Notwithstanding the foregoing, for purposes of determining compliance with Section 6 or the definitions of “Permitted Dispositions” “Permitted Investments” and “Permitted Liens” (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Investment, Restricted Payment or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction at the time incurred or made was permitted hereunder). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.
(c)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Loyalty LP’s prior written consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.8Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.9Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 1.10Certifications. All certifications to be made hereunder by a Responsible Officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as a Responsible Officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
Section 1.11Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entitites may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.

AMOUNT AND TERMS OF CREDIT
Section 2.1Commitments of the Lenders; Term Loans.
(a)Initial Term Loan Commitments. Each Initial Lender severally, and not jointly with the other Initial Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each an “Initial Term Loan” and collectively the “Initial Term Loans”) to the Borrowers on the Closing Date, in an aggregate principal amount not to exceed the Term Loan Commitment for Initial Term Loans of such Initial Lender, which Initial Term Loans, collectively, shall constitute Term Loans for all purposes of the Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Initial Lender’s Term Loan Commitment for Initial Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Initial Lender of each Initial Term Loan to be made by it on such date.
(b)Type of Borrowing. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch, or Affiliate of, such Lender to make such Term Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement.
Section 2.2[Reserved].
Section 2.3Requests for Loans. Unless otherwise agreed to by the Administrative Agent, to request the Initial Term Loans on the Closing Date, the Borrowers shall notify the Administrative Agent of such request in a written Loan Request signed by the Borrowers not later than 2:00 p.m. (New York City time), one (1) Business Day before the Closing Date. Such written request shall be irrevocable and shall specify the aggregate amount of such Initial Term Loans.
Section 2.4Funding of Term Loans. Each Initial Lender shall make each Initial Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m. (New York City time), or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make the proceeds of the Initial Term Loans available to Loyalty LP, on behalf of the Borrowers, by promptly crediting such proceeds so received, in like funds, to the Collection Account.
Section 2.5Co-Borrowers.
(a)Joint and Several Liability. All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of the Borrowers, each as principal. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Term Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Obligations of such Borrower (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under guarantees by such parties.
(b)Subrogation. Until the Obligations shall have been paid in full in cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrowers or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other Loan Party, shall be junior and subordinate to any rights the Agents or the Lenders may have against the other Borrower, any such collateral or security, and any such other Loan Party.
(c)Obligations Absolute.
(i)Each Borrower hereby waives, for the benefit of the Secured Parties: (A) any right to require any Secured Parties, as a condition of payment or performance by such Borrower, to (1) proceed against any other Borrower or any other Person, (2) proceed against or exhaust any security held from any other Borrower, any Guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any other Borrower or any other Person, or (4) pursue any other remedy in the power of any Secured Party whatsoever; (B) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other

Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower from any cause other than payment in full of the Obligations; (C) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (D) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (E) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments, recharacterization and counterclaims, and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (F) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; (G) any defense based upon any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents and (H) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
(ii)The obligations of the Borrowers hereunder shall not, to the extent permitted by applicable law, be affected by (A) the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any other Loan Party under the provisions of this Agreement or any other Loan Document or otherwise; (B) any extension or renewal of any provision hereof or thereof; (C) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (D) the release, exchange, waiver or foreclosure of any security held by the Master Collateral Agent or the Collateral Administrator for the Obligations or any of them; (E) the failure of any Agent or a Lender to exercise any right or remedy against any other Loan Party; or (F) the release or substitution of any Collateral or any other Loan Party.
(iii)To the extent permitted by applicable law, each Borrower hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the other Borrower and of any other Loan Party and any circumstances affecting the ability of the Borrowers to perform under this Agreement.

(iv)Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Secured Party upon the bankruptcy or reorganization of the other Borrower or any Guarantor, or otherwise.
Section 2.6[Reserved].
Section 2.7Interest on Term Loans.
(a)Subject to the provisions of Section 2.08, each ABR Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)Subject to the provisions of Section 2.08 and 2.09, each Term Loan shall bear interest (computed using the Day Count Fraction) at a rate per annum equal, during each Interest Period applicable thereto, to the Term SOFR for such Interest Period plus the Applicable Margin.
(c)Accrued interest on all Term Loans shall be payable in arrears on each Payment Date, on the Termination Date and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).
Section 2.8Default Interest. If any Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Term Loan or in the payment of any fee becoming due hereunder, whether at Stated Maturity, by acceleration or otherwise, the Borrowers or such Guarantor, as the case may be, shall on written demand of the Administrative Agent (which written demand shall be given at the request of the Required Lenders) from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed using the Day Count Fraction) equal to (a) with respect to the principal amount of any Term Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of interest and fees, the Alternate Base Rate plus 2.0%.
Section 2.9Alternate Rate of Interest
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause

(b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time (including, without limitation, upon the occurrence of the event described in clause (e) below) and, subject to the parenthetical above but notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i)

above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (a) the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or a conversion to ABR Term Loans and (b) all calculations of interest by reference to the Term SOFR Reference Rate hereunder shall instead be made by reference to the Alternate Base Rate.
Section 2.10Repayment of Term Loans; Evidence of Debt.
(a)The Term Loans, together with all other Obligations (other than contingent obligations not due and owing) shall, in any event, be paid in full in cash no later than the Termination Date.
(b)Subject to Section 7.01, on each Payment Date on which an Event of Default is not continuing, all Available Funds in the Payment Account as of such Payment Date shall be distributed by the Collateral Administrator (based upon instructions in the Payment Date Statement furnished to the Collateral Administrator and the Collateral Custodian on the related Determination Date by the Borrowers) in the following order of priority:
(i)first, (w) to the payment of Cayman Islands governmental fees owing by the SPV Parties in an amount not to exceed $200,000 in the aggregate per annum, then (x) ratably to (i) the Master Collateral Agent and the Depositary, the Term Loans’ Pro Rata Share of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of the Loan Documents and (ii) the Collateral Administrator and the Collateral Custodian, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Collateral Administrator and the Collateral Custodian pursuant to the terms of the Loan Documents, in an amount not to exceed $200,000 in the aggregate per annum, then (y) the Administrative Agent, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Administrative Agent pursuant to the terms of the Loan Documents in an amount not to exceed $200,000 in the aggregate per annum and then (z) ratably, the Term Loans’ Pro Rata Share of the amount of fees, expenses and other amounts due and owing to the Cayman Islands registered office and/or corporate service provider (including the Administrator and Walkers Fiduciary Limited (or its successor) as share trustee) of any SPV Party and any Independent Director of any GP Co, in an amount not to exceed $200,000 in the aggregate per Payment Date, in the case of each of clause (w),

(x), (y) and (z), to the extent not otherwise paid or provided for or to the extent agreed by such parties with the Borrowers to be paid at a later date;
(ii)second, to the Administrative Agent, on behalf of the Lenders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest in respect of the Term Loans paid by the Borrowers after the immediately preceding Payment Date and prior to such Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, in an amount equal to the Scheduled Principal Amortization Amount due and payable on such Payment Date;
(iv)fourth, to the Reserve Account, if the amount on deposit in the Reserve Account is less than the Reserve Account Required Balance, the amount of such shortfall;
(v)fifth, to the extent not already paid, to the Administrative Agent, on behalf of the Lenders, the amount of any outstanding mandatory prepayments required pursuant to Section 2.12 (including any related Premium due with respect thereto) to be applied in accordance with the terms thereof;
(vi)sixth, without duplication, any Premium due and unpaid as of such Payment Date;
(vii)seventh, to pay (x) ratably to (i) the Master Collateral Agent and the Depositary and (ii) the Collateral Custodian and the Collateral Administrator, then (y) the Administrative Agent, and then (z) to any other Person (other than JetBlue and any of its Subsidiaries (provided that any payment to the Manager pursuant to the Management Agreements shall be permitted pursuant to this clause (vii))), including any Independent Director of any GP Co and the Manager, any additional Obligations due and payable to such Person on such Payment Date, in the case of clauses (x), (y) and (z), to the extent not otherwise paid or provided for or to the extent agreed by such parties with the Borrowers to be paid at a later date;
(viii)eighth, if an Early Amortization Period is in effect as of the last day of the Related Quarterly Reporting Period, then to the Administrative Agent on behalf of the Lenders, as a reduction in the outstanding principal balance of the Term Loans, an amount equal to the Early Amortization Payment for such Payment Date;
(ix)ninth, to the extent any amounts are due and owing under any other Priority Lien Debt, to the Master Collateral Agent for further distribution to the appropriate Person pursuant to the Collateral Agency and Accounts Agreement; and

(x)tenth, all remaining amounts shall be released to or at the direction of the Borrowers.
For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due hereunder to the Agents, Lenders or any other Person on such Payment Date, the Borrowers and to the extent provided in Section 9, the Guarantors, are fully obligated to timely pay such amounts to the Agents, Lenders or other Persons.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, which in all circumstances shall be consistent with the Register maintained pursuant to Section 10.02(c). The Borrowers shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
(e)The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement.
(f)Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
Section 2.11[Reserved].
Section 2.12Mandatory Prepayment of Term Loans.
(a)Within five (5) Business Days of Loyalty LP or any other SPV Party receiving any Net Proceeds from the issuance or incurrence of any Indebtedness of Loyalty LP or any other SPV Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.02), the Borrowers shall prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such Net Proceeds.

(b)No later than ten (10) Business Days following the date of receipt by JetBlue or any of its Subsidiaries of any Net Proceeds in respect of any Recovery Event (in each case, in respect of Collateral) which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Recovery Events since the Closing Date, are in excess of $10,000,000 (the “RE Threshold Amount”, and all such Net Proceeds in excess of the RE Threshold Amount, “RE Excess Proceeds”), the Borrowers shall (i) give written notice to the Administrative Agent of such Recovery Event and (ii) offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such RE Excess Proceeds (other than any such RE Excess Proceeds withheld for reinvestment pursuant to the proviso in this clause (b)); provided that (1) so long as no Event of Default shall have occurred and be continuing at the time of receipt of such RE Excess Proceeds, the Borrowers shall have the option to (x) invest such RE Excess Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Recovery Event; and (2) within ten (10) Business Days of the end of such 365 day period (or earlier if the Borrowers so elect), the Borrowers shall offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of the aggregate amount of such RE Excess Proceeds not used in accordance with the preceding subclause (1). Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this clause (b), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by Loyalty LP.
(c)No later than ten (10) Business Days following the date of receipt by JetBlue or any of its Subsidiaries of any Net Proceeds in respect of (x) any Collateral Sale of TrueBlue Intellectual Property or (y) any Collateral Sale (other than with respect to any Permitted Pre-paid Points Purchase or a Permitted Holdings 1 LP Minority Stake Sale), which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Collateral Sales (other than with respect to Permitted Pre-paid Points Purchases or a Permitted Holdings 1 LP Minority Stake Sale) during the fiscal year in which such date occurs, are in excess of $15,000,000 (the “CS Threshold Amount”, and all such Net Proceeds in excess of the CS Threshold Amount together with all Net Proceeds of any Collateral Sale of TrueBlue Intellectual Property, “CS Excess Proceeds”), the Borrowers shall offer to prepay the Term Loans in an aggregate amount equal to Term Loans’ Pro Rata Share of such CS Excess Proceeds; provided that (1) so long as no Event of Default shall have occurred and be continuing at the time of receipt of such CS Excess Proceeds, the Borrowers shall have the option to (x) invest such CS Excess Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Collateral Sale; and (2) within ten (10) Business Days of the end of such 365 day period (or earlier if the Borrowers so elect), the Borrowers shall offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of the aggregate amount of such CS Excess Proceeds not used in accordance with the preceding subclause (1). Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this clause (c), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by Loyalty LP. Notwithstanding anything herein to the contrary, no sales of Collateral shall be permitted during the continuance of any Early Amortization Period or Event of Default or if an Early Amortization Event or Event of Default would result therefrom.
(d)No later than ten (10) Business Days of JetBlue or any of its Subsidiaries receiving any Net Proceeds as a result of any Contingent Payment Event which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Contingent Payment Events since the Closing Date, are in excess of $50,000,000 (such excess, “CP Excess Proceeds”), the Borrowers shall offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such CP Excess Proceeds. Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this clause (d), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by Loyalty LP.
(e)Within ten (10) Business Days of JetBlue or any of its Subsidiaries receiving any Net Proceeds of a Pre-paid Points Purchase which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Pre-paid Points Purchases since the Closing Date, are in excess of $400,000,000 (such excess, “Excess PPM Net Proceeds”) during any fiscal year, the Borrowers shall prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such Excess PPM Net Proceeds.
(f)Within five (5) Business Days following the occurrence of a Parent Change of Control Triggering Event, the Borrowers shall offer to prepay all of each Lender’s Term Loans at a purchase price in cash equal to 101% of the aggregate principal amount of the Term Loans prepaid. The prepayment date shall be no later than thirty (30) days from the date such offer is made. Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this clause (f).
(g)Amounts required to be applied to the prepayment of Term Loans pursuant to clauses (a) through (f) of this Section 2.12 shall be applied to prepay on a pro rata basis the remaining Scheduled Principal Amortization Amounts of the Term Loans. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrowers shall provide the Administrative Agent (with a copy to the Collateral Administrator) with payment instructions setting forth the applicable amounts and payees in respect thereof. All prepayments under this Section 2.12 shall be accompanied (inclusive of all Premiums owed on account of any such prepayment) by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any) included in, and any losses, costs and expenses, as more fully described in Section 2.15. Term Loans prepaid pursuant to this Section 2.12 may not be reborrowed. To the extent that any amounts required to be applied as a prepayment pursuant to this Section 2.12 are on deposit in the Collection Account on any Allocation Date on which an Event of Default is not continuing, the portion of such amount allocated to the Term Loans pursuant to the Collateral Agency and Accounts Agreement shall be applied as Available Funds on such Payment Date pursuant to Section 2.10(b).

Section 2.13Optional Prepayment of Term Loans.
(a)The Borrowers shall have the right, from time to time, to prepay any Term Loans, in whole or in part, (i) with respect to SOFR Term Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice) or (B) written or facsimile notice to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Term Loans, upon written or facsimile notice to the Administrative Agent, received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Term Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in the case of SOFR Term Loans and integral multiples of $100,000 in the case of ABR Term Loans, (B) no prepayment of SOFR Term Loans shall be permitted pursuant to this clause (a) other than on a Payment Date unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of SOFR Term Loans shall result in the aggregate principal amount of the SOFR Term Loans remaining outstanding being less than $1,000,000.
(b)Any prepayments under Section 2.13 shall be applied to prepay on a pro rata basis the remaining Scheduled Principal Amortization Amounts of the Term Loans. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrowers shall provide the Administrative Agent (with a copy to the Collateral Administrator) with payment instructions setting forth the applicable amounts and payees in respect thereof. All prepayments under this Section 2.13 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any), Premiums (if any), and any losses, costs and expenses, as more fully described in Sections 2.15. Term Loans prepaid pursuant to this Section 2.13 may not be reborrowed.
(c)Each notice of prepayment shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and shall be irrevocable and commit the Borrowers to prepay such Term Loan in the amount and on the date stated therein; provided that the Borrowers may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder and such refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
Section 2.14Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)); or
(ii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Term Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any SOFR Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any SOFR Term Loan (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender reasonably determines in good faith that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the SOFR Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrowers as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this clause (b) shall not apply to Taxes.
(c)Solely to the extent arising from a Change in Law, the Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits, additional interest on the unpaid principal amount of each SOFR Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the SOFR Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan Commitment or SOFR Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided that the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) above and the basis for calculating such amount or amounts shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.
(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(f)The Borrowers shall not be required to make payments under this Section 2.14 to any Lender if (i) a claim hereunder arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender generally, (ii) the claim arises out of a voluntary relocation by such Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (iii) such Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.
(g)Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided that any determination by a Lender of amounts owed pursuant to this Section 2.14 to such Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s standard practice.
Section 2.15Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Term Loan other than on a Payment Date (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Term Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment (or reallocation) of any SOFR Term Loan other than on a Payment Date as a result of a request by the Borrowers pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrowers shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment pursuant to Section 2.10(b). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such

Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the applicable rate of interest for such Term Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.
Section 2.16Taxes.
(a)Any and all payments by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any Taxes are required by applicable law to be deducted or withheld from any amounts payable to any Recipient, as determined in good faith by the applicable Withholding Agent, then (i) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings for such Indemnified Taxes (including deductions or withholdings for any Indemnified Taxes applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for any Indemnified Taxes been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)In addition (and without duplication of any payments pursuant to clause (a)), the Borrowers, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Without duplication of amounts payable pursuant to clause (a) or (b), the Borrowers shall, jointly and severally, indemnify each Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by or on behalf of or withheld or deducted from payments owing to such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After an Agent or a Lender, as the case may be, learns of the imposition of Indemnified Taxes, such party will act in good faith to notify the Borrowers promptly of its obligation thereunder. A certificate as to the amount of such payment or liability delivered to the

Borrowers by a Lender, by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Collateral Administrator or the Master Collateral Agent on its own behalf, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.16, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender shall, within ten (10) days after demand therefor, indemnify the Administrative Agent, the Collateral Administrator and the Master Collateral Agent (to the extent the Administrative Agent, the Collateral Administrator or the Master Collateral Agent has not been reimbursed by the Borrowers) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, respectively in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, as applicable, shall be conclusive absent manifest error.
(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any of the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law or requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, such Lender shall not be required to deliver any documentation pursuant to this clause (f) that such Lender is not legally able to deliver.
(g)Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrowers or the Administrative Agent) whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) properly completed and duly executed copies of the applicable IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two (2) properly completed and duly executed copies of the applicable IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)two (2) properly completed and duly executed copies of IRS Form W-8ECI (or any successor form);
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (C) a “controlled foreign corporation” related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which interest payments on the Term Loans are effectively connected (such certificate, a “U.S. Tax Compliance Certificate”) and (y) two (2) properly completed and duly executed copies of the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form);
(iv)to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, two (2) properly completed and duly executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), the applicable IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the Portfolio Interest Exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or
(v)properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, reasonably requested by the Borrowers or the Administrative Agent to permit the Borrowers and the Administrative Agent to determine the withholding or required deduction to be made.

(h)Any Lender that is a U.S. Person shall deliver to the Administrative Agent and the Borrowers, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrowers or the Administrative Agent), two (2) copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding.
(i)If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)If an Agent or a Lender determines, in its sole discretion, reasonably exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by one or more Loan Parties or with respect to which one or more Loan Parties has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the applicable Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Parties under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Parties, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (j), in no event will any Agent or any Lender be required to pay any amount to the Borrowers pursuant to this clause (j) if, and then only to the extent, the payment of such amount would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (j) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.
(k)Each of the Agents shall provide the Borrowers with two (2) properly completed and duly executed copies of, if it is a U.S. Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (i) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (ii) IRS Form

W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrowers.
(l)Each Lender, and each of the Agents, agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(m)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loans and Term Loan Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 2.17Payments Generally; Pro Rata Treatment.
(a)The Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 3:00 p.m. (New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 745 7th Avenue, New York, New York 10019, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly by the Borrowers to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.
(b)Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 8.04, 8.07 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(d)Pro Rata Treatment.
(i)Each payment by the Borrowers in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(ii)Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loans shall be made to the applicable Class or Classes of Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.
Section 2.18Mitigation Obligations; Replacement of Lenders.
(a)If the Borrowers are required to pay any additional amount or indemnification payment to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrowers or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense (other than immaterial costs and expenses) and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, Non-Extending Lender or Non-Consenting Lender then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) prepay such Lender’s outstanding Term Loans (on a non-pro rata basis), or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrowers; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrowers (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter.
Section 2.19Certain Fees. The Borrowers shall, jointly and severally, pay (a) to the Administrative Agent and the Lead Arrangers, the fees to which each is respectively entitled as set forth in the fee letter, dated as of or about the date hereof (the “Administrative Agent Fee Letter”), among the Administrative Agent and the Borrowers, and the fee letter in respect of each Lead Arranger, dated as of or about the date hereof (each, a “Lender Fee Letter”), between such Lead Arranger and the Borrowers, as applicable, and (ii) to the Collateral Administrator and the Master Collateral Agent the fees set forth in the fee letter, dated as of or about the date hereof (the “Collateral Administrator and Master Collateral Agent Fee Letter” and, together with the Administrative Agent Fee Letter and each Lender Fee Letter, the “Fee Letters”), among the Collateral Administrator, the Master Collateral Agent and the Borrowers, in each case at the times set forth therein. Other than the amounts to be paid on the Closing Date, all amounts due and owing pursuant to the Fee Letters shall be subject to the payment priorities set forth in Section 2.10(b).
Section 2.20Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 2.20 and held in trust for the benefit of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, other Secured Party or any Person who has received funds on behalf of a Lender or other Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, other Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 2.20(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 2.20(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or other Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or other Secured Party, to the rights and interests of such Lender or other Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 2.20 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or other Secured Party, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 2.21Premium. Upon the occurrence of an Applicable Trigger Event, the Borrowers agree to pay to the Administrative Agent for the benefit of each Lender that holds an applicable Term Loan:
(a)if such Applicable Trigger Event occurs prior to the six-month anniversary of the Closing Date, 1.0% of the amount prepaid or repaid (or deemed prepaid or repaid); and
(b)if such Applicable Trigger Event occurs on or after the six-month anniversary of the Closing Date, 0.0% of the amount prepaid or repaid (or deemed prepaid or repaid).
Any amounts payable in accordance with this Section 2.21 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Trigger Event, and the Borrowers agree that it is reasonable under the circumstances currently existing. The Loan Parties expressly agree that (i) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in the transaction for such agreement to pay the premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.21 and Sections 2.12 and 2.13, (v) the agreement to pay the premium is a material inducement to the Lenders to make the Term Loans, and (vi) the premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Trigger Event.

THE PREMIUM IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO (OTHER THAN THE COLLATERAL ADMINISTRATOR) EACH ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.
Section 2.22Nature of Fees. Except as otherwise specified in the Fee Letter or the Collateral Administrator and Master Collateral Agent Fee Letter, as applicable, all Fees shall be paid on the dates due, in immediately available funds, (a) to the Administrative Agent, as provided herein and in the Administrative Agent Fee Letter or (b) to the Collateral Administrator or the Master Collateral Agent, as applicable, as provided in the Collateral Administrator and Master Collateral Agent Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.23Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the Escrow Accounts) at any time held and other indebtedness at any time owing by the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (or any of such banking Affiliates) to or for the credit or the account of any Loan Party against any and all of any such overdue amounts owing to such Person under the Loan Documents, irrespective of whether or not the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(d) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent agree promptly to notify the Loan Parties after any such set-off and application made by such Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender, the Administrative Agent, the Master Collateral Agent, the Collateral Custodian and the Collateral Administrator may have upon the occurrence and during the continuance of any Event of Default.

Section 2.24Debt Service Coverage Cure. To the extent that Collections received in the Collection Account with respect to any DSCR Measurement Period are insufficient to satisfy the Debt Service Coverage Ratio Test for such DSCR Measurement Period (the “Shortfall Period”), at any time prior to the related Determination Date the Borrowers may deposit, or cause to be deposited into the Collection Account, funds in an amount necessary to satisfy the Debt Service Coverage Ratio Test for such Shortfall Period (determined as if such deposited funds constitute Collections attributable to such Shortfall Period); provided that (a) deposits made pursuant to this Section 2.24 shall not occur more than five (5) times in the aggregate prior to the Term Loan Maturity Date and no more than two (2) times in any twelve (12) month period, (b) any such amounts received in the Collection Account on or prior to the applicable Determination Date in accordance with this Section 2.24 will be treated as Collections for purposes of the Debt Service Coverage Ratio Test for the Shortfall Period and (c) amounts deposited in the Collection Account after such Determination Date and designated as Cure Amounts by the Borrowers shall be treated as Collections for the Quarterly Reporting Period in which such funds were deposited and shall not be included in the Debt Service Coverage Ratio Test for the Shortfall Period (amounts deposited pursuant to this paragraph being, the “Cure Amounts”).
Section 2.25Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Loan Parties, the Lenders shall be entitled to immediate payment of such Obligations.
Section 2.26Defaulting Lenders.
(a)If at any time any Lender becomes a Defaulting Lender, then the Borrowers may replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender.
(b)Any Lender being replaced pursuant to clause (a) above shall (i) execute and deliver to the Administrative Agent, an Assignment and Acceptance with respect to such Lender’s outstanding Term Loan Commitments and Term Loans, and (ii) deliver any documentation evidencing such Term Loans to the Borrowers or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrowers and such assignee, of the assigning Lender’s outstanding Term Loan Commitments and Term Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Term Loan Commitments and Term Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than a Payment Date), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loan Commitments and Term Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the assigning Lender to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.
(c)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.08.
(d)Any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(f)) the termination of the Term Loan Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:
(i)first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent;
(ii)second, to the payment of the Default Interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them;
(iii)third, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them;
(iv)fourth, to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them;
(v)fifth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders; and
(vi)sixth, after the termination of the Term Loan Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(e)The Borrowers may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Non-Defaulting Lenders thereof), and in such event the provisions of clause (d) of this Section 2.16 will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.
(f)If the Borrowers and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Non-Defaulting Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in clause (d) of this Section 2.16), such Lender shall purchase at par such portions of outstanding Term Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Term Loans on a pro rata basis in accordance with their respective Term Loan Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(g)Notwithstanding anything to the contrary herein, the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.
Section 2.27Incremental Term Loans.
(a)Borrowers Request. The Borrowers may, by written notice to the Administrative Agent from time to time, request an increase to the existing Facility or one or more new term loan facilities (the commitments thereunder, the “Incremental Commitments” and the Term Loans thereunder, the “Incremental Term Loans”) in an amount not less than $25,000,000 individually from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 10.02. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrowers propose that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter notice as agreed to by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations (each provider of the Incremental Commitments referred to herein as an “Incremental Lender”); provided that any existing Lender approached to provide all or a portion of the proposed Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.
(b)Conditions. Any new Incremental Commitments shall become effective as of such Increase Effective Date provided that:
(i)each of the conditions set forth in Section 4.02 shall be satisfied or waived by the Incremental Lenders on or prior to such Increase Effective Date;
(ii)no Default, Event of Default or Early Amortization Event shall have occurred and be continuing or would result from giving effect to the Incremental Commitments on, or the making of any Incremental Term Loans on, such Increase Effective Date;
(iii)either (x) the pro forma Debt Service Coverage Ratio (Senior Debt and Junior Debt) immediately after giving effect to the making of the Incremental Term Loans shall be more than 2.00 to 1.00 or (y) the pro forma LTV Ratio (Senior Debt and Junior Debt) immediately after giving effect to the making of the Incremental Term Loans shall not exceed 62.5%; provided that such pro forma LTV Ratio (Senior Debt and Junior Debt) shall be calculated based on an Appraisal delivered by JetBlue dated no earlier than three (3) calendar months prior to the proposed date of incurrence of the applicable Incremental Term Loans; and
(iv)there is no action, proceeding, or investigation pending or threatened in writing against any Loan Party before any court or administrative agency that has a reasonable likelihood of adverse determination, which determination would reasonably be expected to result in a Material Adverse Effect.
(c)Terms of Incremental Commitments. The terms and provisions of Term Loans made pursuant to any Incremental Commitments shall be as follows:
(i)terms and provisions with respect to interest rates, maturity date and amortization schedule of Incremental Term Loans made pursuant to any Incremental Commitments shall be as agreed upon between the Borrowers and the applicable Lenders providing such Incremental Term Loans (it being understood that the Incremental Term Loans may be part of the Initial Term Loans or any other Class of Term Loans);
(ii)the Weighted Average Life to Maturity of any Term Loans made pursuant to Incremental Commitments shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans;
(iii)the maturity date for such Term Loans shall be on or after the Latest Maturity Date;

(iv)to the extent that the terms and provisions of Incremental Term Loans are not identical to an outstanding Class of Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above), such terms and conditions shall (A) be reasonably acceptable to the Administrative Agent or (B) not be materially more restrictive to the Borrowers (as determined in good faith by Loyalty LP and JetBlue) than the terms of the then-outstanding Term Loans (except for (1) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Incremental Term Loans) and (2) subject to clause (vi), pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that in no event shall such Incremental Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “JetBlue Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of JetBlue other than any SPV Party) except on the same terms as the then-outstanding Term Loans;
(v)such Incremental Term Loans shall not be subject to any Guarantee by any Person other than a Loan Party and shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any such asset is added to the Collateral to secure, and additional guarantees are added for the benefit of, the then-outstanding Term Loans); and
(vi)prior to the six (6) month anniversary of the Closing Date, the All-In Yield applicable to any Incremental Term Loans shall be determined by the Borrowers and the applicable Lenders providing such Incremental Term Loans; provided that if the All-In Yield of any such Incremental Term Loans exceeds the All-In Yield on any then-existing Term Loans (calculated in the same manner and after giving effect to any amendment to interest rate margins applicable to such existing Term Loans after the Closing Date but immediately prior to the time of the making of such Incremental Term Loans) by more than 0.50%, the applicable margins applicable to such existing Term Loans shall be increased to the extent necessary so that the yield on such Term Loans is 0.50% less than the All-In Yield on such Incremental Term Loans (it being agreed that any increase in yield to such existing Term Loans required due to the application of Term SOFR or Alternate Base Rate floor on any Incremental Term Loans shall be effected solely through an increase in (or implementation of, as applicable) any Term SOFR or Alternate Base Rate floor applicable to such existing Term Loans).
The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Incremental Lender making such Incremental Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to any Term Loans made pursuant to Incremental Commitments and this Agreement.
(d)Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Incremental Lender holding such Incremental Commitment shall make an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Commitment.
(e)Equal and Ratable Benefit. The Incremental Term Loans and Incremental Commitments established pursuant to this Section 2.27 shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.
Section 2.28Extension of Term Loans.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”), made from time to time by the Borrowers to all Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, an “Extension”, and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans”, and any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied or waived:
(i)no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders (the “Extension Offer Date”);
(ii)except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Extension Offer), the Term Loan of any Lender that agrees to an Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Term Loans; provided that (A) the permanent repayment of Extended Term Loans after the applicable Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrowers shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans, (B) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans, (C) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (D) Extended Term Loans may have call protection as may be agreed by the Borrowers and the applicable Lenders of such Extended Term Loans, (E) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full in cash, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (F) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five (5) different maturity dates;
(iii)all documentation in respect of such Extension shall be consistent with the foregoing; and
(iv)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.
For the avoidance of doubt, no Lender shall be obligated to accept any Extension Offer.
(b)With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.28, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be a minimum amount reasonably approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.
(c)The consent of the Administrative Agent shall not be required to effectuate any Extension. No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof), as applicable. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.28.
(d)In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.
Section 3.

REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to make Term Loans hereunder, each Loan Party jointly and severally represents and warrants as follows:
Section 3.1Organization and Authority. Each of the Loan Parties (a) is duly organized, formed and registered or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate or limited liability company power and authority to effect the Transactions and (c) has the requisite power and authority and the legal right to own or lease and operate their properties, pledge or grant other security interests over the Collateral and to conduct their business as now or currently proposed to be conducted.
Section 3.2Air Carrier Status. JetBlue is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. JetBlue holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. JetBlue is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). JetBlue possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.
Section 3.3Due Execution. The execution, delivery and performance by the Loan Parties of each of the Transaction Documents to which it is a party:
(a)are within the respective corporate, company or limited liability company powers of such Loan Party, have been duly authorized by all necessary corporate, company or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, memorandum and articles of association, by-laws or limited liability company agreement (or equivalent documentation) of such Loan Party, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by a Loan Party which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on a Loan Party or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property constituting Collateral of a Loan Party other than the Liens granted pursuant to this Agreement or the other Transaction Documents; and
(b)do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) the filings and consents contemplated by the Collateral Documents (including appropriate filings with the U.S. Patent and Trademark Office), (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Transaction Document to which a Loan Party is a party has been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Transaction Documents to which any Loan Party is a party, when delivered hereunder or thereunder, will be a legal, valid and binding obligation of such Loan Party party thereto, enforceable against such Loan Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.4Statements Made.
(a)The written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2023 of JetBlue filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2023, by JetBlue, with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)The Annual Report on Form 10-K of JetBlue most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of JetBlue filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 3.5Financial Statements; Material Adverse Change.
(a)The audited consolidated financial statements of JetBlue and its Subsidiaries for the fiscal year ended December 31, 2023, included in JetBlue’s Annual Report on Form 10-K for 2023 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of JetBlue and its Subsidiaries on a consolidated basis as of such date and for such period.
(b)Except as disclosed in JetBlue’s Annual Report on Form 10-K for 2023 or any subsequent report filed by JetBlue on Form 10-Q or Form 8-K with the SEC, since December 31, 2023, there has been no Material Adverse Change.
Section 3.6Liens. There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.
Section 3.7Use of Proceeds. The proceeds of the Term Loans received on the Closing Date shall be used (a) to fund the Reserve Account, (b) for Loyalty LP to make the JetBlue Intercompany Loan to JetBlue (the proceeds of which may be used by JetBlue and/or its subsidiaries for general corporate purposes), and (c) to pay transaction costs, fees and expenses as contemplated hereby and as referred to in Section 2.19.
Section 3.8Litigation and Compliance with Laws.
(a)Except as disclosed in JetBlue’s Annual Report on Form 10-K for 2023 or any subsequent report filed by JetBlue on Form 10-Q or Form 8-K with the SEC since December 31, 2023, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents, the IP Agreements, the Intercompany Agreements or the Material TrueBlue Agreements or, in any material respect, the rights and remedies of the Agents or the Lenders thereunder or in connection with the Transactions.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.
Section 3.9Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.
(b)No Loan Party is, or after the making of the Term Loans will be, or is required to be, registered as an “investment company” under the 40 Act. Neither the making of any Term Loan, nor the application of the proceeds of any Term Loan or repayment of any Term Loan, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of the 40 Act or any rule, regulation or order of the SEC thereunder.
Section 3.10Ownership of Collateral.
(a)Each Grantor has good title, leasehold, license or rights to use, all Collateral (other than TrueBlue Intellectual Property, which is addressed below in clause (b)) owned or purported to be owned by it that is material to the conduct of the business of such Grantor, in each case free and clear of all Liens other than Permitted Liens.
(a)Except for Intellectual Property and data that is not material, individually or in the aggregate, to the conduct of the business of Loyalty LP, Loyalty LP has good title to all TrueBlue Intellectual Property that is Collateral owned or purported to be owned by it, in each case free and clear of all Liens other than Permitted Liens, subject to the filing of assignments at the applicable intellectual property office for TrueBlue Intellectual Property contributed directly or indirectly to Loyalty LP pursuant to the Contribution Agreements.
Section 3.11Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Master Collateral Agent or the Collateral Administrator, as applicable, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, winding-up, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the execution of Account Control Agreements (if applicable), (c) the appropriate filings with the United States Patent and Trademark Office are made and (d) any notices required pursuant to the Cayman Share Mortgages and the Cayman Security Assignment Deeds have been served pursuant the terms thereof, the Master Collateral Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings, registrations or recordations or upon the taking of the actions described in clauses (a), (b) and (c) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.11).
Section 3.12Payment of Taxes. Each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 3.13Anti-Corruption Laws and Sanctions. JetBlue has implemented and maintains in effect policies and procedures intended to ensure compliance by JetBlue, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and JetBlue and its Subsidiaries are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of JetBlue, any of its Subsidiaries or to the knowledge of JetBlue any of their respective directors or officers is a Sanctioned Person.
Section 3.14Schedule of the TrueBlue Agreements; Sole Intercompany Agreement. Schedule 3.14 sets forth the name of each TrueBlue Agreement, each Significant TrueBlue Agreement and each Material TrueBlue Agreement as of the Closing Date. After giving effect to any agreements, licenses or sublicenses terminated or cancelled on the Closing Date, other than the Intercompany Agreements, the JetBlue Intercompany Note, the Deeds of Undertaking, the Management Agreement and the IP Agreements provided to the Administrative Agent prior to the Closing Date, no Loan Party is party to any material agreement, license or sublicense with any other Loan Party governing the TrueBlue Program.
Section 3.15Representations Regarding the TrueBlue Agreements. With respect to each Material TrueBlue Agreement as of the Closing Date and on the initial date that an agreement is designated as a “Material TrueBlue Agreement” on Schedule 3.14 (solely in respect of such Material TrueBlue Agreement) pursuant to Section 5.16(i):
(a)(i) each Loan Party that is a party to such Material TrueBlue Agreement had full legal capacity to execute and deliver such Material TrueBlue Agreement and (ii) (A) such Material TrueBlue Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and (B) such Material TrueBlue Agreement is not subject to, or the subject of any assertions in respect of, any material litigation, dispute or offset of the applicable Loan Party or its Subsidiaries;
(b)to the knowledge of the Loan Parties, (i) no default by any party thereto exists and (ii) no party thereto is delinquent in payment of any other amounts required to be paid thereunder, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(c)such Material TrueBlue Agreement complies with, and will not violate, any applicable law except as would not reasonably be expected to result in a Material Adverse Effect;
(d)except as disclosed to the Administrative Agent, the Material TrueBlue Agreements permit the Loan Parties to (i) grant a security interest therein granted to the Master Collateral Agent pursuant to the Collateral Documents and (ii) transfer (1) with respect to the Assigned Agreements, the Loan Parties’ right, title and interest therein (but not their obligations thereunder) to Loyalty LP pursuant to the Contribution Agreements and (2) with respect to each other Material TrueBlue Agreement (other than the Intercompany Agreements), the Loan Parties’ rights to receive payments under or with respect to each such Material TrueBlue Agreement and all payments due and to become due thereunder (taking into account Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); and
(e)as of the Closing Date, the Collateral includes substantially all of the cash revenues of the TrueBlue Program.
Section 3.16Compliance with IP Agreements. Each Loan Party is in compliance in all material respects with the terms and conditions of each IP Agreement to which they are a party as of the Closing Date.
Section 3.17Solvency; Fraudulent Conveyance. Both immediately before and immediately after giving effect to the Borrowings on the Closing Date, the fair value of the assets (on a going concern basis) of the Loan Parties (taken as a whole) is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Person in accordance with GAAP) of the Loan Parties (taken as a whole), and the Loan Parties (taken as a whole) are Solvent. No Loan Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature in the ordinary course of business. As of the Closing Date, no Loan Party is contemplating the commencement of insolvency, winding up, bankruptcy, liquidation, restructuring or consolidation proceedings or the appointment of a receiver, liquidator, provisional liquidator, conservator, trustee, restructuring officer (including an interim restructuring officer) or similar official in respect of such Person or any of its assets. No Grantor is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. As of the Closing Date, no liquidation or dissolution of any Loan Party is pending or, to the knowledge of any such Person, threatened. As of the Closing Date, no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Loan Party is pending, or to the knowledge of any such Person, threatened.
Section 3.18TrueBlue Intellectual Property.
(a)Except as would not be reasonably expected to result in a Material Adverse Effect, the Loan Parties have taken commercially reasonable measures to protect the confidentiality of the TrueBlue Customer Data and all Trade Secrets of JetBlue and its Subsidiaries included in the TrueBlue Intellectual Property, as determined in their commercially reasonable business judgment. No material portion of such TrueBlue Customer Data, and no material Trade Secrets have been disclosed by JetBlue or its Subsidiaries to any Person other than (i) pursuant to a written agreement restricting the disclosure and use thereof or (ii) TrueBlue Customer Data disclosed to members in the ordinary course of operating the TrueBlue Program. Except as would not be reasonably expected to result in a Material Adverse Effect, no current or former employee, contractor or consultant of JetBlue or its Affiliates has any right, title or interest in or to any TrueBlue Intellectual Property. All Persons (including any current or former employees, contractors or consultants) who have developed, created, conceived or reduced to practice any material TrueBlue Intellectual Property for JetBlue or any of its Subsidiaries have assigned all right, title and interest in and to all such TrueBlue Intellectual Property pursuant to a valid and enforceable written contract or by operation of law.
(b)Except as would not be reasonably expected to result in a Material Adverse Effect, the Loan Parties have the right to use all of the TrueBlue Intellectual Property used in or necessary to carry on their businesses as currently conducted free and clear of any Liens (other than Permitted Liens).
(c)Except as would not be reasonably expected to result in a Material Adverse Effect, no Software that is TrueBlue Intellectual Property and that any Loan Party owns or uses, is subject to any Open Source License, nor is such Software derived from, or linked, interfaced or integrated with, any Open Source Software in a manner that would result in such Software becoming subject to an Open Source License.
(d)The TrueBlue Intellectual Property that has been contributed to Loyalty LP pursuant to the Contribution Agreements on the Closing Date includes all material Intellectual Property owned by JetBlue and its Subsidiaries that is necessary and required to operate the TrueBlue Program as operated on the Closing Date. As of the Closing Date, after such TrueBlue Intellectual Property has been so contributed, if JetBlue did not have the rights to such TrueBlue Intellectual Property granted to it under the IP Licenses, it (and its Subsidiaries (other than Loyalty LP)) would not be able to operate the TrueBlue Program in a manner materially consistent with the operation of the TrueBlue Program (or any similar Loyalty Program (other than a Permitted Acquisition Loyalty Program)) on the Closing Date.
Section 3.19Privacy and Data Security.
(a)Except as would not be reasonably expected to result in a Material Adverse Effect, each applicable Loan Party maintains commercially reasonable privacy and data security policies. Except as would not be reasonably expected to result in a Material Adverse Effect, during the five (5) year period preceding the date hereof, each applicable Loan Party and each of its Subsidiaries and each of its Third Party Processors have been and, as of the date hereof, is in compliance with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary, and such policies are consistent with the actual practices of such entity, (ii) all Data Protection Laws with respect to Personal Data, including Data Protection Laws anywhere in the United States, the State of California, the Cayman Islands, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.

(b)Except as would not be reasonably expected to result in a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not cause any Loan Party to be in violation or breach of any policy of any Loan Party, law of the United States or European Union or contractual agreement to which any Loan Party is a party, in each case with respect to Personal Data.
Section 4.

CONDITIONS OF LENDING
Section 4.1Conditions Precedent to Closing. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):
(a)Supporting Documents. The Administrative Agent shall have received with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent:
(i)with respect to JetBlue, a certificate of the Secretary of State of the state of JetBlue’s incorporation or formation, dated as of a recent date, as to the good standing of JetBlue and, with respect to each SPV Party, a certificate as to the charter documents on file in the office of such Secretary of State (if applicable) and a certificate of good standing issued by the Registrar of Companies dated as of a recent date in respect of each SPV Party;
(ii)a certificate of the Secretary or an Assistant Secretary (or similar officer) or an Officer, of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, registration or formation and the memorandum and articles of association, by-laws or limited liability company or other operating agreement (as the case may be) (or equivalent constitutional documents) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members (or similar managing body) of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation, registration or formation (or equivalent constitutional documents) of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above (if applicable), and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or similar authorized person of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and
(iii)an Officer’s Certificate from each Loan Party certifying (A) as to the accuracy in all material respects of the representations and warranties made by it contained in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty by its terms is made as of a different specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Transactions), (B) as to the absence of any Early Amortization Event or an Event of Default occurring and continuing on the Closing Date before and after giving effect to the Transactions and (C) such other matters as agreed between the Borrowers and the Administrative Agent.
(b)Term Loan Credit Agreement. Each party hereto (including each Borrower and each Guarantor) shall have duly executed and delivered to the Administrative Agent this Agreement.
(c)Security Agreements. The Loan Parties shall have duly executed and delivered to the Administrative Agent the Security Agreement, the Parent Security Agreement, each Cayman Share Mortgage, each Cayman Security Assignment Deed and each of the IP Security Agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, and all financing statements in form and substance reasonably acceptable to the Administrative Agent as may be required to grant an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions, together with certificates, if any, representing the pledged Equity Interests accompanied by undated stock powers executed in blank to the extent required by the Security Agreement or the Parent Security Agreement.
(d)Collateral Agency and Accounts Agreement. The Borrowers, the Collateral Administrator, the Depositary and the Master Collateral Agent shall have executed the Collateral Agency and Accounts Agreement.
(e)Opinions of Counsel. The Administrative Agent, the Lenders, the Collateral Administrator and the Master Collateral Agent shall have received each of the following, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
(i)a customary written opinion of Eileen McCarthy, General Counsel for JetBlue in respect of JetBlue’s air carrier status;
(ii)a customary written opinion of White & Case LLP, New York counsel to the Loan Parties, including a true contribution opinion and a non-conflict with certain contractual obligations opinion;

(iii)a customary written opinion of Walkers, special Cayman Islands counsel to the Secured Parties, including as to non-consolidation of the SPV Parties and JetBlue;
(iv)a customary written opinion of Appleby (Cayman) Ltd., special Cayman Islands counsel to the Loan Parties, including a true sale opinion and customary Cayman transaction opinions.
(f)Account Control Agreements. The Administrative Agent shall have received fully executed copies of the Account Control Agreements with respect to the Collection Account, the Payment Account and the Reserve Account (if applicable).
(g)Payment of Fees and Expenses. The Borrowers shall have paid to the Agents, the Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Sections 2.19, and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Milbank LLP and Walkers) and the Collateral Administrator, the Collateral Custodian the Master Collateral Agent and the Depositary (including reasonable attorneys’ fees of Seward & Kissel LLP) for which invoices have been presented at least two (2) Business Days prior to the Closing Date, or the Borrowers shall have authorized that such fees and expenses be deducted from the proceeds of the initial funding under the Term Loans.
(h)Lien Searches. The Administrative Agent shall have received copies of (i) UCC, tax and judgment lien searches, in each case as of a recent date that name any Loan Party (and in the case of JetBlue, such searches shall be limited to a start date as of the incorporation date of the SPV Parties) (under their current and any previous names used within the last five years) and in such offices and the states (or other jurisdictions) of formation of such Persons or in which the chief executive office of each such Person is located together with copies of the financing statements (or similar documents) disclosed by such search, and (ii) lien searches of the United States Patent and Trademark Office and United States Copyright Office in respect of the TrueBlue Intellectual Property transferred by JetBlue pursuant to the Contribution Agreements on the Closing Date, in each case of (i) and (ii) accompanied by evidence reasonably satisfactory to the Administrative Agent that (A) in the case of the SPV Parties, the Liens indicated in any such financing statement (or similar document) are in respect of a Permitted Lien and (B) in the case of any other Loan Party, the Liens indicated in any such financing statement (or similar document) with respect to assets that constitute Collateral are in respect of a Permitted Lien.
(i)Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.
(j)Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents executed and delivered on the date hereof or on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.
(k)No Early Amortization Event or Event of Default. Before and after giving effect to the Transactions, no Early Amortization Event or Event of Default shall have occurred and be continuing on the Closing Date.
(l)Patriot Act. The Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information, including a Beneficial Ownership Certification, required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from any Loan Party at least ten (10) days prior to the Closing Date.
(m)Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of JetBlue certifying that the Loan Parties (taken as a whole) are, and will be immediately after giving effect to the Facility, Solvent.
(n)Direction of Payment. JetBlue shall provide confirmation that a Direction of Payment has been delivered to a sufficient number of counterparties under TrueBlue Agreements to cause at least 85% of the TrueBlue Revenues to be directly deposited into the Collection Account.
(o)Contribution Agreements. The Borrowers shall provide copies of executed agreements evidencing the transfer of the Contributed Property, in each case pursuant to Contribution Agreements in form and substance reasonably satisfactory to the Administrative Agent.
(p)Consents. The Administrative Agent shall have received a copy of each of the Barclays Consent and the Mastercard Consent, each duly executed and delivered by each of the parties thereto.
(q)Other Transaction Documents. The Administrative Agent shall have received a copy of each other Transaction Document duly executed and delivered by each of the parties thereto.
(r)Ratings. The Loan Parties shall have obtained ratings for the Initial Term Loans from at least two (2) Rating Agencies.
The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

Section 4.2Conditions Precedent to Each Loan. The obligation of the Lenders to make any Term Loans, including the Term Loans to be made on the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
(a)Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such Borrowing.
(b)Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects on and as of the date such Term Loan is made, before and after giving effect to Borrowing of such Term Loan, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to Borrowing of such Term Loan.
(c)No Early Amortization Event or Event of Default. Before and after giving effect to the Borrowing of such Term Loan on a pro forma basis, no Early Amortization Event or Event of Default shall have occurred and be continuing on the date such Term Loan is made.
The acceptance by the Borrowers of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 4.02 have been satisfied at that time.
Section 4.3Conditions Subsequent.
(a)Any assignment, pursuant to a Contribution Agreement, of TrueBlue Intellectual Property registered in the United States shall be filed in the applicable intellectual property office on or before the date that is thirty (30) days after the Closing Date (as extendable automatically for not more than thirty (30) days without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of a pandemic or other similar events and conditions (e.g., natural disaster), which are outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree. Any assignment, pursuant to a Contribution Agreement, of TrueBlue Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office on or before the date that is one hundred and eighty (180) days after the Closing Date (as extended automatically without further consent to the extent the Borrowers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of applicable law or a pandemic or other similar events and conditions (e.g., natural disaster), which are outside the control of the Borrowers); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.

(b)On or before the date that is six (6) months after the Closing Date, or such later date as agreed by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party), JetBlue shall segregate, compile and host, and thereafter JetBlue shall maintain, current and future TrueBlue Customer Data in a database (the “TrueBlue Customer Database”) separate from the database containing any data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by JetBlue or any of its Subsidiaries (other than the TrueBlue Customer Data); provided that such period may be extended (i) by an additional one (1) month period upon written notice to the Master Collateral Agent and the Administrative Agent by JetBlue certifying that it is diligently taking steps to complete such action and (ii) thereafter to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.
Section 5.

AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Term Loan Commitments remain in effect, the principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:
Section 5.1Financial Statements, Reports, Etc. The Borrowers shall furnish to the Administrative Agent on behalf of the Lenders:
(a)Within (i) ninety (90) days after the end of each fiscal year, JetBlue’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of JetBlue and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, to be audited for JetBlue by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any more qualification or exception as to the scope of such audit, except for (A) any such qualification that is expressed solely with respect to, or expressly resulting solely from, an impending debt maturity within twelve (12) months from the time such opinion is delivered of the Term Loans or the notes or (B) any prospective breach of any financial covenant) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of JetBlue and its Subsidiaries on a consolidated basis in accordance with GAAP (provided, in each case, that the foregoing delivery requirements shall be satisfied if JetBlue shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, via EDGAR or any similar successor system) and (ii) one hundred and eighty (180) days after the end of the fiscal year ending December 31, 2024, and within one hundred and twenty (120) days after the end of each fiscal year ending thereafter, the consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Holdings 1 LP and Holdings 1 GP Co and each of their Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year;

(b)Within (i) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, JetBlue’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of JetBlue and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, each certified by a Responsible Officer of JetBlue as fairly presenting in all material respects the financial condition and results of operations of JetBlue and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes (provided, the foregoing delivery requirement shall be satisfied if JetBlue shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, via EDGAR or any similar successor system), and (ii) ninety (90) days after the end of the fiscal quarter ending September 30, 2024, and thereafter within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Holdings 1 LP and Holdings 1 GP Co and each of their Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year;
(c)Within ninety (90) days after the end of each fiscal year with respect to JetBlue, a certificate of a Responsible Officer of JetBlue certifying that, to the knowledge of such Responsible Officer, no Early Amortization Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Early Amortization Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)On or prior to each Determination Date, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with (i) Section 6.08 as of the last day of the preceding Quarterly Reporting Period, (ii) the Debt Service Coverage Ratio Test in respect of the preceding DSCR Measurement Period and (iii) the LTV Ratio (Senior Debt) not exceeding 62.5%;
(e)On or prior to each Determination Date with respect to each Quarterly Reporting Period, a certificate of a Responsible Officer of JetBlue, (i) setting forth the name of each new Material TrueBlue Agreement entered into as of such date and each of the parties thereto and (ii) verifying that Collections representing 85% of all TrueBlue Revenues for such Quarterly Reporting Period were deposited directly into the Collection Account;
(f)On each Determination Date, deliver a Payment Date Statement to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent. The Administrative Agent may, prior to the related Payment Date, provide notice to the Borrowers, the Collateral Administrator and the Master Collateral Agent of any information contained in the Payment Date Statement that the Administrative Agent believes to be incorrect. If the Administrative Agent provides such a notice, the Borrowers shall use their reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Collateral Administrator prior to the payment of Available Funds on the related Payment Date pursuant to Section 2.10(b), and it is later determined that the information identified by the Administrative Agent as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Borrowers shall remit payment to such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary herein or in any other Loan Document, the Collateral Administrator shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with a Payment Date Statement or notice in respect of the same; it being understood and agreed that the Collateral Administrator shall be entitled to conclusively rely, and shall not be liable for so relying, on the Payment Date Statement last received by it on or prior to each Payment Date and the Collateral Administrator shall have no obligation, responsibility or liability in connection with any payment of the Borrowers pursuant to the immediately preceding sentence;
(g)Promptly upon knowledge thereof by a Responsible Officer of a Borrower, give to the Administrative Agent notice in writing of any Default, Early Amortization Event or Event of Default; and
(h)Subject to any confidentiality restrictions under binding agreements or limitations imposed by applicable law, a notice posted on a password protected website to which the Administrative Agent will have access (or otherwise delivered to the Administrative Agent, including, without limitation, by electronic mail) of (i) any material amendment, restatement, supplement, waiver or other modification to any Material TrueBlue Agreement promptly (but in no case within thirty (30) days) upon the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) any termination, cancellation or expiration received or delivered by a Loan Party with respect to a Material TrueBlue Agreement.
In no event shall the Administrative Agent be entitled to inspect, receive and make copies of materials, (i) except in connection with any enforcement or exercise of remedies, (A) that constitute non-registered TrueBlue Intellectual Property, non-financial Trade Secrets (including the TrueBlue Customer Data) or non-financial proprietary information or (B) in respect of which disclosure to the Administrative Agent, the Master Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (ii) that are subject to attorney client or similar privilege or constitute attorney work product or constitute Excluded Intellectual Property. The Borrowers agree to provide copies of any notices or any deliverables given or received under the Collateral Agency and Accounts Agreement to the Administrative Agent, including any notice or deliverable required to be provided to the Senior Secured Debt Representatives.
Subject to the next succeeding sentence, information required to be delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on a private, restricted website to which the Lenders are given access. Information required to be delivered pursuant to this Section 5.01 by any Loan Party shall be delivered pursuant to Section 10.01. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which Loyalty LP provides written notice to the Administrative Agent that such information has been posted on JetBlue’s general commercial website (to the extent such information has been posted or is available as described in such notice), as such website may be specified by Loyalty LP to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.
Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by a Loan Party as “PUBLIC”, (ii) such notice or communication consists of copies of any Loan Party’s public filings with the SEC or (iii) such notice or communication has been posted on JetBlue’s general commercial website, as such website may be specified by a Borrower to the Administrative Agent from time to time.
Delivery of reports, information and documents to the Collateral Administrator is for informational purposes only, and its receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including any Loan Party’s or any other Person’s compliance with any of its covenants under this Agreement or any other Loan Document. The Collateral Administrator shall have no liability or responsibility for the content, filing or timeliness of any report or other information delivered, filed or posted under or in connection with this Agreement, the other Loan Documents or the transactions contemplated hereunder or thereunder. For the avoidance of doubt, the Collateral Administrator shall have no duty to monitor or access any website of a Loan Party or any other Person referenced herein, shall not have any duty to monitor, determine or inquire as to compliance or performance by any Loan Party or any other Person of its obligations under this Section 5.01 or otherwise and the Collateral Administrator shall not be responsible or liable for any Loan Party’s or any other Person’s non-performance or non-compliance with such obligations.
Section 5.2Taxes. Each Loan Party shall pay all material taxes, assessments and governmental levies before the same shall become more than ninety (90) days delinquent, other than taxes, assessments and levies (a) being contested in good faith by appropriate proceedings and (b) the failure to effect such payment of which could not reasonably be expected to have a Material Adverse Effect.
Section 5.3Stay, Extension and Usury Laws. Each Loan Party covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each Loan Party (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to any Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 5.4Corporate Existence. Each Loan Party shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(a)its corporate or exempted limited partnership existence, and the corporate, exempted limited partnership or other existence of each of its Subsidiaries that are SPV Parties, in accordance with the respective organizational documents (as the same may be amended, supplemented, modified or amended and restated from time to time) of such Loan Party or any such Subsidiary that is a SPV Party; and
(b)the rights (charter and statutory) and material franchises of such Loan Party; provided, however, that any such Loan Party that is not an SPV Party shall not be required to preserve any such right or franchise, or the corporate, partnership, exempted limited partnership or other existence of it or any of its Subsidiaries (other than the SPV Parties), if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of JetBlue and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.
For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.10.
Section 5.5Compliance with Laws. Each Loan Party shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. JetBlue shall maintain in effect policies and procedures intended to ensure compliance by JetBlue, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.6Contribution of TrueBlue Intellectual Property.
(a)JetBlue shall contribute the TrueBlue Intellectual Property to Loyalty LP pursuant to the Contribution Agreements from time to time so that at all times JetBlue and its Subsidiaries (other than Loyalty LP) would not be able to operate the TrueBlue Program in a manner materially consistent with the operation of the TrueBlue Program at such time, or any other similar airline loyalty program (other than a Permitted Acquisition Loyalty Program), without the rights granted to JetBlue with respect to such TrueBlue Intellectual Property under the IP Licenses.
(b)JetBlue shall contribute TrueBlue Intellectual Property to Loyalty LP pursuant to the applicable Contribution Agreements from time to time so that at all times Loyalty LP is the owner of all TrueBlue Intellectual Property necessary and required to operate the TrueBlue Program in a manner materially consistent with the operation of the TrueBlue Program at such time.
Section 5.7Special Purpose Entity. Other than as required or permitted by the Transaction Documents or the TrueBlue Agreements, the SPV Parties have not and shall not:
(a)engage in any business or activity other than (i) the purchase, receipt, management and sale of Collateral, Excluded Property and all matters and property incidental thereto; provided that in no event shall any SPV Party purchase, receive, manage or sell real property, (ii) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (iii) the entry into and the performance under the Transaction Documents and TrueBlue Agreements to which it is a party and (iv) such other activities as are incidental thereto;
(b)acquire or own any material assets other than (i) the Collateral and Excluded Property; provided that in no event shall any SPV Party acquire or own real property or (ii) incidental property as may be necessary or desirable for the operation of any SPV Party and the performance of its obligations under the Transaction Documents and TrueBlue Agreements to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents;
(c)except as permitted by this Agreement (i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or (ii) change its legal structure or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Discharge of Senior Secured Debt Obligations;
(d)except as otherwise permitted under clause (c) of this Section 5.07, fail to preserve its existence as an entity duly incorporated or registered, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or registration;
(e)form, acquire or own any Subsidiary, own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles of association or limited partnership agreement, as the case may be, and the Loan Documents;
(f)except as contemplated in the Senior Secured Debt Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(g)incur any Indebtedness other than (i) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all or a portion of the Term Loans owed to the Lenders and a termination of all the Term Loan Commitments, (ii) any other Priority Lien Debt, (iii) any Junior Lien Debt and (iv) ordinary course contingent obligations under or any terms thereof related to the TrueBlue Agreements (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.) or any Earn and Burn Agreements;
(h)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;
(i)fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(j)enter into any contract or agreement with any Person, except (i) the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (ii) organizational documents (including any applicable Specified

Organization Documents), (iii) the TrueBlue Agreements, Earn and Burn Agreements or other co-branding, partnering or similar agreements (iv) intercompany agreements for loans from Loyalty LP to JetBlue permitted under Section 6.01, (v) other contracts or agreements that (A) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person, (B) contain non-recourse covenants with respect to such SPV Party consistent with the provisions set forth in this Agreement and (C) contain non-petition covenants with respect to such SPV Party consistent with the provisions set forth in this Agreement (provided that the preceding clauses (A) and (B) shall not apply with respect to TrueBlue Agreements and Earn and Burn Agreements entered into after the Closing Date);
(k)seek its dissolution or winding up in whole or in part;
(l)fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of any SPV Party, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;
(m)except pursuant to the Transaction Documents and TrueBlue Agreements, the Priority Lien Debt Documents and the Junior Lien Debt Documents guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;
(n)fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents or TrueBlue Agreements));
(o)fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents and TrueBlue Agreements), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(p)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided that the SPV Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the SPV Parties from such Person and to indicate that the SPV Parties’ assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents and (ii) such assets shall also be listed on the SPV Parties’ own separate balance sheet (in each case, subject to clause (x) below);

(q)fail to pay its own separate liabilities and expenses only out of its own funds (other than as contemplated under any Transaction Document or Priority Lien Debt Document) or the Collection Account;
(r)maintain, hire or employ any individuals as employees;
(s)acquire the obligations or securities issued by its Affiliates or members (other than (i) any equity interests of another SPV Party that is a Subsidiary of such SPV Party or (ii) intercompany loans permitted under Section 6.01);
(t)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(u)pledge its assets to secure the obligations of any other Person other than pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents;
(v)fail to have such Independent Directors as are required pursuant to Section 5.08;
(w)(i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization, restructuring, liquidation (including provisional liquidation), winding up or relief under any applicable federal, state or other law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, restructuring officer, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for any SPV Party, (v) make any general assignment for the benefit of any SPV Party’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due or (vii) take any corporate action to approve any of the foregoing; or
(x)fail to file its own tax returns separate from those of any other Person, except to the extent that any SPV Party is treated as a disregarded entity for U.S. federal, state, local and/or foreign income tax purposes, as applicable.
Section 5.8SPV Party Independent Directors. No GP Co shall fail for five (5) consecutive Business Days to have the Required Number of Independent Directors. Each GP Co agrees that no vote for a “Material Action” (as defined in the Specified Organization Documents of any SPV Party) shall be held unless such GP Co has the Required Number of Independent Directors at such time, all of the Required Number of Independent Directors are present for such vote and the affirmative vote of all Independent Directors is required for such GP Co to take such “Material Action” on behalf of itself or on behalf of any other applicable SPV Party for which it is a general partner.
Section 5.9Regulatory Matters; Citizenship; Utilization; Collateral Requirements. JetBlue shall:

(a)maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;
(b)be a United States Citizen; and
(c)maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time.
Section 5.10Collateral Ownership. Subject to the provisions described (including the actions permitted) under Section 6, each Grantor shall continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 5.11Insurance.
(a)Each Loan Party shall maintain insurance or self-insurance as may be required by law.
Section 5.12Guarantors; Grantors; Collateral.
(a)The Borrowers shall take, and cause each Guarantor to take, such actions as are necessary in order to ensure that the obligations of the Loan Parties hereunder and under the other Loan Documents are guaranteed by all Guarantors.
(b)The Borrowers shall, in each case at their own expense, (i) cause each of Holdings 1 LP, Holdings 2 LP and each GP Co to become a Grantor and to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Secured Parties in substantially all of its assets (other than Excluded Property), subject to and in accordance with the terms, conditions and provisions of the Loan Documents (it being understood that only JetBlue, Loyalty LP, Holdings 1 LP, Holdings 2 LP and each GP Co shall be required to become Grantors and pledge their respective Collateral) and (ii) promptly execute and deliver (or cause such Grantor to execute and deliver) to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 6.06 and the filing of UCC financing statements, as applicable) in favor of the Collateral Administrator or the Master Collateral Agent, as applicable, for the benefit of the Secured Parties on such assets of any Grantor to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Administrative Agent or the Master Collateral Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens.

Section 5.13Access to Books and Records. The Borrowers shall maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrowers and provide the Administrative Agent, Master Collateral Agent and their respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable, and excluding the TrueBlue Agreements), as well as any Appraisals of the Collateral, during regular business hours, in order that the Administrative Agent and the Master Collateral Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one (1) time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent, the Master Collateral Agent and their respective representatives and advisors to confer with the officers of JetBlue and representatives (provided that JetBlue shall be given the right to participate in such discussions with such representatives) of JetBlue, all for the purpose of verifying the accuracy of the various reports delivered by the Borrowers to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent, the Master Collateral Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority. None of JetBlue or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Section 5.13, (a) except in connection with any enforcement or exercise of remedies, (i) that constitutes non-registered TrueBlue Intellectual Property, non-financial Trade Secrets (including the TrueBlue Customer Data) or non-financial proprietary information, including the TrueBlue Agreements, or (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective designees or representatives) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), or (b) that is subject to attorney-client or similar privilege or constitutes attorney work product or constitutes Excluded Intellectual Property.
Section 5.14Further Assurances. In each case, subject to the terms, conditions and limitations in the Loan Documents, each Loan Party shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Master Collateral Agent or the Collateral Administrator may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, in each case to the extent required under this Agreement or the Collateral Documents.
Section 5.15Maintenance of Rating. The Loan Parties shall use commercially reasonable efforts to cause the Term Loans to be continuously rated by two (2) of the Rating Agencies that initially rated the Term Loans, provided that the Loan Parties shall not be required to obtain any specific rating from such Rating Agencies. The Loan Parties shall make commercially reasonable efforts to provide such Rating Agencies (at JetBlue’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any Loan Party’s contractual (including all confidentiality obligations set forth in the TrueBlue Agreements) or legal obligations; provided that the Loan Parties’ failure to obtain or otherwise maintain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.
Section 5.16TrueBlue Program; TrueBlue Agreements.
(a)The Loan Parties (as applicable) agree to honor Points according to the policies and procedures of the TrueBlue Program except to the extent that would not reasonably be expected to cause a Payment Material Adverse Effect.
(b)Each Loan Party shall take any action permitted under the TrueBlue Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the TrueBlue Agreements, (ii) perform its obligations under the TrueBlue Agreements and (iii) cause the applicable counterparties to perform their obligations under the related TrueBlue Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Loan Parties in accordance with the terms thereof, in each case except to the extent that would not reasonably be expected to cause a Payment Material Adverse Effect.
(c)Neither JetBlue nor Loyalty LP shall substantially reduce the TrueBlue Program business or modify the terms of the TrueBlue Program in any manner that would reasonably be expected to cause a Payment Material Adverse Effect.
(d)JetBlue shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the TrueBlue Program in any manner that would reasonably be expected to cause a Payment Material Adverse Effect.
(e)JetBlue shall not and shall not permit any of its Subsidiaries to establish, create, or operate any Loyalty Program, other than the TrueBlue Program operated by Loyalty LP or a Permitted Acquisition Loyalty Program, unless substantially all (i) such Loyalty Program cash revenues (which excludes, for the avoidance of doubt, airline revenues such as ticket sales and baggage fees), (ii) accounts in which such cash revenue is deposited, (iii) Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of TrueBlue Intellectual Property, substituting references to the TrueBlue Program with references to such other Loyalty Program, subject to JetBlue’s ongoing rights to JetBlue Traveler Related Data), and (iv) material third-party co-branding, partnering or similar agreements related to or entered into in connection with such Loyalty Program and intercompany agreements concerning the operation of such Loyalty Program (together (i) through (iv)) are transferred to and held at Loyalty LP and pledged as Collateral pursuant to the Collateral Documents, subject to Third-Party Rights and Permitted Liens; provided that, for the avoidance of doubt, nothing shall prohibit JetBlue or any of its Subsidiaries from offering and providing discounts or other incentives (other than any Currency) for travel or carriage on JetBlue.
(f)JetBlue shall use commercially reasonable efforts to assign to Loyalty LP all of its rights, title and interest in, to and under (but not its obligations under) each TrueBlue Agreement (other than any Intercompany Agreement) that is in effect on the Closing Date; provided that if JetBlue is unable to assign all of its rights, title and interest in any such TrueBlue Agreement, JetBlue shall assign (1) all of JetBlue’s rights to receive payments under or with respect to such TrueBlue Agreement and all payments due and to become due thereunder, (2) all of JetBlue’s present and future “accounts”, “payment intangibles” and “general intangibles” (as each such term is defined in the UCC in effect from time to time in the State of New York) arising under such TrueBlue Agreement and (3) all of JetBlue’s enforcement rights with respect to such payments and such “accounts”, “payment intangibles” and “general intangibles” under such TrueBlue Agreement (provided, however, that in the case of clauses (2) and (3) such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights shall be assigned only to the extent they are permitted to be assigned pursuant to the terms of such TrueBlue Agreement (or any other agreement between JetBlue and the counterparty to such TrueBlue Agreement) or, if such assignment is not permitted pursuant to the terms of such TrueBlue Agreement (or such other agreement), then to the extent such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights may be assigned notwithstanding the terms of such TrueBlue Agreement pursuant to the applicable provisions of the UCC (including, without limitation, Sections 9-406 and 9-408) of any relevant jurisdiction), to Loyalty LP. The Loan Parties agree that, with respect to each TrueBlue Agreement (other than any Intercompany Agreement) entered into after the Closing Date (i) (1) Loyalty LP shall be party to each TrueBlue Agreement (other than any Intercompany Agreement) that is expected (as determined in Loyalty LP’s commercially reasonable judgment) to generate greater than $2,000,000 in cash revenues during the first twelve (12) months after it becomes effective and (2) JetBlue shall use commercially reasonable efforts to assign to Loyalty LP its rights, title and interest in, to and under each other TrueBlue Agreement (but not its obligations thereunder) entered into after to the Closing Date to which Loyalty LP is not a party (provided that if JetBlue is unable to assign all of its rights, title and interest in any such TrueBlue Agreements, JetBlue shall assign (1) all of JetBlue’s rights to receive payments under or with respect to such TrueBlue Agreement and all payments due and to become due thereunder, (2) all of JetBlue’s present and future “accounts”, “payment intangibles” and “general intangibles” (as each such term is defined in the UCC in effect from time to time in the State of New York) arising under such TrueBlue Agreement and (3) all of JetBlue’s enforcement rights with respect to such payments and such “accounts”, “payment intangibles” and “general intangibles” under such TrueBlue Agreement (provided, however, that in the case of clauses (2) and (3) such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights shall be assigned only to the extent they are permitted to be assigned pursuant to the terms of such TrueBlue Agreement (or any other agreement between JetBlue and the counterparty to such TrueBlue Agreement) or, if such assignment is not permitted pursuant to the terms of such TrueBlue Agreement (or such other agreement), then to the extent such “accounts”, “payment intangibles”, “general intangibles” and enforcement rights may be assigned notwithstanding the terms of such TrueBlue Agreement pursuant to the applicable provisions of the UCC (including, without limitation, Sections 9-406 and 9-408) of any relevant jurisdiction), to Loyalty LP) and (ii) each such TrueBlue Agreement shall (x) (other than a Retained Agreement, if any) provide that payments made by the counterparty thereunder shall be made to Loyalty LP and deposited directly into the Collection Account and (y) permit any Loan Party party thereto (or any Loan Party to whom the right, title and interest in such TrueBlue Agreement has been assigned) to grant a Lien on such TrueBlue Agreement to secure the Obligations.
(g)If any Specified Acquisition Subsidiary that owns or operates a Permitted Acquisition Loyalty Program generates cash revenues for any twelve (12) month period, as calculated on each Determination Date, greater than 15% of the TrueBlue Revenues during such period, each Loan Party agrees to undertake the following promptly after the later of (x) such Determination Date and (y) the date permitted under the Significant TrueBlue Agreements, such Specified Acquisition Subsidiary’s co-branding, partnering or similar agreements and debt obligations (in each case, excluding any restriction or prohibition created in contemplation of the acquisition of such Specified Acquisition Subsidiary or after the consummation thereof) and applicable law:
(i)(A) merge and consolidate the Specified Acquisition Subsidiary’s Loyalty Program into the TrueBlue Program, (B) after consummation of the merger described in clause (A), convert the Currency issued under the Specified Acquisition Subsidiary’s Loyalty Program into Points, and (C) amend or renegotiate the Specified Acquisition Subsidiary’s co-branding, partnering or similar agreements to reflect clauses (A) and (B) to the extent necessary; and
(ii)cause the Permitted Acquisition Loyalty Program’s cash revenues (which excludes airline revenues such as ticket sales and baggage fees), accounts in which such cash revenue is deposited, Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of TrueBlue Intellectual Property, substituting references to the TrueBlue Program with references to such Permitted Acquisition Loyalty Program), and third-party contracts and intercompany agreements related to such Permitted Acquisition Loyalty Program to be transferred and held at Loyalty LP and pledged as Collateral pursuant to the Collateral Documents.
(h)For the avoidance of doubt, (i) until it is merged into or consolidated with the TrueBlue Program, any Permitted Acquisition Loyalty Program shall not be deemed part of the TrueBlue Program, its co-branding, partnering or similar agreements shall not constitute TrueBlue Agreements, and its customer data shall not constitute TrueBlue Customer Data and (ii) following a merger or consolidation of the Specified Acquisition Subsidiary’s Loyalty Program into the TrueBlue Program, (A) the co-branding, partnering or similar agreements related to or entered into in connection with the Specified Acquisition Subsidiary’s Loyalty Program shall become TrueBlue Agreements and (B) to the extent not effected pursuant to such merger or consolidation, JetBlue shall promptly cause such Permitted Acquisition Loyalty Program’s cash revenues (which excludes airline revenues such as ticket sales and baggage fees), accounts in which such cash revenue is deposited, Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of TrueBlue Intellectual Property, substituting references to the TrueBlue Program with references to such other Permitted Acquisition Loyalty Program), third-party contracts and intercompany agreements related to such Permitted Acquisition Loyalty Program and all other assets of such Permitted Acquisition Loyalty Program to be transferred and held at Loyalty LP and be pledged as Collateral pursuant to the Collateral Documents.
(i)Loyalty LP shall have the exclusive right to issue Points, including any Points purchased by JetBlue, TrueBlue Program members or any other third parties pursuant to TrueBlue Agreements, Earn and Burn Agreements or otherwise from Loyalty LP, JetBlue or any of its Affiliates, and neither JetBlue nor any of its Affiliates (other than Loyalty LP) shall engage in such activities. JetBlue shall purchase Points from Loyalty LP in order to comply with its obligations under the TrueBlue Agreements and the Earn and Burn Agreements and shall not purchase or otherwise acquire Points from any other Person. Loyalty LP shall issue Points purchased by JetBlue in accordance with the Intercompany Agreements.
Section 5.17Reserve Account.
(a)Loyalty LP shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of Loyalty LP, for the purpose of holding a minimum balance of not less than the Reserve Account Required Balance (such account, the “Reserve Account”). The Reserve Account shall be subject at all times to an Account Control Agreement. So long as the Collateral Custodian has not been notified by the Administrative Agent or any Borrower that an Event of Default exists and is continuing, then the Collateral Custodian shall, at the written direction of either Borrower from time to time cause the funds held in the Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by such Borrower (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent (or for determining whether any investment made qualifies under the definition of “Cash Equivalent”), (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 5.17 or the failure of a Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Following the Collateral Custodian’s receipt of written notice from the Administrative Agent or from a Borrower that an Event of Default has occurred and is continuing, the Collateral Administrator shall, unless directed by the Administrative Agent, cease making or renewing such Investments, and the funds held in the Reserve Account shall remain uninvested for so long as such Event of Default is continuing. The Collateral Custodian shall not have any obligation to invest or reinvest the funds held in the Reserve Account on any day to the extent that the Collateral Custodian has not received investment instruction on or prior to 11:00 a.m. (New York City time) on such day. Notwithstanding anything else in this Agreement to the contrary, in no event shall any Borrower direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Collateral Administrator or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Collateral Administrator or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Collateral Administrator, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Administrator’s or the Collateral Custodian’s economic self-interest for (A) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (B) using affiliates to effect transactions in certain investments and (C) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Reserve Account, subject to release as permitted by this Agreement. All investments in such Cash Equivalents shall be at the risk of Loyalty LP. All income from Cash Equivalents in the Reserve Account shall be taxable to Loyalty LP (or its regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to each of the Borrowers, as required, Form 1099 or other appropriate U.S. federal tax forms with respect to such income. JetBlue shall provide the Collateral Custodian with certified tax identification numbers by furnishing an appropriate IRS Form W-9 and such other forms and documents that the Collateral Custodian may reasonably request (and the Collateral Custodian’s obligation to invest amounts in the Reserve Account is conditioned upon receipt thereof by Collateral Custodian from JetBlue). Such forms shall, to the extent necessary, be updated as required by the IRS, and provided to the Collateral Custodian. The Collateral Custodian shall be entitled to rely on an opinion of legal counsel (which may be counsel to JetBlue) in connection with the reporting of any earnings with respect hereto; provided, however, it is understood that the Collateral Custodian shall only be responsible for U.S. federal and state income reporting with respect to income earned on the Reserve Account. In no event shall the Collateral Custodian be liable or responsible for the payment of taxes on any income earned on the Reserve Account. JetBlue shall pay or reimburse the Collateral Custodian upon request for any transfer taxes or other similar taxes relating to the Reserve Account actually incurred in connection herewith and shall indemnify and hold harmless the Collateral Custodian in respect of any amounts that the Collateral Custodian has paid in the way of such taxes. The Collateral Custodian does not have any interest in the funds held in the Reserve Account deposited hereunder but is serving as bank and securities intermediary only and having only possession thereof. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Collateral Custodian.
(b)As security for the prompt payment or performance in full when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations, Loyalty LP hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of Loyalty LP’s right, title and interest in and to the Reserve Account, (i) all funds held in the Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (ii) all Investments from time to time of amounts in the Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Reserve Account, and (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Reserve Account.

(c)The Borrowers hereby acknowledge and agree that: (i) the Collateral Administrator shall be the only Person that has a right to withdraw funds from the Reserve Account and (ii) the funds on deposit in the Reserve Account shall at all times continue to be Collateral security for the benefit of the Secured Parties and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.
(d)If, on any Determination Date, the amount on deposit in the Reserve Account would exceed the then applicable Reserve Account Required Balance for the related Payment Date, Loyalty LP shall be entitled to request the Collateral Administrator by notice in writing (which may be the Payment Date Statement) to transfer such excess amounts in the Reserve Account to the Payment Account as soon as practicable. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such excess amounts from the Reserve Account to the Payment Account.
(e)If, on any Determination Date, Available Funds for the related Payment Date will not be sufficient to pay in full the amounts due pursuant to clauses (i), (ii) and (iii) of Section 2.10(b) on the related Payment Date, Loyalty LP shall request by notice in writing (which may be the Payment Date Statement) to the Collateral Administrator that the Collateral Administrator, on or prior to the related Payment Date, transfer amounts in the Reserve Account to the Payment Account to the extent necessary so that Available Funds on the related Payment Date will be sufficient to pay such amounts on the related Payment Date. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such amounts from the Reserve Account to the Payment Account.
(f)Loyalty LP will at all times maintain a minimum balance of not less than the Reserve Account Required Balance in the Reserve Account (for the avoidance of doubt, except to the extent a lesser balance is maintained during the period from (and including) any Allocation Date to the time at which funds are distributed in accordance with Section 2.10(b) on the related Payment Date as a result of funds being remitted from the Reserve Account to the Payment Account in accordance with the Loan Documents).
(g)If, at any time, the Reserve Account shall no longer be an Eligible Deposit Account, Loyalty LP shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, if requested by the Administrative Agent, within thirty (30) days (as may be extended by the Administrative Agent), move the Reserve Account to a new depository institution in accordance with Section 8.05(d).
Section 5.18Payment Account.
(a)Loyalty LP shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of Loyalty LP, for the purpose of holding amounts allocated to the Term Loans pursuant to the Collateral Agency and Accounts Agreement and the terms hereof (such account, the “Payment Account”). The Payment Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the Payment Account shall be uninvested.

(b)As security for the prompt payment or performance in full when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations, Loyalty LP hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of Loyalty LP’s right, title and interest in and to (i) the Payment Account, (ii) all funds held in the Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Payment Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Payment Account.
(c)Each Loan Party hereby acknowledges and agrees that: (i) at all times, the Collateral Administrator (or the Collateral Custodian at the direction of the Collateral Administrator) shall be the only Person that has a right to withdraw funds from the Payment Account and (ii) the funds on deposit in the Payment Account shall at all times continue to be Collateral security for all of the Obligations and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.
(d)If, at any time, the Payment Account shall no longer be an Eligible Deposit Account, Loyalty LP shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, if requested by the Administrative Agent, within thirty (30) days (as may be extended by the Administrative Agent), move the Payment Account to a new depository institution pursuant to Section 8.05(d).
Section 5.19Collections; Releases from Collection Account.
(a)JetBlue and Loyalty LP shall instruct and use commercially reasonable efforts to cause sufficient counterparties to TrueBlue Agreements to direct payments of Transaction Revenue into the Collection Account such that in any Quarterly Reporting Period, at least 85% of TrueBlue Revenues are deposited directly into the Collection Account.
(b)To the extent any Loan Party or any of their controlled Affiliates receives any payments of Transaction Revenues to an account other than the Collection Account, such Person shall cause such amounts (other than Transaction Revenues from a Retained Agreement, if any) to be deposited into the Collection Account within three (3) Business Days after receipt and identification thereof.
(c)JetBlue and Holdings 2 LP shall make, and Loyalty LP shall ensure that, all Transaction Revenues (other than Transaction Revenues from a Retained Agreement, if any) are made directly into the Collection Account.
Section 5.20Mandatory Prepayments. To the extent not applied in accordance with Section 2.12, the Borrowers shall cause an amount equal to the Net Proceeds from all transactions that result in mandatory prepayments pursuant to the terms of Section 2.12 to be deposited promptly into the Collection Account, which amounts shall be applied in accordance with the terms of Section 2.10(b).
Section 5.21Privacy and Data Security.  Each applicable Borrower or Guarantor shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Loan Party shall comply, and shall cause each of its Subsidiaries and each of its Third-Party Processors to be in compliance, with (a) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary and such policies are consistent with the actual practices of such entity, (b) all Data Protection Laws with respect to Personal Data, including Data Protection Laws anywhere in the United States, the State of California, the Cayman Islands, the United Kingdom and the European Union and (c) its contractual commitments and obligations regarding Personal Data.
Section 5.22Appraisals.    The Borrowers shall be required to deliver an Appraisal of the value of the Collateral to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent on an annual basis. The Borrowers shall deliver such Appraisal within thirty (30) days following the end of the second quarter of each year. The Borrowers may also elect (at their sole discretion) to deliver an Appraisal to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent on any other date on which no Appraisal was required (which Appraisal shall be as of a date no earlier than thirty (30) days prior to such delivery). The value of the Collateral determined in the most recently delivered Appraisal will be used to test the LTV Ratio on the next Determination Date, using, if applicable, the mid-point of the range of the value of the Collateral set forth in the conclusions of such Appraisal. All Appraisals delivered to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent must be performed by an Approved Appraisal Firm.
Section 6.

NEGATIVE COVENANTS
From the date hereof and for so long as the Term Loan Commitments remain in effect or principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:
Section 6.1Restricted Payments. The SPV Parties shall not, directly or indirectly:
(a)declare or pay any dividend or make any other payment or distribution on account of any SPV Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) or to the direct or indirect holders of any SPV Party’s Equity Interests in their capacity as such;
(b)purchase, redeem or otherwise acquire or retire for value any Equity Interests of any SPV Party; or

(c)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness other than the Priority Lien Debt or Junior Lien Debt; or
(d)make any Restricted Investment,
(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), other than solely with respect to:
(i)Restricted Payments (including the making of any intercompany loans, any payments in respect of intercompany debt or Junior Lien Debt) with amounts released to the SPV Issuers and/or JetBlue under Section 2.10(b)(x) of this Agreement or pursuant to Section 2.11 of the Collateral Agency and Accounts Agreement; and
(ii)the making of the JetBlue Intercompany Loan on the Closing Date;
provided that notwithstanding anything to the contrary in this Agreement, other than funds released to Loyalty LP pursuant to clause (vi) of the priority of payments in Section 7.01, no SPV Party shall be permitted to make any Restricted Payment at any time when an Event of Default has occurred and is continuing.
Section 6.2Incurrence of Indebtedness and Issuance of Preferred Stock. The SPV Parties shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness other than the following (and JetBlue shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness with respect to any Pre-paid Points Purchase other than as set forth in clause (b) below):
(a)Junior Lien Debt; provided that (i) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance or incurrence of such Junior Lien Debt, (ii) either (A) the pro forma Debt Service Coverage Ratio (Senior Debt and Junior Debt) immediately after giving effect to the issuance or incurrence of such Junior Lien Debt shall be more than 2.00:1.00, or (B) the pro forma LTV Ratio (Senior Debt and Junior Debt) immediately after giving effect to the issuance or incurrence of such Junior Lien Debt shall not exceed 62.5% (provided that such pro forma LTV Ratio shall be calculated based on an Appraisal delivered by JetBlue dated no earlier than three (3) calendar months prior to the proposed date of issuance or incurrence of such Junior Lien Debt) and (iv) such Junior Lien Debt shall not be incurred by or subject to a guarantee by any Subsidiary of JetBlue (other than any SPV Party);
(b)Any Pre-paid Points Purchases made after the Closing Date in an aggregate amount not to exceed $400,000,000 during any fiscal year, so long as (i) such sale is non-refundable and non-recourse (other than with respect to any obligations by Loyalty LP to issue Points and fulfill any related redemptions, in accordance with the JetBlue Intercompany Agreement) to the SPV Parties, (ii) such Pre-Paid Points are purchased by one or more of the

Guarantors from Loyalty LP pursuant to the applicable Loyalty Program Agreement or directly from Loyalty LP by the counterparty to a Material TrueBlue Program Agreement and the proceeds of such sale are deposited directly into the Collection Account, (iii) the Indebtedness related thereto is (A) unsecured and subordinated to the Obligations pursuant to a Junior Lien Intercreditor Agreement or (B) secured by assets of JetBlue or its Subsidiaries (other than the SPV Parties) that do not constitute Collateral, (iv) no Early Amortization Period or Event of Default is continuing at the time of such sale or would result therefrom and (v) such transaction was entered into after the expiration of all Pre-paid Points Purchases that were effective as of the Closing Date;
(c)Indebtedness represented by (w) the Term Loans incurred and outstanding on the Closing Date under this Agreement, (x) Incremental Term Loans, (y) Qualifying Note Debt and (z) any additional Indebtedness issued in a Capital Markets Offering by the Borrowers or, subject to the conditions below, in any customary bridge loans; provided that:
(i)any such Indebtedness (other than with respect to clauses (A) and (B) below, (x) customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy events of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of debt securities issued under an indenture or Incremental Term Loans, as applicable, permitted under (and subject to the requirements of) clauses (A) and (B) below or Section 2.27, as applicable, (y) Priority Lien Debt permitted under (and subject to the requirements of) clause (b) below) and (z) Replacement Term Loans permitted under (and subject to the requirements of) Section 10.08), (A) shall have a maturity date not earlier than the Latest Maturity Date then in effect, (B) shall have a Weighted Average Life to Maturity thereof no shorter than the remaining Weighted Average Life to Maturity of the notes then outstanding (in the case of additional notes to be issued under the Indenture or debt securities to be issued under an indenture) or the Term Loans then-outstanding (in the case of Indebtedness to be issued under this Agreement), (C) shall not be subject to or benefit from any Guarantee by any Person other than a Borrower or Guarantor and (D) either (x) the pro forma Debt Service Coverage Ratio (Senior Debt and Junior Debt) immediately after giving effect to the issuance or incurrence of such Indebtedness shall be more than 2.00:1.00 or (y) the pro forma LTV Ratio (Senior Debt and Junior Debt) immediately after giving effect to the issuance or incurrence of such Indebtedness shall not exceed 62.5% (provided that such pro forma LTV Ratio shall be calculated based on an Appraisal delivered by JetBlue dated no earlier than three (3) calendar months prior to the proposed date of issuance or incurrence of such Indebtedness);
(ii)in the case of the issuance of any additional Indebtedness issued in a Capital Markets Offering after the initial issuance of the notes under the Indenture, the terms and conditions governing such Indebtedness shall (x) be reasonably acceptable to the Required Debtholders, (y) be customary in the market at such time for similarly situated issuers (as reasonably determined by the Borrowers) or (z) be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrowers) to the investors or holders providing such Indebtedness than those applicable to the notes then outstanding under the Indenture (except to the extent such terms are (A) conformed (or added) in the Indenture and related documents for the benefit of the holders of the notes pursuant to a supplemental indenture subject solely to the reasonable satisfaction of the Borrowers or (B) applicable solely to periods after the latest final maturity date of Qualifying Note Debt existing at the time of such incurrence) and such Indebtedness shall be issued pursuant to the Indenture (or one or more substantially similar indentures); provided that notwithstanding the foregoing, in no event shall such Indebtedness be subject to events of default, mandatory repurchases or prepayments resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “JetBlue Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of JetBlue other than any SPV Party) except on the same terms as the then-outstanding Qualifying Note Debt; and
(iii)no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Indebtedness;
(d)Indebtedness arising from customary indemnification or other similar obligations under the Loan Documents and the other agreements entered into on the Closing Date in connection therewith (or replacements or amendments thereto which are permitted under this Agreement); and
(e)Indebtedness otherwise permitted under Section 6.06.
Section 6.3[Reserved].
Section 6.4Disposition of Collateral.
(a)No Loan Party shall sell or otherwise Dispose of any Collateral (or, in the case of any SPV Party, any of its property or assets (including the Collateral)), including by way of any Sale of a Grantor, except for (i) a Permitted Disposition, (ii) Permitted Pre-paid Points Purchases in an aggregate amount not to exceed $400,000,000 during any fiscal year since the Closing Date (provided that any Borrower shall be permitted to terminate or unwind any Pre-paid Points Purchase that will cause the aggregate amount of Permitted Pre-paid Points Purchases to exceed $400,000,000 during any fiscal year, within thirty (30) days of receipt of a notice of such Default), (iii) a Permitted Holdings 1 LP Minority Stake Sale and (iv) any other sale or Disposition (other than the sale of a Grantor) of assets having a Fair Market Value in an aggregate amount not to exceed $30,000,000 in any fiscal year.
(b)JetBlue shall be permitted after the Closing Date to sell or transfer up to 49% in the aggregate of the LP Interest in Holdings 1 LP so long as at the consummation of such sale or transfer (i) all of the LP Interest in Holdings 1 LP (including those that are the subject of such proposed sale or transfer, and any LP Interest that have been previously sold or transferred) are, prior to or simultaneous with such proposed sale or transfer, pledged as Collateral under the Collateral Documents (pursuant to a Cayman Islands law governed security assignment over limited partnership interests substantially in the form of the Cayman Security Assignment Deeds (with respect to the pledge of the LP Interest thereunder)) and (ii) the purchaser or transferee of such LP Interest agrees to be bound by the terms of the Collateral Agency and Accounts Agreement (a “Permitted Holdings 1 LP Minority Stake Sale”).
Section 6.5[Reserved].
Section 6.6Liens. No Loan Party shall directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral other than Permitted Liens. No SPV Party shall directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets (including the Collateral) other than Permitted Liens.
Section 6.7Business Activities.
(a)JetBlue will not, and will not permit any of its Subsidiaries (other than the SPV Parties or JBTP, LLC) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to JetBlue and its Subsidiaries taken as a whole.
(b)The SPV Parties shall not engage in any business other than Permitted SPV Businesses.
Section 6.8Minimum Liquidity. JetBlue will not permit the aggregate amount of Liquidity to be less than $750,000,000 as at the end of each Quarterly Reporting Period following the Closing Date.
Section 6.9[Reserved].
Section 6.10Merger, Consolidation or Sale of Assets.
(a)JetBlue shall not directly or indirectly: (i) consolidate or merge with or into another Person (whether or not JetBlue is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of JetBlue and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
(1)either:
(A)JetBlue is the surviving corporation; or
(B)the Person formed by or surviving any such consolidation or merger (if other than JetBlue) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than JetBlue) or the Person to which such sale, assignment,

transfer, conveyance or other disposition has been made assumes all the obligations of JetBlue under the Loan Documents pursuant to such amendments, security, intercreditor or other agreements as may be necessary or advisable;
(3)immediately after such transaction, no Early Amortization Event or Event of Default exists; and
(4)JetBlue shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.
In addition, JetBlue will not, directly or indirectly, lease all or substantially all of its and its Subsidiaries’ properties and assets taken as a whole, in one or more related transactions, to any other Person.
(b)Except with respect to the Collateral, clause (a) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among JetBlue and the Guarantors.
(c)Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of JetBlue, in a transaction that is subject to, and that complies with the provisions of, clause (a) above, the successor Person formed by such consolidation or into or with which JetBlue is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to JetBlue shall refer instead to the successor Person), and may exercise every right and power of JetBlue under this Agreement with the same effect as if such successor Person had been named JetBlue herein; provided, however, that JetBlue, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Term Loans except in the case of a sale of all of JetBlue’s assets in a transaction that is subject to, and that complies with the provisions of, clause (a) above. In connection with any transfer under this clause (c), such successor Person shall provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by any Lender.
(d)Notwithstanding anything herein to the contrary, no SPV Party shall: (i) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person.
Section 6.11Use of Proceeds. JetBlue will not use, and will not permit any of its Subsidiaries to use, the proceeds of any Borrowing (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (c) in any manner that would result in the violation of any Sanctions applicable to JetBlue or any of its Subsidiaries.
Section 6.12Direction of Payment. No Loan Party shall revoke, or permit to be revoked, any Direction of Payment.
Section 6.13IP Agreements. The Loan Parties shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof, or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case, without the prior written consent of the Required Lenders, if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided, that (a) termination of any IP Agreement or any amendment to the termination provisions thereof or (b) any amendment to an IP Agreement that (i) materially and adversely affects rights to the TrueBlue Intellectual Property or rights to use the TrueBlue Intellectual Property or in the case of the Contribution Agreements, rights to or rights to use other applicable Collateral, (ii) shortens the scheduled term thereof, (iii) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (iv) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, (v) reduces the frequency of payments thereunder to an SPV Party or permits payments due to an SPV Party thereunder to be deposited to an account other than the Collection Account, (vi) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Administrative Agent or the Master Collateral Agent to consent to amendments, which is covered by the following clause (vii)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (vii) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.
Section 6.14Specified Organization Documents. No Loan Party shall amend, modify or waive any SPV Provision of any Specified Organization Document. No Loan Party shall amend, modify or waive any other provision of any Specified Organization Document in a manner materially adverse to the Lenders.
Section 7.

EVENTS OF DEFAULT AND EARLY AMORTIZATION EVENTS
Section 7.1Events of Default. In the case of the occurrence of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):
(a)any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (i) a Responsible Officer of a

Borrower obtaining knowledge of such default or (ii) receipt by a Borrower of notice from the Administrative Agent of such default; or
(b)default shall have been made in the payment of (i) any principal amount or Premium, if any, on any of the Term Loans when such amount becomes due and payable; (ii) any interest on the Term Loans and such default shall have continued unremedied for more than five (5) Business Days; or (iii) any other amount payable hereunder when due and such default shall have continued unremedied for more than ten (10) Business Days after the earlier of (A) a Responsible Officer of a Borrower obtaining knowledge of such default or (B) receipt by a Borrower of notice from the Administrative Agent of such default; provided that, if any default shall have been made by any Borrower or Guarantor in the due observance or performance of the covenants set in Section 5, it shall not constitute a default under this Section 7.01(b); or
(c)default shall have been made by any Borrower or Guarantor in the due observance or performance of the covenants in Section 5.17, 5.18, 5.19 or 6.08 and such default shall have continued unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of a Borrower obtaining knowledge of such default or (ii) receipt by a Borrower of notice from the Administrative Agent of such default; or
(d)default shall have been made by any Borrower or Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall have continued unremedied or uncured for more than sixty (60) days (or one hundred thirty-five (135) days in the case of the covenants in Section 5.16(c) and (d)) after the earlier of (i) a Responsible Officer of a Borrower obtaining knowledge of such default or (ii) receipt by a Borrower of notice from the Administrative Agent of such default; or
(e)(i) any material provision of any Loan Document to which any Borrower or Guarantor is a party ceases to be a valid and binding obligation of such Loan Party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, (ii) the Lien on any material portion of the Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected (to the extent required hereunder or under such Collateral Documents) Lien having the priorities contemplated thereby (subject to Permitted Liens, and except as permitted by the terms of this Agreement or the Collateral Documents or as a result of the action, delay or inaction of the Administrative Agent) or (iii) the guaranty in Section 9 hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of such guaranty, or any Guarantor shall deny that it has any further liability under such guaranty; provided that, in each case, unless any Loan Party shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Loan Document or material portion of any Collateral or guaranty document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than thirty (30) Business Days after the earlier of (A) a Responsible Officer of a Borrower obtaining knowledge of such default or (B) receipt by a Borrower of notice from the Administrative Agent of such default; or
(f)any SPV Party:
(i)commences a voluntary case or procedure,
(ii)consents to the entry of an order for relief against it in an involuntary case,
(iii)consents to the appointment of a receiver, restructuring officer, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property,
(iv)makes a general assignment for the benefit of its creditors,
(v)admits in writing its inability generally to pay its debts as they become due, or
(vi)proposes or passes a resolution for its voluntary winding up or liquidation; or
(g)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against any SPV Party;
(ii)appoints a receiver, restructuring officer, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any SPV Party or for all or substantially all of the property of any SPV Party;
(iii)commences proceedings for a compromise or arrangement with any SPV Party’s creditors (or class or classes of creditors); or
(iv)orders the liquidation of any SPV Party;
and, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days; or
(h)failure by any Borrower or any Guarantor to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies (and as to which the applicable insurance company has not denied coverage) or by third-party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, vacated, satisfied or stayed for a period of sixty (60) days; or
(i)(i) JetBlue shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall be permitted to cause such Material Indebtedness to become due prior to its scheduled final maturity date, and such ability to cause such Material Indebtedness to become due shall be continuing for a period of more than sixty (60) consecutive days, (ii) JetBlue shall default in the performance of any obligation relating to any Indebtedness outstanding under one or more agreements of JetBlue that results in such Indebtedness coming due prior to its scheduled final maturity date in an aggregate principal amount at any single time unpaid exceeding $150,000,000 or (iii) JetBlue shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of JetBlue, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any single time unpaid exceeding $150,000,000; provided that any such default, acceleration or payment default described in this clause (i) resulting from any JetBlue Bankruptcy Event shall not constitute a default under this clause (i); provided, further, that if any such default shall be waived or cured (as evidenced by a writing from the applicable holder, agent or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon waived or cured; or
(j)(i) any SPV Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permit or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any SPV Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such SPV Party and any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $150,000,000; provided, further, that if any such default shall be waived or cured (as evidenced by a writing from the applicable holder, agent or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon waived or cured; or
(k)a termination of a Plan of any Borrower or Guarantor pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or
(l)(i) an exit from, or a termination or cancellation of, the TrueBlue Program or (ii) any termination, expiration or cancellation of (A) an Intercompany Agreement, (B) the JetBlue Intercompany Loan, (C) any IP Agreement or (D) a Significant TrueBlue Agreement (other than an Intercompany Agreement) for which, solely in the case of clause (D), a Permitted Replacement TrueBlue Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or
(m)any Borrower or any Guarantor makes a Material Modification to a Significant TrueBlue Agreement, any IP Agreement or the JetBlue Intercompany Loan without the prior written consent of the Master Collateral Agent (acting at the direction of the Required Debtholders); or
(n)(i) after the occurrence of a JetBlue Bankruptcy Case, after any of the JetBlue Case Milestones shall cease to be met or complied with, as applicable, or (ii) the occurrence of a JetBlue Bankruptcy Event other than in respect of or during a JetBlue Bankruptcy Case; or
(o)an SPV Party Change of Control; or
(p)(i) failure of (A) any GP Co to maintain the Required Number of Independent Directors for more than five (5) consecutive Business Days, (ii) the removal of any Independent Director of any GP Co without “cause” (as such term is defined in the Specified Organization Documents of such GP Co) or without giving prior written notice to the Administrative Agent, each as required in the Specified Organization Documents of the related entity or (iii) an Independent Director of any GP Co that is not included in the Approved Independent Director List shall be appointed without the consent of the Master Collateral Agent (acting at the direction of the Collateral Controlling Party);
then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by written notice to the Borrowers and the Lenders (with a copy to the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian), take one or more of the following actions, at the same or different times:
A.    terminate forthwith the Term Loan Commitments;
B.    declare the Term Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Term Loans and other Obligations and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding;
C.    set-off amounts in any accounts of any SPV Party (other than accounts pledged to secure other Indebtedness of any Borrower or Guarantor, Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent, the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent or the Depositary (or any of their respective affiliates) and apply such amounts to the obligations of the Borrowers and the Guarantors hereunder and in the Collateral Documents; and
D.    subject to the terms of the Collateral Documents, exercise any and all remedies under the Collateral Documents and under applicable law available to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent and the Lenders.

In case of any event described in clause (f), (g) or (n) of this Section 7.01, the actions and events described in clauses (A) and (B) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and the Guarantors. Subject to the terms of the Collateral Agency and Accounts Agreement, after the occurrence and during the continuance of any Event of Default, any Available Funds and other amounts received, including any amounts realized upon enforcement of any Collateral Documents or any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws including adequate protection and Chapter 11 plan distributions, to the extent received by the Collateral Administrator from the Master Collateral Agent as the Term Loans’ Pro Rata Share thereof shall be applied by the Collateral Administrator, as follows:
(i)    first, (w) to the payment of Cayman Islands governmental fees owing by the SPV Parties, then (x) ratably, to the Master Collateral Agent, the Depositary, the Collateral Administrator and the Collateral Custodian, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Loan Documents, then (y) to the Administrative Agent, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Loan Documents and then (z) ratably the Term Loans’ Pro Rata Share of the amount of fees, expenses and other amounts (including indemnification amounts) due and owing to the Cayman Islands registered office and/or corporate service provider (including the Administrator and Walkers Fiduciary Limited (or its successors) as share trustee) and any Independent Director of any GP Co (in the case of each of clause (w), (x), (y) and (z), to the extent not otherwise paid or provided for or to the extent agreed by such parties with the Borrowers to be paid at a later date);
(ii)    second, to the Administrative Agent, on behalf of the Lenders, in the amount necessary to pay any due and unpaid interest on the Term Loans;
(iii)    third, to the Administrative Agent, on behalf of the Lenders in an amount equal to the amount necessary to pay the outstanding principal balance of the Term Loans in full;
(iv)    fourth, to pay to the Administrative Agent on behalf of the Lenders, any additional Obligations then due and payable, including any Premium;
(v)    fifth, until all Priority Lien Debt is paid in full, to the Master Collateral Agent to be maintained in the Collection Account or distributed in accordance with the Collateral Agency and Accounts Agreement; and
(vi)    sixth, all remaining amounts shall be released to or at the direction of Loyalty LP.

Section 7.2Early Amortization Event. Promptly upon knowledge thereof by a Responsible Officer of a Borrower, the Borrowers shall give to the Administrative Agent notice in writing of an Early Amortization Event.
Section 8.

THE AGENTS
Section 8.1Administration by Agents.
(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Master Collateral Agent to act on its behalf as the Master Collateral Agent under the Collateral Documents and authorizes the Master Collateral Agent to take such actions on its behalf and to exercise such rights, powers, authorities and privileges as are expressly delegated to the Master Collateral Agent by the terms hereof and the other Collateral Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Collateral Administrator to act on its behalf as the Collateral Administrator hereunder and under the Collateral Documents to which it is a party and authorizes the Collateral Administrator to take such actions on its behalf and to exercise such rights, powers, authorities and privileges as are expressly delegated to the Collateral Administrator by the terms hereof and the other Collateral Documents to which it is a party, together with such actions and powers as are reasonably incidental thereto. The Collateral Administrator shall be the Senior Secured Debt Representative (as defined in the Collateral Agency and Accounts Agreement) on behalf of the Lenders and the other Secured Parties and is hereby authorized and directed by the Administrative Agent and the Lenders to appoint the Master Collateral Agent and the Depositary under the Collateral Agency and Accounts Agreement, to act in their respective capacities under the Loan Documents. For any Act of Required Debtholders under the Collateral Agency and Accounts Agreement, the Collateral Administrator shall take instruction from the Administrative Agent (on behalf of the Required Lenders) hereunder (which such instruction shall include a certification by the Administrative Agent as to the aggregate principal amount of the Term Loans represented by such instruction).
(b)Each of the Lenders hereby authorizes the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, as applicable:
(i)to execute (or direct the execution of) any documents or instruments or take any other actions reasonably requested by the Loan Parties to release a Lien granted to the Master Collateral Agent, for the benefit of the Secured Parties, on any asset that is part of the Collateral of the Loan Parties (A) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), (B) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted by the terms of this Agreement or under any other Loan Document to a Person that is not a Loan Party, (C) as to the extent provided in the Collateral Documents, or (D) if approved, authorized or ratified in writing in accordance with Section 10.08;
(ii)to determine that the cost to either Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Master Collateral Agent, for the benefit of the Secured Parties;
(iii)to enter into the other Loan Documents (including any amendments, supplements, reaffirmations and modifications to such Loan Documents in connection with the transactions contemplated by this Agreement) on terms acceptable to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, as applicable, and to perform its respective obligations thereunder;
(iv)to enter into (or direct the entrance into) any Intercreditor Agreement or intercreditor and/or subordination agreements in accordance herewith, including Section 6.06, on terms reasonably acceptable to the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and
(v)to enter into (or direct the entrance into) any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Master Collateral Agent, for the benefit of the Secured Parties, on any assets of Loyalty LP or any other Grantor to secure the Obligations.
(c)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment of Term Loans, or disclosure of confidential information to any Disqualified Lenders.
(d)Except as otherwise provided in Section 8.05, the provisions of this Section 8 are solely for the benefit of the Agents and the Lenders, and the Borrowers shall not have rights as beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(e)Concurrently herewith, the Administrative Agent directs the Master Collateral Agent and the Master Collateral Agent is authorized to enter into the Collateral

Documents and any other related agreements in the form delivered to the Master Collateral Agent. For the avoidance of doubt, all of the Master Collateral Agent’s rights, protections and immunities provided herein shall apply to the Master Collateral Agent for any actions taken or omitted to be taken under the Collateral Documents and any other related agreements in such capacity.
(f)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.
(g)Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any arranger, any syndication agent, any documentation agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger, any syndication agent, any documentation agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.2Rights of Administrative Agent and the Other Agents. If any institution serving as an Agent hereunder is or becomes a Lender, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate of JetBlue as if it were not an Agent hereunder. The rights, privileges, protections, indemnities, immunities and benefits given to the Collateral Administrator are extended to, and shall be enforceable by, (i) the Collateral Administrator in each Loan Document and each other document related hereto to which it is a party and (ii) the entity acting as the Collateral Administrator in each of its capacities hereunder and under the other Loan Documents and any related document whether or not specifically set forth therein.
Section 8.3Liability of Agents.
(a)No Agent shall have any duties or obligations except those expressly set forth herein and in any other applicable Loan Document to which it is a party. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Early Amortization Event or an Event of Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers hereunder or under any other Loan Document, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of JetBlue’s Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its Affiliates in any capacity and (iv) no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. No Agent shall be liable for any action taken or not taken by it (A) with the consent of, or at the request of (i) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or (ii) in the case of the Collateral Administrator or the Master Collateral Agent, the Administrative Agent, or (B) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, the Collateral Administrator or the Master Collateral Agent shall be deemed to have knowledge of any Early Amortization Event, Event of Default or Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Administrator, respectively, by, in the case of the Administrative Agent, any Borrower or a Lender or, in the case of the Collateral Administrator, the Administrative Agent, and neither Administrative Agent nor the Collateral Administrator shall be responsible for, or have any duty to ascertain or inquire into, (A) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or in connection with any other Loan Document (including recalculating or determining, confirming or verifying any calculation or information set forth therein), (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or related document, (D) the legality, validity, enforceability, effectiveness, value, sufficiency or genuineness of this Agreement or any other agreement, instrument or document or any Collateral or security interest, (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein or in any other Loan Document, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent or (F) the properties, books or records of any Borrower. In no event shall any Agent be liable under or in connection with this Agreement or any other Loan Document for indirect, special, incidental, punitive, or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such Agent has been advised of the possibility thereof and regardless of the form of action.
(b)Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may (but shall not be obligated to) rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for JetBlue or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(c)Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities as such Agent. Neither the Master Collateral Agent nor the Collateral Administrator shall be responsible for the acts or omissions of any such sub-agent appointed with due care.
(d)The following additional rights and protections shall be applicable to the Master Collateral Agent and the Collateral Administrator in connection with this Agreement, the other Loan Documents and any related document:
(i)Neither the Master Collateral Agent nor the Collateral Administrator shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.
(ii)Nothing in this Agreement or any other Loan Document shall require the Master Collateral Agent or the Collateral Administrator to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
(iii)Neither the Master Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Administrative Agent or the Lenders, unless the Lenders shall have offered to the Master Collateral Agent or the Collateral Administrator, as

applicable, security or indemnity (satisfactory to the Master Collateral Agent or the Collateral Administrator, as applicable, in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.
(iv)Notwithstanding anything to the contrary herein or in any other Transaction Document, neither Collateral Administrator nor the Master Collateral Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which it is a party, whether or not an original or a copy of such agreement has been provided to the Collateral Administrator or the Master Collateral Agent, as applicable, and shall not be subject to, or bound by, the terms and provisions of any documents to which it is not a party.
(v)In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, each of the Master Collateral Agent and the Collateral Administrator is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Master Collateral Agent or the Collateral Administrator obeys or complies with any such writ, order or decree it shall not be liable to any of the Loan Parties or to any other Person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
(vi)The Master Collateral Agent and the Collateral Administrator shall be entitled to request and receive written instructions from the Administrative Agent and shall have no responsibility or liability to the Lenders for any losses or damages of any nature that may arise from any action taken or not taken by the Master Collateral Agent or the Collateral Administrator in accordance with the written direction of the Administrative Agent.
(vii)The Master Collateral Agent and the Collateral Administrator may request, rely on and act in accordance with Officer’s Certificates and/or opinions of counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such Officer’s Certificates and opinions of counsel.
(viii)If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or any other Loan Document, or the Master Collateral Agent or the Collateral Administrator is in doubt as to the action to be taken hereunder, the Master

Collateral Agent or the Collateral Administrator may, at its option, after sending written notice of the same to the Administrative Agent, refuse to act until such time as it (A) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or otherwise regarding such matter or (B) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Master Collateral Agent or the Collateral Administrator, as applicable, directing delivery of the Collateral or otherwise regarding such matter. The Master Collateral Agent and the Collateral Administrator will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Master Collateral Agent and the Collateral Administrator may file an interpleader action in a state or federal court, and upon the filing thereof, the Master Collateral Agent or the Collateral Administrator will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.
(ix)Neither the Collateral Administrator nor the Master Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics, pandemics or similar health crises; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(x)Neither the Master Collateral Agent nor the Collateral Administrator shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (A) create, preserve, perfect or validate the security interest granted to the Master Collateral Agent or the Collateral Administrator pursuant to this Agreement or any other Loan Document or any related document or (B) enable the Master Collateral Agent or the Collateral Administrator to exercise and enforce its rights under this Agreement or any other Loan Document or any related document with respect to such pledge and security interest.
(xi)Neither the Collateral Administrator nor the Master Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for insuring the

Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except as required by applicable law); nor shall the Master Collateral Agent or the Collateral Administrator have any duty (A) to see to any recording, filing or depositing of any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recordings or filing or depositing or to any rerecording, refiling or redepositing of any thereof or (B) to see to the payment or discharge of any Tax, assessment or other governmental charge or any lien or encumbrance of any kind (except as required by applicable law).
(xii)For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Master Collateral Agent or the Collateral Administrator hereunder (including without limitation in this Section 8) and under the other Loan Documents, phrases such as “satisfactory to the [Master Collateral Agent][Collateral Administrator],” “approved by the [Master Collateral Agent][Collateral Administrator],” “acceptable to the [Master Collateral Agent][Collateral Administrator],” “as determined by the [Master Collateral Agent][Collateral Administrator],” “in the [Master Collateral Agent’s][Collateral Administrator’s] discretion,” “selected by the [Master Collateral Agent][Collateral Administrator],” “elected by the [Master Collateral Agent][Collateral Administrator],” “requested by the [Master Collateral Agent][Collateral Administrator],” and phrases of similar import that authorize or permit the Master Collateral Agent or the Collateral Administrator to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Master Collateral Agent or the Collateral Administrator, as applicable, receiving written direction from the Administrative Agent to take such action or to exercise such rights. The Collateral Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Administrative Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future Lenders.
(e)Anything herein to the contrary notwithstanding, the Lead Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.
Section 8.4Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent and the Depositary) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders or the Agents under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Agents, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Loan Parties and (b) to indemnify and hold harmless the Administrative Agent, the Collateral Administrator, the Collateral Custodian and the Master

Collateral Agent and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment).
Section 8.5Successor Agents.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers (with a copy to the Collateral Administrator, the Collateral Custodian and the Master Collateral Agent). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (provided no Event of Default has occurred and is continuing) of the Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrowers, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. For the avoidance of doubt, whether or not a successor Administrative Agent has been appointed, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice of resignation on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
(b)The Collateral Administrator may at any time resign at any time upon at least thirty (30) days’ prior written notice to the Borrowers and the Administrative Agent; provided that, no resignation of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no Event of Default under Sections 7.01(b), (f), (g), or (o) has occurred and is continuing, the Borrowers) by written instrument, copies of which instrument shall be delivered to the Borrowers, the Master Collateral Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within thirty (30) days after the giving of notice of such resignation, the Collateral Administrator may, at the expense of the Borrowers, petition any court of competent jurisdiction to appoint a successor Collateral Administrator. The Administrative Agent upon at least thirty (30) days’ prior written notice to the Collateral Administrator and the Borrowers, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no Event of Default under Sections 7.01(b), (f), (g), or (o) has occurred and is continuing, the Borrowers). Any such appointment shall be accomplished by written instrument and a copy shall be delivered to the Collateral Administrator and the successor Collateral Administrator, the Borrowers and the Master Collateral Agent. After the Collateral Administrator’s resignation or removal hereunder, the retiring Collateral Administrator shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and the provisions of this Article 8 and Section 10.04 shall continue in effect for the benefit of such retiring Collateral Administrator, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Administrator was acting as the Collateral Administrator.
(c)The Master Collateral Agent may resign, and in any such event shall be replaced, in accordance with the terms of the Collateral Agency and Accounts Agreement.
(d)In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Payment Account and Reserve Account to be Eligible Deposit Accounts, Loyalty LP shall be permitted to and, if requested by the Administrative Agent, shall promptly, and in any event within thirty (30) days (as such deadline may be extended by the Administrative Agent) of (A) a Responsible Officer of JetBlue or Loyalty LP obtaining knowledge of such ratings change or (B) receipt by a Borrower of notice from the Administrative Agent of such ratings change, move the Payment Account and the Reserve Account, as applicable, to a depository institution (i) selected by Loyalty LP that that has the deposit rating necessary for the Payment Account and Reserve Account to be Eligible Deposit Accounts or (ii) that is otherwise approved by the Administrative Agent, and will, to the extent that such depository institution is not the same institution as the Collateral Administrator, cause such depository institution to execute an Account Control Agreement.
(e)Any entity into which any Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any entity to which substantially all of the business of such Agent may be transferred, shall be the Agent under this Agreement without further action.
Section 8.6Independent Lenders. Each Lender acknowledges that no Agent has made any representation or warranty to it, and that no act by any Agent hereafter taken, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, the value of and title to any Collateral, and all applicable laws relating to the transactions contemplated hereby, and made its own credit analysis and decision to enter into this Agreement, and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 8.7Advances and Payments.
(a)On the date of each Term Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with its Term Loan Commitment hereunder. In such event, if a Lender has not in fact made its share of the applicable Term Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the Interest Rate otherwise applicable to such Term Loan. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Term Loan included in such Term Loan and the Borrowers shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrowers, the Administrative Agent shall promptly make a corresponding amount available to the Borrowers.
(b)Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to

Sections 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.10(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
Section 8.8Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against a Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of the Term Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). Each Loan Party expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Term Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by a Loan Party to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation. The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it or (c) any payment made by a Loan Party pursuant to the Fee Letter.
Section 8.9Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any expenses incurred.
Section 8.10Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Agents, and each other Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders and all powers, rights, and remedies under the Senior Secured Debt Documents may be exercised solely by the Master Collateral Agent, in each case to the extent permitted by applicable law and in accordance with the terms hereof, the other Loan Documents and the other Senior Secured Debt Documents, and (b) in the event of a foreclosure by the Master Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Master Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Master Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Master Collateral Agent at such sale or other disposition.
Section 8.11Intercreditor Agreements Govern.
(a)The Administrative Agent and each other Secured Party (i) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (ii) hereby authorizes and instructs the Collateral Administrator to enter into each intercreditor agreement (including each Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (iii) hereby authorizes and instructs the Collateral Administrator to enter into any intercreditor agreement that includes, or to amend any then-existing intercreditor agreement to provide for, the terms described in the definition of “Junior Lien Debt”. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including any Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects. With respect to any reference in this Agreement to another intercreditor agreement, subordination agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrowers’ (or other similar description), Administrative Agent and the Collateral Administrator hereby agree to, and each Secured Party and each Lender hereby directs the Administrative Agent to, negotiate with the Borrowers in good faith and promptly (and in any event not later than ten (10) Business Days following written request by the Borrowers) enter into such other intercreditor or subordination agreement that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned, delayed or denied) upon request by the Borrowers.
(b)Each Lender hereby agrees (i) that all Obligations will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Agency and Accounts

Agreement) at any time granted by any Grantor to the Master Collateral Agent to secure any obligations in respect of any other Series of Senior Secured Debt (as defined in the Collateral Agency and Accounts Agreement), whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Master Collateral Agent for the benefit of all holders of Senior Secured Debt Obligations (as defined in the Collateral Agency and Accounts Agreement) equally and ratably; and (ii) that each Lender is bound by the provisions of the Collateral Agency and Accounts Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and each Lender consents to the terms of the Collateral Agency and Accounts Agreement and the Master Collateral Agent’s performance of, and directing the Master Collateral Agent to perform its obligations under, the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents.
Section 8.12Master Collateral Agent as Beneficiary. Without limitation of the terms of the Collateral Agency and Accounts Agreement, the parties hereto agree that the Master Collateral Agent and the Collateral Custodian are each a third party beneficiary of Sections 8.01, 8.02, 8.03 and 8.04, and any other terms hereof which operate to the benefit of the Master Collateral Agent or the Collateral Custodian, as applicable, with full rights to enforce the same and no such term may be amended, modified or waived in any respect that would be materially adverse to the Master Collateral Agent or Collateral Custodian, as applicable, without its written consent.
Section 8.13Account Control Agreements. Notwithstanding anything herein to the contrary, the parties hereto agree that, if the Collateral Custodian and the Collateral Administrator are the same entity, then Account Control Agreements with respect to the Payment Account and the Reserve Account shall only be required if requested by the Administrative Agent.
Section 9.

GUARANTY
Section 9.1Guaranty.
(a)Each of the Guarantors unconditionally and irrevocably guarantees on a senior basis the due and punctual payment by the Borrowers of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.
(b)To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrowers or any other Guarantor,

and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent, the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Master Collateral Agent or the Collateral Administrator for the Obligations or any of them; (v) the failure of any Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.
(c)To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or a Lender in favor of any Borrower or any other Guarantor, or to any other Person.
(d)To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrowers and of any other Guarantor and any circumstances affecting the ability of the Borrowers to perform under this Agreement.
(e)To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). None of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.
(f)Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.
(g)The Guarantors hereby irrevocably agree that the obligations of each Guarantor hereunder are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Code.

Section 9.2No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Loan Parties hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, netting, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of any Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Loan Party or would otherwise operate as a discharge of such Loan Party as a matter of law.
Section 9.3Continuation and Reinstatement, Etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Secured Party upon the bankruptcy or reorganization of a Borrower or a Guarantor, or otherwise.
Section 9.4Subrogation; Fraudulent Conveyance.
(a)Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary or a Lender hereunder, all rights of such Guarantor against the Borrowers arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrowers relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian and the Lenders and shall forthwith be paid to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Collateral Custodian, the Depositary and the Lenders to be credited and applied to the Obligations, whether matured or unmatured. Each Loan Party hereby agrees that (1) all Indebtedness and other payment obligations owed to JetBlue or any Guarantor by Loyalty LP or any other SPV Party shall be subordinate and junior in right of payment to (and not subject to setoff, netting or recoupment prior to) the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding); provided that, in the case of clause (1) above, so long as no Event of Default shall have occurred and be continuing and neither the Required Lenders nor the Administrative Agent has provided written direction to cease such payments, any payments in respect of such Indebtedness and other payment obligations shall not be prohibited (to the extent not otherwise prohibited under any Loan Document); and (2) all Indebtedness and other payment obligations owed by JetBlue or any Guarantor to Loyalty LP or any other SPV Party shall not be subordinated or junior in right of payment to, and shall rank pari passu with, any other senior unsubordinated indebtedness or payment obligations of JetBlue or such Guarantor, as the case may be (for the avoidance of doubt, except for payment obligations that have priority solely as a matter of law). Notwithstanding anything in this paragraph to the contrary, in no event will setoff or netting apply with respect to amounts due from any Loan Party to Loyalty LP (or any other SPV Party ) pursuant to any Intercompany Agreement, the JetBlue Intercompany Note or any IP Agreement or with respect to funds such Loan Party has received pursuant to any TrueBlue Agreement or any Earn and Burn Agreement.
(b)Each Guarantor, and by its acceptance of this Agreement, the Master Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranties hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Master Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guaranties hereunder at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guaranty not constituting a fraudulent transfer or conveyance.
Section 10.

MISCELLANEOUS
Section 10.1Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:
(i)if to any Loan Party other than the SPV Parties, to it at:
JetBlue Airways Corporation

27-01 Queens Plaza North
Long Island City, NY 11101
Attention: Treasurer
Email: [*]
Fax: [*]
Telephone: [*]

Copy to:
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101
Attention: General Counsel and Corporate Secretary
Fax: [*]

(ii)If to any SPV Party, to it at:
c/o JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101
Attention: Treasurer
Email: [*]
Fax No.: [*]
Telephone No.: [*]

Copy to:
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101
Attention: General Counsel and Corporate Secretary
Fax No.: [*]

(iii)if to the Administrative Agent, to it at:
Barclays Bank PLC
745 Seventh Avenue
New York, NY 10001
Attention: David Brace
Email: [*]
Telephone No.: [*]

(iv)if to the Collateral Administrator or Collateral Custodian, to it at:
Wilmington Trust, National Association
Corporate Trust Administration
1100 North Market Street
Wilmington, DE 19890
Attention: Denise Thomas

Email: [*]
Telephone No.: [*]
Fax No.: [*]
(v)if to any Lender, to it at its address, e-mail or telephone number as set forth in, (A) in the case of each initial Lender, its administrative questionnaire in a form as the Administrative Agent may require and (B) in the case of any other Lender, its Assignment and Acceptance.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided further that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.13(a).
(c)Any party hereto may change its address, telephone number, or e-mail for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 10.2Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.10, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (d) below) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided further that the Master Collateral Agent, Collateral Custodian, and the Depositary shall be express third party beneficiaries of this Agreement.
(b)
(i)Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, and no consent of the Administrative Agent shall be required for an assignment of Term Loans to the Borrowers in accordance with clause (g) below; and
(B)the Borrowers; provided that no consent of the Borrowers shall be required for an assignment (1) if an Event of Default under Section 7.01(b), 7.01(f), 7.01(g) or 7.01(o) has occurred and is continuing, (B) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, or (C) of Term Loans by any of the Lead Arrangers or any of its Affiliates as part of the primary syndication of the Term Loans (as determined by the Lead Arrangers) as previously consented to in writing (including by email) by the Borrowers, in each case so long as such assignee is an Eligible Assignee; provided, further that the Borrowers’ consent to any assignment of Term Loans will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this clause (b);
(ii)Assignments shall be subject to the following additional conditions:
(A)any assignment of any portion of the Term Loan Commitment and Term Loans shall be made to an Eligible Assignee;
(B)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans, the amount of such Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Term Loan or Term Loan Commitment held by the assigning Lender of the same tranche as the assigned portion of the Term Loan or Term Loan Commitment shall not be less than $1,000,000, in each case, unless the Borrowers and the Administrative Agent otherwise consent; provided that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;
(C)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(D)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (except in the case of assignments made by or to Barclays Bank PLC, Goldman Sachs Bank USA or any of their respective affiliates);
(E)the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and
(F)notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrowers shall be subject to the requirements of clause (g) below.
For the purposes of this clause (b), the term “Approved Fund” shall mean with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.
(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(iv)The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender (only with respect to such Lender’s Term Loans), at any reasonable time and from time to time upon reasonable prior notice.
(v)Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its Subsidiaries, or any Person, who upon becoming a Lender, would constitute any of the foregoing Persons in this clause (b)(v).
(vi)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrowers, Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).
(d)Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv) such Participant is not a Defaulting Lender, Disqualified Lender or any Affiliate thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant, to the extent that such Lender participating such interest would be entitled to vote. Subject to Section 10.02(d)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f), 2.16(g), 2.16(h), and 2.16(i) (it being understood that the documentation required under Sections 2.16(f), 2.16(g), 2.16(h), and 2.16(i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Loan Parties and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.16(f), 2.16(g), 2.16(h) and 2.16(i) as though it were a Lender.
(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of any Loan Party; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrowers by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.
(g)Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Borrower and (y) any Borrower may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders in accordance with customary procedures to be mutually agreed between the Borrowers and the Administrative Agent or (2) open market purchases; provided that:
(i)any Term Loans or Term Loan Commitments acquired by any Borrower shall be immediately and automatically retired and cancelled concurrently with the acquisition thereof;
(ii)no assignment of Term Loans to any Borrower may occur while an Event of Default has occurred and is continuing hereunder;
(iii)in connection with each assignment pursuant to this clause (g), none of JetBlue or Loyalty LP purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of material nonpublic information with respect to the Borrowers and their respective Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the auction agent, if applicable);
(iv)in the case of any Term Loans (A) acquired by, or contributed to, any Borrower and (B) cancelled and retired in accordance with this clause (g), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by such Person and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Section 2.10 prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans; and
(v)assignment to any Borrower and cancellation of Term Loans in connection with a Dutch auction or open market purchases shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13.
(h)Disqualified Lenders.
(i)No participation or assignment, shall be made or sold to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment as otherwise contemplated by this Section 10.02, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (A) such assignee shall not retroactively be disqualified from becoming a Lender in respect of the Term Loans it holds or has entered into an agreement to purchase as of such notice and (B) the execution by the Borrowers of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.  Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(ii)If any assignment is made to any Disqualified Lender without the Borrowers’ prior consent in violation of clause (i) above, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest (other than Default Interest), accrued fees and all other amounts (other than principal amounts or premiums) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.02), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified

Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts or premiums) payable to it hereunder and other the other Loan Documents; provided that (x) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in clause (b) above and (y) such assignment does not conflict with applicable laws.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (1) have the right to receive information, reports or other materials provided to the Lenders by the Loan Parties, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).
(iv)The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on a private, restricted website to which the Lenders are given access, including that portion of such website that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
Section 10.3Confidentiality. Each Lender and each Agent agrees to keep any information delivered or made available by (or on behalf of) any Loan Party to it confidential, in accordance with its customary procedures, from anyone other than Persons employed or retained by such Lender, Agent or their respective Affiliates who are or are expected to become engaged in evaluating, approving, structuring, insuring or administering the Term Loans, and who are advised by such Lender or Agent of the confidential nature of such information; provided that nothing herein shall prevent any Lender or Agent from disclosing such information (a) to any of its Affiliates and its and their respective agents, directors and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03), (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement or other confidentiality obligations owed to JetBlue or any of its Subsidiaries, (e) in connection with any litigation to which any Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Senior Secured Debt Document, (g) to such Lender’s or Agent’s legal counsel, independent auditors, accountants and other professional advisors, (h) on a confidential basis to (i) any Rating Agency in connection with rating JetBlue and its Subsidiaries or any Facility, (ii) any direct or indirect provider of credit protection to such Lender or its Affiliates (or its brokers) (other than a Disqualified Lender or any other Person to whom the Borrowers have refused to consent to an assignment) (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03) and (iii) market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders after the Closing Date and in connection with the administration and management of the Facility (provided that such information is limited to the existence of this Agreement and information about the Facility that is customarily shared for facilities of this type), (i) with the prior consent of the Borrowers, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder (other than a Disqualified Lender or any other Person to whom the Borrowers have refused to consent to an assignment) or to any direct or indirect contractual counterparty (or the legal counsel, independent auditors, accountants and other professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this clause (j)), (k) to the extent that such information is received by such Lender or Agent from a third party that is not, to such Lender’s or Agent’s knowledge, subject to confidentiality obligations to a Borrower or any of its Affiliates, (l) to the extent that such information is independently developed by such Lender or Agent and (m) to the extent required, or otherwise contemplated, by this Agreement or any other Senior Secured Debt Document. If any Lender or Agent is in any manner requested or required to disclose any of the information delivered or made available to it by any Loan Party under clauses (b) or (e) above, such Lender or Agent will, to the extent permitted by law, provide the Loan Parties with prompt notice, to the extent reasonable, so that the Loan Parties may seek, at their sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.
Section 10.4Expenses; Indemnity; Damage Waiver.

(a)
(i)The Borrowers shall, jointly and severally, pay or reimburse:
(A)all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lead Arrangers (in the case of legal counsel and other advisors, limited to the reasonable fees, disbursements and other charges of (1) Milbank LLP, counsel to the Administrative Agent, (2) Seward & Kissel LLP, counsel to the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary, (3) one local counsel for the Administrative Agent and one local counsel for the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, and the Depositary collectively, in each material jurisdiction and (4) other advisors that are approved by the Borrowers so long as no Event of Default has occurred and is continuing) associated with the syndication of the credit facility provided herein and the preparation, negotiation, execution, delivery and administration of the Loan Documents and the performance of its duties hereunder and thereunder and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and out-of-pocket, documented expenses of one outside counsel for the Administrative Agent with respect thereto and one outside counsel for the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary collectively, and with respect to advising any Agent as to its rights and remedies under this Agreement or any other Loan Document (and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest);
(B)in connection with any enforcement of the Loan Documents, all reasonable and documented fees and out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lenders (limited to the reasonable fees, disbursements and other charges of (1) in the case of legal counsel, one outside counsel for the Administrative Agent, and one outside counsel for the Lenders, collectively, and one outside counsel for the Master Collateral Agent, the Collateral Custodian and the Collateral Administrator, collectively, and if necessary, regulatory and local counsel in each material jurisdiction and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest and (2) other advisors);
(C)all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Master Collateral Agent, the Collateral Custodian and the Collateral Administrator) incurred by the Administrative Agent, the Master Collateral Agent, the Collateral Custodian and the Collateral Administrator in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or incurred in connection with any release or addition of Collateral after the Closing Date; and
(D)all costs and expenses related to acquiring the ratings of the Term Loans from the Rating Agencies, including any monitoring fees of the Rating Agencies in respect of the rating of the Term Loans.
(ii)All payments or reimbursements pursuant to clause (a)(i) above shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.
(b)The Borrowers shall, jointly and severally, indemnify each Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited in the case of legal fees and expenses, to (i) one (1) outside counsel to each Lead Arranger, each Lender and the Administrative Agent and each Related Party of any of the foregoing Persons, taken as a whole, and (ii) one (1) outside counsel (and, if necessary, one regulatory counsel and one firm of local counsel in each appropriate jurisdiction) to the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, and the Depositary, and each Related Party of any of the foregoing Persons, taken as a whole (and, in each case, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated affected Indemnitees)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Term Loan or the use of the proceeds therefrom, (C) in connection with the foregoing clauses (A) and (B), any Release of Hazardous Materials on or from any property owned or operated by JetBlue or any of its Subsidiaries, or any Environmental Liability related to or asserted against JetBlue or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by JetBlue, its equity holders, affiliates or creditors or any other Person (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (1) have resulted from the gross negligence or willful misconduct of such Indemnitee (or, in the case of the Administrative agent, each Lead Arranger and each Lender, of any Related Party that is a controlled Affiliate of such Indemnitee (a “Controlled Related Party”)), and any such Indemnitee shall repay the Borrowers the amount of any expenses previously reimbursed by the Borrowers in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and, to the extent not repaid by any of them, such Indemnitee’s Controlled Related Parties not a party to this Agreement or (2) arise from disputes solely among the Indemnitees (other than any dispute involving claims by or against any Person in its capacity as an Agent or similar role hereunder) that do not involve an act or omission by JetBlue or any of its Subsidiaries. For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnitee. This clause (b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.
(c)In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrowers under the provisions of any Transaction Document, such Indemnitee shall promptly notify the Borrowers in writing and the Borrowers shall, if requested by such Indemnitee or if any Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing, (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee and (iii) the Indemnitees do not notify the Borrowers in writing that they elect to employ separate counsel at the expense of the Borrowers in accordance with the below. The Borrowers shall not enter into any settlement of any such action or proceeding that (i) admits any Indemnitee’s misconduct, negligence, fault or culpability and (ii) does not include an unconditional release of such Indemnitees from all liability or claims that are the subject matter of such action or proceeding. The failure to so notify the Borrowers shall not affect any obligations the Borrowers may have to such Indemnitee under the Transaction Documents or otherwise other than to the extent that the Borrowers are materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (A) the Borrowers have agreed to pay such fees and expenses, (B) the Borrowers have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitees or (C) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Borrowers and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the

Borrowers, in which case, if the Indemnitees notify the Borrowers in writing that they elect to employ separate counsel at the expense of the Borrowers, the Borrowers shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel for the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in addition to any regulatory counsel and local counsel. The Borrowers shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrowers (which shall not be unreasonably withheld or delayed).
(d)To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Depositary or the Collateral Custodian under clause (a), (b) or (c) above, each Lender severally agrees to pay to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Depositary or the Collateral Custodian such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Depositary or the Collateral Custodian in its capacity as such.
(e)To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that nothing in this clause (e) shall relieve any party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
Section 10.5Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 10.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.6No Waiver. No failure on the part of any Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
Section 10.7Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
Section 10.8Amendments, Etc.
(a)Except as set forth in Sections 2.09 and 2.27 or as otherwise set forth in this Agreement, no modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Account Control Agreement which may be amended in accordance with its terms), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders (or signed by the Administrative Agent with the written consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, amendment or supplement shall without the prior written consent of:
(i)each Lender directly and adversely affected thereby, (A) increase the Term Loan Commitment of such Lender or extend the termination date of the Term Loan Commitment of such Lender (it being understood that a waiver of any Default, Event of Default or mandatory repayment required under this Agreement shall not constitute an increase in or extension of the termination date of the Term Loan Commitment of a Lender), (B) reduce the principal amount or Premium, if any, of any Term Loan, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of Default Interest referred to in Section 2.08), (C) extend any scheduled date for the payment of principal, interest or Fees hereunder or to reduce such percentage of any Fees payable hereunder or extend the scheduled final maturity of the Borrowers’ obligations hereunder or (D) modify such Lender’s ability to vote its obligations pursuant to the Collateral Agency and Accounts Agreement;
(ii)all of the Lenders, (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders to reduce the percentage of principal amount of Term Loans the Lenders required thereunder or (B) release all or substantially all of the Liens granted to the Master Collateral Agent or the Collateral Administrator hereunder or under any other Collateral Document (other than as permitted hereunder or by the terms of the Collateral Documents or the Junior Lien Intercreditor Agreement);
(iii)all of the Lenders, release all or substantially all of the Guarantors;
(iv)the Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans (A) release any of the Collateral (other than as permitted hereunder or under any Collateral Document), (B) release any guarantees in respect of the Term Loans (other than as permitted hereunder or under any Loan Document), (C) to amend, modify or waive Section 6.14, or (D) effect any shortening or subordination of term or reduction in liquidated damages under the JetBlue License;
(v)in connection with an amendment expressly permitted hereunder that addresses solely a repricing transaction in which any Class of Term Loan Commitments and/or Term Loans is refinanced with a replacement Class of Term Loan Commitments and/or Term Loans bearing (or is modified in such a manner such that the resulting Term Loan Commitments and/or Term Loans bear) a lower effective yield, any Lender holding Term Loan Commitments and/or Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced Class of Term Loan Commitments and/or Term Loans or modified Class of Term Loan Commitments and/or Term Loans;
(vi)the applicable Required Class Lenders in connection with an amendment to Section 2.10, Section 2.17 or the last paragraph of Section 7.01 that directly and materially adversely affect the rights of Lenders holding Term Loan Commitments or Term Loans of one Class differently from the rights of Lenders holding Term Loan Commitments or Term Loans of any other Class;
(vii)all Lenders under any Class, change the application of prepayments as among or between Classes under Section 2.12 which is being allocated a lesser repayment or prepayment as a result thereof (it being understood that if additional Classes of Term Loans or additional Term Loans under this

Agreement consented to by the Required Lenders or additional Term Loans permitted hereby are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.12); and
(viii)each Lender directly and adversely affected thereby, reduce the percentage specified in the definition of “Required Lenders” or “Required Class Lenders” or otherwise amend this Section 10.08 in a manner that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent;
provided, further, that (A) any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) or Collateral Administrator (acting at the direction of the Administrative Agent), as applicable, (1) to add assets (or categories of assets) to the Collateral covered by such Collateral Document or (2) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent being or having been sold or transferred to the extent the release thereof is permitted by the Loan Documents and (B) no party shall amend any provision of this Agreement that affects the rights or duties of, any fees, expenses, indemnities or other amounts payable to, or any other provisions expressly for the benefit of, any Agent, in its capacity as such, without the written consent of such Agent.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the other Loan Parties, such Lenders, the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and all future holders of the affected Term Loans. In the case of any waiver, the Borrowers, the other Loan Parties, the Lenders, the Administrative Agent, the Master Collateral Agent and the Collateral Administrator shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
In addition, notwithstanding the foregoing, this Agreement (and, as appropriate, the other Loan Documents) may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrowers and the Lenders providing the relevant Replacement Term Loans as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers (x) to permit the refinancing, replacement or modification of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items)) unless otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of such Refinanced Term Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) or any other then existing Priority Lien Debt at the time of such refinancing, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (c) the maturity date for such Replacement Term Loans shall be on or after the Latest Maturity Date, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (d) after giving effect to the incurrence of such Replacement Term Loans no Event of Default or Early Amortization Event shall have occurred and be continuing and (e) the covenants, events of default and guarantees shall (i) be reasonably acceptable to the Administrative Agent or (ii) not be materially more restrictive to the Borrowers (as determined in good faith by Loyalty LP and JetBlue) than the terms of the Refinanced Term Loans (except for (A) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (B) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms; provided that in no event shall such Replacement Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “JetBlue Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of JetBlue other than any SPV Party) except on the same terms as the then-outstanding Term Loans.
The Lenders hereby irrevocably agree that the Liens granted to the Master Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement and the Collateral Documents (and the Master Collateral Agent shall rely conclusively on a certificate and/or opinion of counsel to that effect provided to it by any Loan Party, including upon its reasonable request without further inquiry), (ii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iii) if the release of such Lien is approved, authorized or ratified in writing by Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans, (iv) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Master Collateral Agent pursuant to the Collateral Documents and (v)

if such assets become Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. The Lenders hereby authorize the Administrative Agent and the Master Collateral Agent, as applicable, to, and the Administrative Agent agrees to, promptly execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrowers to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Loan Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto, and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Master Collateral Agents or add Master Collateral Agents, in each case under (i) and (ii), with the consent of only the Borrowers, the Administrative Agent and in the case of clause (ii), the applicable Master Collateral Agent (acting at the direction of the Collateral Controlling Party).
Notwithstanding anything in this Agreement (including, without limitation, this Section 10.08) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility in accordance with Sections 2.27, this Section 10.08 or Section 2.28, respectively, and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any such incremental facility, refinancing facility or extension facility, including in the case of any such incremental facility to create such facility as a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not be decreasing), the amount of amortization due and payable with regard to any Class of Term Loans); (ii) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent with the consent of the Borrowers, are required to effectuate the foregoing); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian hereunder or under any other Loan Document (which shall include any such amendment or modification to Section 2.10(b)) or under any other Loan Document without its prior written consent; (iii) any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrowers), (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies; and (iv) guarantees, collateral documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion or the Master Collateral Agent (acting at the direction of the Collateral Controlling Party), to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrowers) or to cause such guarantee, collateral or security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything in this Agreement or any Collateral Document to the contrary, (i) the Administrative Agent may, in its sole discretion, direct the Collateral Administrator, in its role as Collateral Controlling Party, to direct the Master Collateral Agent in accordance with the terms of the Collateral Agency and Accounts Agreement and herewith to grant extensions of time for the satisfaction of any of the requirements under Sections 5.12, 5.14, 5.17(g), and 5.18(d) and/or any Collateral Documents in respect of any particular Collateral or any particular Subsidiary and (ii) the Collateral Administrator, as “Collateral Controlling Party” under the Collateral Agency and Accounts Agreement and each Senior Secured Debt Document, hereby agrees to provide instructions to the Master Collateral Agent when directed in writing to do so by the Administrative Agent. The Collateral Administrator shall not be required to exercise any discretionary rights or remedies hereunder or give any consent hereunder unless, subject to the other terms and provisions of this Agreement, it shall have been expressly directed to do so in writing by the Administrative Agent as set forth in the immediately preceding sentence.
(b)Promptly after execution of any amendment or modification to this Agreement, any Collateral Document or any other Loan Document to which the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian is a party, the Borrowers shall provide a copy of such executed amendment or modification to the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian, as applicable.
(c)No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Term Loans held by such Lender. No amendment to this Agreement shall be effective against any Loan Party unless signed by the Borrowers.
(d)Notwithstanding anything to the contrary contained in Section 10.08(a) or elsewhere, (i) in the event that the Borrowers request that (A) this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or all Lenders of a Class or the consent of all Lenders (or all Lenders of a Class) directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders (or at least 50% of the directly and adversely affected Lenders) or Required Class Lenders (or at least 50% of the directly and adversely affected Lenders of such Class) or (B) the maturity of any Class of Term Loans be extended pursuant to Section 2.28, then the Borrowers may (1) replace any applicable non-consenting Lender (each a “Non-Consenting Lender”) or any non-extending Lender (each a “Non-Extending Lender”), as applicable, in accordance with an assignment pursuant to Section 10.02 (and such Non-Consenting Lender or Non-Extending Lender shall reasonably cooperate in effecting such assignment) or (2) repay such Lender on a non pro rata basis; provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this clause (i)) and (y) such Non-Consenting Lender or Non-Extending Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrowers and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Term Loan Commitment and the outstanding Term Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
Section 10.9Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.10Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
Section 10.11Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Early Amortization Event or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16, 8 and 10.04 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments, the termination of this Agreement or any provision hereof, or the resignation or removal of any Agent.

Section 10.12Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic (e.g., “.pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The Collateral Administrator shall not have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and both shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.13USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for purposes of this Section 10.13, “Applicable Law”), each of the Collateral Administrator and the Master Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Master Collateral Agent or the Collateral Administrator. Accordingly, subject to the terms of any binding confidentiality restrictions or limitations imposed by Applicable Law, each of the parties agrees to provide to the Collateral Administrator and the Master Collateral Agent promptly following its reasonable request from time to time such customary and reasonably available identifying information and documentation as may be available for such party in order to enable the Collateral Administrator and the Master Collateral Agent to comply with Applicable Law.
Section 10.14New Value. It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Term Loan hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders to the Borrowers.

Section 10.15WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
Section 10.16No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or their affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrowers, their stockholders or their affiliates, on the other hand. The parties hereto (other than the Collateral Administrator) acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, affiliates, creditors or any other Person. Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
Section 10.17CFC or a FSHCO Provisions. Notwithstanding any term of any Loan Document, no loan or other obligation of any Borrower, under any Loan Document, may be, directly or indirectly (including by application of any payments made by or amounts received or recovered from any CFC or FSHCO):
(a)guaranteed by a CFC or a FSHCO;

(b)secured by any assets of a CFC or FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); or
(c)secured by a pledge or other security interest in excess of 65% of the voting equity interests of any CFC or FSHCO.
Section 10.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
Section 10.19Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each party to this Agreement, each Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement; or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement.
(b)In addition, unless clause (a)(i) above is true with respect to a Lender, such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each party to this Agreement, each Lead Arranger and their respective Affiliates, that, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.21Limited Recourse; Non-Petition. Notwithstanding any other provision of this Agreement or any other document to which it may be a party, the obligations of each SPV Party from time to time and at any time hereunder are limited recourse obligations of such SPV Party and are payable solely from the assets thereof available at such time and amounts derived therefrom and following realization of the assets of such SPV Party, and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Agreement, all obligations of and any remaining claims against such SPV Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator or incorporator of the SPV Parties or their respective successors or assigns for any amounts payable hereunder. Notwithstanding any other provision of this Agreement, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, the SPV Parties any Insolvency or Liquidation Proceeding, or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 10.21 shall preclude, or be deemed to estop, the Lenders or the Agents (a) from taking any action prior to the expiration of the aforementioned period in (i) any case or Insolvency or Liquidation Proceeding voluntarily filed or commenced by any SPV Party or (ii) any involuntary Insolvency or Liquidation Proceeding filed or commenced by any other non-affiliated Person, or (b) from commencing against any SPV Party or any of its property any legal action which is not an Insolvency or Liquidation Proceeding. It is understood that the foregoing provisions of this Section shall not (A) prevent recourse to the assets of the SPV Parties (including the Collateral and sums due or to become due under any security, instrument or agreement which is part of the Collateral) or (B) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of SPV Parties (including the Collateral and sums due or to become due under any security, instrument or agreement which is part of the Collateral) have been realized. It is further understood that the foregoing provisions of this Section shall not limit the right of any Person to name any SPV Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written above.
BORROWERS:

JETBLUE LOYALTY, LP
by its general partner, JetBlue Loyalty, Ltd.

By:    /s/ Melinda Maher
Name: Melinda Maher
Title: Director

JETBLUE AIRWAYS CORPORATION

By:    /s/ Ursula L. Hurley
Name: Ursula L. Hurley
Title: Chief Financial Officer

GUARANTORS:

JETBLUE LOYALTY, LTD.

By:    /s/ Melinda Maher
Name: Melinda Maher
Title: Director

JETBLUE CAYMAN 1, LP
by its general partner, JetBlue Cayman 1, Ltd.

By:    /s/ Melinda Maher
Name: Melinda Maher
Title: Director

JETBLUE CAYMAN 1, LTD.

By:    /s/ Melinda Maher
[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

Name: Melinda Maher
Title: Director

JETBLUE CAYMAN 2, LP
by its general partner, JetBlue Cayman 2, Ltd.

By:    /s/ Melinda Maher
Name: Melinda Maher
Title: Director

JETBLUE CAYMAN 2, LTD.

By:    /s/ Melinda Maher
Name: Melinda Maher
Title: Director

[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

BARCLAYS BANK PLC,
as Administrative Agent

By:    /s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By:    /s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Administrator

By:    /s/ Denise Thomas
Name: Denise Thomas
Title: Assistant Vice President

[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

Annex A – Lenders and Commitments
[Omitted.]